Exhibit 1

2018 Interim Financial Results For the six months ended 31 March 2018

Results announcement to the market ASX Appendix 4D Results for announcement to the market1 Report for the half year ended 31 March 20182 17 May 2018 (New York) 1 This document comprises the Westpac Group 2018 Interim Financial Results, including the Interim Financial Report and is provided to the Australian Securities Exchange under Listing Rule 4.2A. 2 This report should be read in conjunction with the Westpac Group Annual Report 2017 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules. 3 Comprises reported interest income, interest expense and non-interest income. 4 All comparisons are with the reported results for the six months ended 31 March 2017. ii | Westpac Group 2018 Interim Financial Results Announcement Revenue from ordinary activities3,4 ($m)up4%to$11,153 Profit from ordinary activities after tax attributable to equity holders4 ($m)up7%to$4,198 Net profit for the period attributable to equity holders4 ($m)up7%to$4,198 Dividend Distributions (cents per ordinary share) Amount per security Franked amount per security Interim Dividend 94 94 Record date for determining entitlements to the dividend 18 May 2018 (Sydney)

Results announcement to the market Media Release 7 May, 2018 Westpac delivers good quality result Financial highlights First Half 2018 compared to First Half 20171 Westpac Group CEO, Mr Brian Hartzer, said: “This is a good quality result built on consistent performance and a disciplined approach to growth and returns. “Over the past 12 months, we have continued to make progress on our service-led strategy, including adding over 370,000 new customers and making it easier for customers to manage their money. We have invested over $1.3 billion in delivering new services to customers and upgrading the bank’s infrastructure. “Our businesses continue to perform solidly, with the results for the Consumer and Business banks particularly good. All businesses increased core earnings over the prior half. We are pleased that there were no one-offs, making it a clean result,” Mr Hartzer said. Compared to the prior corresponding period, the Consumer Bank delivered cash earnings growth of 12% and revenue growth of 7%, supported by a 6% growth in mortgages. The Business Bank’s 13% increase in cash earnings reflects good growth in the small business segment and a lower impairment charge as credit quality improved. BT Financial Group had a solid performance, with cash earnings increasing 7% due to lower general insurance claims and growth in Private Wealth, funds administration, and insurance premiums. WIB’s cash earnings were 12% lower: While the underlying performance was solid, the prior corresponding period had a strong markets performance which was not repeated. “Including costs associated with the Royal Commission, our operating expenses rose 1% compared to the second half last year, and our cost to income ratio fell to 41.7%. “Our portfolio of businesses and brands means we are well positioned strategically to support customers’ changing financial requirements across our key markets. “We have introduced a number of new digital initiatives that make it easier for customers to manage their money, including PayWear, our ‘wearable’ payment cards, access to finances via Amazon’s virtual assistant Alexa, and 1 Reported on a cash earnings basis unless otherwise stated. For an explanation of cash earnings and reconciliation to reported results refer to Section 1.3 and Section 5, Note 8 of Westpac Group’s 2018 Interim Financial Results Announcement. Westpac Group 2018 Interim Financial Results Announcement | iii • Statutory net profit $4,198 million, up 7% • Cash earnings $4,251 million, up 6% • Cash earnings per share, 125 cents, up 4% • Cash return on equity (ROE) 14.0%, at top end of the 13 – 14% range Westpac is seeking to achieve • Interim fully franked dividend of 94 cents per share, unchanged • Common equity Tier 1 capital ratio 10.5%, in line with APRA’s unquestionably strong benchmark

Results announcement to the market

more convenient wealth management through our wealth system Panorama. Meanwhile our investments in companies such as Uno Home Loans, zipMoney, and Assembly Payments, as well as Reinventure's portfolio of fintech startups, position Westpac to benefit from the rapid technology and data-driven changes in our core markets."

Royal Commission

Noting the importance of the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry, Mr Hartzer said: "We acknowledge the significant customer and community concerns that have been raised by the Royal Commission and recognise that the process provides a critical opportunity to restore customer trust across the sector.

"Westpac is already well advanced in taking steps that will improve customer outcomes. We have been actively seeking out instances where we've got it wrong, and in those cases, putting it right for the customers affected.

"Over the last three years we have reviewed more than 300 products and made over 150 changes to our products, policies, and business practices, including introducing a low rate credit card, removing sales incentives for tellers, and providing an independent advocate for our customers. This work is ongoing and we will continue to make changes to our business based on our reviews and feedback from our customers, our regulators, and the Royal Commission itself."

Strong balance sheet

CET1 capital ratio (%)


8.7
8.8
8.8
10.5
10.0
10.5
Mar-13
Mar-14
Mar-15
Mar-16
Mar-17
Mar-18

- 10.5% CET1 capital ratio, in line with APRA's 'unquestionably strong' benchmark
- Liquidity ratios well above regulatory minimums of 100%:
  - Liquidity coverage ratio 134%
  - Net stable funding ratio 112%

Margins well-managed

Net interest margin (NIM) (%)


NIM
NIM excl. Treasury & Markets
2.14
2.11
2.07
2.10
2.17
2.03
2.04
1.96
2.02
2.05
1H16
2H16
1H17
2H17
1H18

- Net interest margin up 7bps from prior period
- A rise in Treasury & Markets income contributed 4bps to NIM, while margins excluding Treasury & Markets increased 3bps

Expenses ($m)


4,604
125
(131)
22
34
4,654
Up 1%
2H17
Ongoing expenses
Productivity
Investment
Royal Commission
1H18

- Operating expenses increased $50 million or 1% in the half, primarily due to the Group's investment program and higher regulatory and compliance spend, including costs associated with the Royal Commission
- An increase in ongoing expenses in the half was more than offset by productivity savings of $131 million

iv | Westpac Group 2018 Interim Financial Results Announcement

Results announcement to the market were down 5bps over the year 2H17 Westpac Group 2018 Interim Financial Results Announcement | v Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Credit quality • Asset quality remains sound • Stressed assets to total committed exposures (TCE) • Impaired asset provision coverage steady at 46% over the half Stressed assets to TCE (%) Mortgage quality • Mortgage book fundamentally sound • Little change to 90+ day delinquencies over the half • Properties in possession reduced to 398 over the half, out of a portfolio of about 1.6 million loans Australian mortgage portfolio delinquencies (%) 3.0 2.0 1.0 0.0 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Divisional performance – cash earnings Division 1H18 ($m) % change 1H17 % change Highlights (1H18 – 1H17) Consumer Bank 1,717 12 6 Good balance sheet growth (loans up 5%, deposits up 5%), disciplined margin management, and reduced impairment charges Business Bank 1,080 13 3 Core earnings growth of 7% (loans to small and medium enterprises up 5%, 6% rise in deposits) and a 32% decline in impairment charges BT Financial Group 404 7 13 Cash earnings growth due to higher net interest income from Private Wealth, sound growth in funds administration, offset by lower fund margins. Insurance contribution higher from growth in premiums and lower general insurance claims Westpac Institutional Bank 551 (12) 4 Lower cash earnings primarily due to strong markets performance in prior corresponding period which was not repeated Net interest income up 3%, loans increased 6%, margins 2bps higher from disciplined loan pricing and changes in deposit mix Westpac New Zealand ($NZ) 482 4 (5) Core earnings increased 14%, supported by a rise in net interest margin and improved productivity. Cash earnings growth of 4% impacted by impairments moving from a benefit to a small charge in 1H18 90+ day past due total90+ day past due investor 30+ day past due total Introduced new hardship treatment 2.26 2.17 1.94 1.60 1.37 1.24 1.12 0.991.03 1.20 1.14 1.05 1.09

Results announcement to the market The Westpac Group Board has determined an unchanged interim dividend of 94 cents per share to be paid on 4 July 2018. The dividend reinvestment plan (DRP) will continue to apply and there will be no discount to the market price. Shares will be issued to satisfy the DRP. The Federal Government bank levy cost Westpac $186 million pre-tax for the six months. The levy will be paid out of retained earnings and is equivalent to 4 cents per share. Mr Hartzer said the outlook for Australia remains positive with GDP growth expected to be near trend at around 2.7% for the remainder of 2018 and 2019. “Australia is experiencing solid employment growth and continued business investment, especially in the construction sector. However, household income growth remains lacklustre and inflation is low. The Reserve Bank is likely to keep rates on hold for some time,” Mr Hartzer said. “Prospects for the US in 2018 are strong. Tax reform and government spending are supplementing a booming jobs market, boosting growth to around 3%. However, rising interest rates and volatile markets are likely to slow the economy in 2019. “Momentum in Europe is slowing and China is expected to cool somewhat in the second half. For Australia, that will weigh on commodity prices. Nevertheless the growing middle class and the rebalancing of the Chinese economy towards consumption will continue to boost Australian service exports particularly in tourism and education.” Mr Hartzer said Westpac’s credit portfolio is fundamentally sound and continues to be well positioned. “While the housing market is expected to continue to cool, this dynamic means that opportunities are opening up for first home buyers, who are beginning to step up in place of investors. With solid underlying demand relative to supply, and almost 70% of our customers ahead on their repayments, the Australian housing market is in good shape. “Westpac’s customer franchise continues to grow; we are making banking easier and more efficient, and the strength of our brands and quality of our people means we are well positioned to support growth across regions and industries. While there is much still to do, we remain committed to consistently increasing the value that we deliver to our customers and shareholders over the long term.” For further information David Lording Head of Media Relations M. 0419 683 411 Andrew Bowden Head of Investor Relations T. 02 8253 4008 M. 0438 284 863 vi | Westpac Group 2018 Interim Financial Results Announcement Outlook Dividends

Results announcement to the market

Index

01	Group results		**2**
	1.1	Reported results	2
	1.2	Key financial information	3
	1.3	Cash earnings results	4
	1.4	Market share and system multiple metrics	7
02	Review of Group operations		**8**
	2.1	Performance overview	9
	2.2	Review of earnings	18
	2.3	Credit quality	31
	2.4	Balance sheet and funding	33
	2.5	Capital and dividends	38
	2.6	Sustainability performance	43
03	Divisional results		**46**
	3.1	Consumer Bank	46
	3.2	Business Bank	49
	3.3	BT Financial Group (Australia)	51
	3.4	Westpac Institutional Bank	56
	3.5	Westpac New Zealand	58
	3.6	Group Businesses	61
04	2018 Interim financial report		**63**
	4.1	Directors' report	64
	4.2	Consolidated income statement	89
	4.3	Consolidated statement of comprehensive income	90
	4.4	Consolidated balance sheet	91
	4.5	Consolidated statement of changes in equity	92
	4.6	Consolidated cash flow statement	93
	4.7	Notes to the consolidated financial statements	94
	4.8	Statutory statements	125
05	Cash earnings financial information		**127**
06	Other information		**138**
	6.1	Disclosure regarding forward-looking statements	138
	6.2	References to websites	139
	6.3	Credit ratings	139
	6.4	Dividend reinvestment plan	139
	6.5	Changes in control of Group entities	140
	6.6	Financial calendar and Share Registry details	141
	6.7	Exchange rates	145
07	Glossary		**147**

In this announcement references to 'Westpac', 'WBC', 'Westpac Group', 'the Group', 'we', 'us' and 'our' are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial calendar

Interim results announcement	7 May 2018
Ex-dividend date for interim dividend	17 May 2018
Record date for interim dividend (Sydney)	18 May 2018
Interim dividend payable	4 July 2018
Final results announcement (scheduled)	5 November 2018

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 1

2018 Interim financial results Group results 1.0 1.1 Group results Reported results Reported net profit attributable to owners of Westpac Banking Corporation is prepared in accordance with the requirements of Australian Accounting Standards (AAS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs). Net profit attributable to owners of Westpac Banking Corporation for First Half 2018 was $4,198 million, an increase of $291 million or 7% compared to First Half 2017. Features of this result included a $384 million or 4% increase in net operating income before operating expenses and impairment charges, a $92 million or 2% increase in operating expenses and a $100 million or 20% decrease in impairment charges. Net interest income increased $665 million or 9% compared to First Half 2017, with total loan growth of 5%, mostly from Australian housing which grew 6%. Reported net interest margin increased 11 basis points to 2.16%, reflecting higher spreads on certain mortgage types (including investor lending and loans with an interest-only feature), and increased deposit spreads. These were partly offset by the Bank Levy which was effective from July 2017. Net interest income, loans, deposits and other borrowings and net interest margins are discussed further in Sections 2.2.1 to 2.2.4. Non-interest income decreased $281 million or 9% compared to First Half 2017 primarily due to a decrease in trading income of $226 million and the impact of economic hedges on New Zealand earnings ($63 million lower). Non-interest income is discussed further in Section 2.2.5. Operating expenses increased $92 million or 2% compared to First Half 2017. The rise in operating expenses includes annual salary increases and higher technology expenses related to the Group’s investment program and a rise in regulatory and compliance costs, including costs associated with the Royal Commission. These increases were partly offset by productivity benefits and lower amortisation of intangibles. Operating expenses are discussed further in Section 2.2.8. Impairment charges were $100 million or 20% lower compared to First Half 2017. Asset quality remained sound, with stressed exposures as a percentage of total committed exposures at 1.09%, down 5 basis points compared to First Half 2017. The decrease in the impairment charges was primarily due to reduced individual provisions for larger facilities. Impairment charges are discussed further in Section 2.2.9. The effective tax rate of 30.4% was lower than the First Half 2017 effective tax rate of 30.7%. Income tax expense is discussed further in Section 2.2.10. 1 Percentage movement represents an increase / (decrease) to the relevant comparative period. 2 | Westpac Group 2018 Interim Financial Results Announcement $m % Mov't1% Mov't1 Half YearHalf YearMar 18 -Mar 18 - Sept 17March 17 Sept 17 Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income before operating expenses and impairment charges Operating expenses Net profit before impairment charges and income tax expense Impairment charges Profit before income tax Income tax expense Net profit for the period Net profit attributable to non-controlling interests Net profit attributable to owners of Westpac Banking Corporation 8,278 2,875 7,9037,61359 3,1303,156(8)(9) 11,153 (4,725) 11,03310,76914 (4,801)(4,633)(2)2 6,428 (393) 6,2326,13635 (360)(493)9(20) 6,035 (1,835) 5,8725,64337 (1,787)(1,731)36 4,200 (2) 4,0853,91237 (2)(5)-(60) 4,198 4,0833,90737

2018 Interim financial results
Group results

1.2 Key financial information

	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Shareholder value					
Earnings per ordinary share (cents)	123.7	121.2	116.8	*2*	*6*
Weighted average ordinary shares (millions)[1]	3,392	3,366	3,344	*1*	*1*
Fully franked dividends per ordinary share (cents)	94	94	94	-	-
Return on average ordinary equity	13.79%	13.72%	13.57%	*7bps*	*22bps*
Average ordinary equity ($m)	61,051	59,364	57,744	*3*	*6*
Average total equity ($m)	61,065	59,380	57,768	*3*	*6*
Net tangible asset per ordinary share ($)	15.00	14.66	14.24	*2*	*5*
Business performance					
Interest spread	2.00%	1.90%	1.88%	*10bps*	*12bps*
Benefit of net non-interest bearing assets, liabilities and equity	0.16%	0.17%	0.17%	*(1bps)*	*(1bps)*
Net interest margin	2.16%	2.07%	2.05%	*9bps*	*11bps*
Average interest-earning assets ($m)	767,011	759,764	744,783	*1*	*3*
Expense to income ratio	42.37%	43.51%	43.02%	*(114bps)*	*(65bps)*
Capital, funding and liquidity					
Common equity Tier 1 capital ratio					
- APRA Basel III	10.50%	10.56%	9.97%	*(6bps)*	*53bps*
- Internationally comparable[2]	16.13%	16.20%	15.34%	*(7bps)*	*79bps*
Credit risk weighted assets (credit RWA) ($m)	361,391	349,258	352,713	*3*	*2*
Total risk weighted assets (RWA) ($m)	415,744	404,235	404,382	*3*	*3*
Liquidity coverage ratio (LCR)	134%	124%	125%	*large*	*large*
Net stable funding ratio (NSFR)[3]	112%	109%	108%	*351bps*	*372bps*
Asset quality					
Gross impaired assets to gross loans	0.22%	0.22%	0.30%	-	*(8bps)*
Gross impaired assets to equity and total provisions	2.33%	2.39%	3.15%	*(6bps)*	*(82bps)*
Gross impaired asset provisions to gross impaired assets	45.54%	46.30%	52.07%	*(76bps)*	*large*
Total committed exposures (TCE) ($m)	1,023,017	1,005,882	984,794	*2*	*4*
Total stressed exposures as a % of TCE	1.09%	1.05%	1.14%	*4bps*	*(5bps)*
Total provisions to gross loans	45bps	45bps	52bps	-	*(7bps)*
Mortgages 90+ day delinquencies	0.65%	0.62%	0.63%	*3bps*	*2bps*
Other consumer loans 90+ day delinquencies	1.64%	1.57%	1.55%	*7bps*	*9bps*
Collectively assessed provisions to credit RWA	75bps	76bps	77bps	*(1bps)*	*(2bps)*
Balance sheet ($m)[4]					
Loans	701,393	684,919	666,946	*2*	*5*
Total assets	871,855	851,875	839,993	*2*	*4*
Deposits and other borrowings	547,736	533,591	522,513	*3*	*5*
Total liabilities	809,190	790,533	780,621	*2*	*4*
Total equity	62,665	61,342	59,372	*2*	*6*
Wealth Management					
Average Group funds ($bn)[5]	217.3	213.9	203.2	*2*	*7*
Life insurance in-force premiums (Australia) ($m)	1,276	1,068	1,030	*19*	*24*
General insurance gross written premiums (Australia) ($m)	251	258	250	*(3)*	-

1 *Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less average Westpac shares held by the Group ("Treasury shares").*
2 *Refer Glossary for definition.*
3 *The NSFR was effective from 1 January 2018 for Australian Authorised Deposit-taking Institutions (ADIs). Half Year September 2017 and Half Year March 2017 are presented on a proforma basis.*
4 *Spot balances.*
5 *Averages are based on a six month period.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 3

2018 Interim financial results Group results 1.3 Cash earnings results Throughout this results announcement, reporting and commentary of financial performance will refer to ‘cash earnings results’, unless otherwise stated. Section 4 is prepared on a reported basis. A reconciliation of cash earnings to reported results is set out in Section 5, Note 8. 1.3.1 Key financial information – cash earnings basis 1 Refer to Section 5, Note 9 for further details. 2 Weighted average ordinary shares – cash earnings: represents the weighted average number of fully paid ordinary shares listed on the ASX for the relevant period. 3 Average tangible ordinary equity is calculated as average ordinary equity less goodwill and other intangible assets (excluding capitalised software). 4 | Westpac Group 2018 Interim Financial Results Announcement $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Shareholder value Cash earnings per ordinary share (cents) Economic profit ($m)1 Weighted average ordinary shares (millions)2 Dividend payout ratio Cash earnings on average ordinary equity (ROE) Cash earnings on average tangible ordinary equity (ROTE) Average ordinary equity ($m) Average tangible ordinary equity ($m)3 Business performance Interest spread Benefit of net non-interest bearing assets, liabilities and equity Net interest margin Average interest-earning assets ($m) Expense to income ratio Full time equivalent employees (FTE) Revenue per FTE ($ '000's) Effective tax rate Impairment charges Impairment charges to average loans annualised Net write-offs to average loans annualised 125.0 2,049 3,400 75.28% 13.96% 16.60% 61,051 51,344 2.00% 0.17% 2.17% 767,011 41.74% 35,720 315 30.32% 11bps 13bps 119.9119.844 1,8641,910107 3,3753,35211 78.86%78.57%(358bps)(329bps) 13.59%13.95%37bps1bps 16.27%16.83%33bps(23bps) 59,36457,74436 49,58247,86347 1.92%1.90%8bps10bps 0.18%0.17%(1bps)-2.10%2.07%7bps10bps 759,764744,78313 42.65%41.83%(91bps)(9bps) 35,09635,29021 30730633 30.60%30.26%(28bps)6bps 11bps15bps-(4bps) 25bps19bps(12bps)(6bps) $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment charges Operating profit before income tax Income tax expense Net profit Net profit attributable to non-controlling interests Cash earnings 8,301 2,850 8,0117,69348 2,7843,0682(7) 11,151 (4,654) 10,79510,76134 (4,604)(4,501)13 6,497 (393) 6,1916,26054 (360)(493)9(20) 6,104 (1,851) 5,8315,76756 (1,784)(1,745)46 4,253 (2) 4,0474,02256 (2)(5)-(60) 4,251 4,0454,01756

2018 Interim financial results
Group results

Cash earnings policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as 'cash earnings'. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

To determine cash earnings, three categories of adjustments are made to reported results:

- Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;
- Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and
- Accounting reclassifications between individual line items that do not impact reported results.

A full reconciliation of reported results to cash earnings is set out in Section 5, Note 8.

Reconciliation of reported results to cash earnings

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	**4,198**	**4,083**	**3,907**	***3***	***7***
Amortisation of intangible assets	17	64	73	*(73)*	*(77)*
Fair value (gain)/loss on economic hedges	37	62	7	*(40)*	*large*
Ineffective hedges	9	20	(4)	*(55)*	*large*
Partial sale of BTIM shares	-	(171)	-	*(100)*	-
Treasury shares	(10)	(13)	34	*(23)*	*large*
Total cash earnings adjustments (post-tax)	**53**	**(38)**	**110**	***large***	***(52)***
Cash earnings	**4,251**	**4,045**	**4,017**	***5***	***6***

Outlined below are the cash earnings adjustments to the reported result:

- Amortisation of intangible assets: Identifiable intangible assets arising from business acquisitions are amortised over their useful lives, ranging between four and twenty years. This amortisation (excluding capitalised software) is a cash earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders. The last of these intangible assets were fully amortised in December 2017;
- Fair value on economic hedges (which do not qualify for hedge accounting under AAS) comprise:
  - The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group's cash earnings over the life of the hedge; and
  - The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group's cash earnings over the life of the hedge.
- Ineffective hedges: The unrealised (gain)/loss on ineffective hedges is reversed in deriving cash earnings because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group's profits over time;
- Partial sale of BTIM shares: During Second Half 2017 the Group recognised a gain, net of costs, associated with the partial sale of shares in BTIM. Consistent with the treatment of prior gains from sale, this gain has been treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations. The Group has indicated that it may sell the remaining 10% shareholding in BTIM at some future date. Any future gain or loss on this shareholding will similarly be excluded from the calculation of cash earnings;
- Treasury shares: Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares cannot be recognised in the reported results. In deriving cash earnings, these results are included to ensure there is no asymmetrical impact on the Group's profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income; and

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 5

2018 Interim financial results Group results • Accounting reclassifications between individual line items that do not impact reported results comprise: - Treatment of Westpac New Zealand credit card rewards scheme to align with Group practices was changed in Second Half 2017. This change had no impact on cash earnings or reported profit, but it has led to a restatement of non-interest income and operating expenses within cash earnings for Second Half 2017 and First Half 2017; - Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis; and - Operating leases: Under AAS rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis. The guidance provided in Australian Securities and Investments Commission (ASIC) Regulatory Guide 230 has been followed when presenting this information. 6 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Group results

1.4 Market share and system multiple metrics

1.4.1 Market share

	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Australia			
Banking system (APRA)[1]			
Housing credit[2]	25%	25%	25%
Cards	23%	23%	23%
Household deposits	23%	23%	23%
Business deposits	20%	20%	20%
Financial system (RBA)[3]			
Housing credit[2]	23%	23%	23%
Business credit	19%	19%	19%
Retail deposits[4]	21%	22%	21%
New Zealand (RBNZ)[5,6]			
Consumer lending	19%	19%	19%
Deposits	19%	19%	19%
Business lending	16%	16%	17%
Australian Wealth Management[7]			
Platforms (includes Wrap and Corporate Super)	18%	19%	19%
Retail (excludes Cash)	18%	18%	18%
Corporate Super	13%	13%	14%

1.4.2 System multiples

	Half Year March 18	Half Year Sept 17	Half Year March 17
Australia			
Banking system (APRA)[1]			
Housing credit[2]	1.0	1.1	0.8
Cards[8]	n/a	n/a	1.1
Household deposits	0.8	1.3	1.1
Business deposits	0.9	1.1	1.0
Financial system (RBA)[3]			
Housing credit[2]	0.9	1.0	0.8
Business credit[8]	0.9	1.0	n/a
Retail deposits[4]	0.6	1.3	0.7
New Zealand (RBNZ)[5,6]			
Consumer lending	0.7	0.6	0.7
Deposits[8]	1.2	1.4	n/a

1 *Source: Australian Prudential Regulation Authority (APRA).*
2 *Includes securitised loans.*
3 *Source: Reserve Bank of Australia (RBA).*
4 *Retail deposits as measured by the RBA, financial system includes financial corporations' deposits.*
5 *New Zealand comprises New Zealand banking operations.*
6 *Source: Reserve Bank of New Zealand (RBNZ).*
7 *Market Share Funds under Management / Funds under Administration based on published market share statistics from Strategic Insight as at 31 December 2017 (for First Half 2018), as at 30 June 2017 (for Second Half 2017) and as at 31 December 2016 (for First Half 2017) and represents the BT Wealth business market share reported at these times.*
8 *n/a indicates that system growth or Westpac growth was negative.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 7

2018 Interim financial results Review of Group operations 2.0 Review of Group operations Movement in cash earnings ($m) First Half 2018 – Second Half 2017 +206 Second Half 2017 Net interest Non-interest income Operating expenses Impairment charges Tax & non-controlling interests First Half 2018 cash earnings cash earnings income Movement in cash earnings ($m) First Half 2018 – First Half 2017 +234 First Half 2017 cash earnings Net interest income Non-interest income Operating expenses Impairment charges Tax & non-controlling interests First Half 2018 cash earnings 8 | Westpac Group 2018 Interim Financial Results Announcement 4,017 51 (153) (103) 608 100 (218) 4,2 4,045 251 66 290 (50) (33) 4, (67)

2018 Interim financial results Review of Group operations 2.1 Performance overview Overview Westpac Group generated cash earnings of $4,251 million in First Half 2018, 5% or $206 million higher than Second Half 2017 cash earnings of $4,045 million. The rise in cash earnings over the half was supported by a 5% rise in core earnings, partly offset by a 9% increase in impairment charges. The 5% increase in core earnings was due to a 4% rise in net interest income and a 2% increase in non-interest income partially offset by a 1% increase in expenses. Compared to First Half 2017, cash earnings were up 6% or $234 million. The 5% growth in cash earnings compared to the prior half translated to 4% growth in earnings per share following new share issuance as part of the dividend reinvestment plan. The Group’s ROE for the half was 14.0%, up from 13.6% in Second Half 2017 and little changed from the prior corresponding period. Consistent with the rise in capital, net tangible assets per share increased 2% to $15.00. The economic environment has remained positive for the banking sector with Australian system1 credit growth of around 5% compared to the prior corresponding period, continued positive fund flows, and low levels of stressed assets. That said, credit growth has eased a little over the last six months as macro prudential rules contributed to a slowing in the housing market and businesses in aggregate remained cautious on new investment. Competition has remained intense from both local and international financial institutions. Westpac has continued to manage the business in a balanced way across strength, return, productivity and growth. In First Half 2018, the Group has again prioritised return over growth. The environment for financial services has however been impacted by the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry. First established in mid-December 2017, the Royal Commission has now completed public hearings on consumer lending and financial advice. During the course of the Royal Commission serious questions have been raised about customer treatment and outcomes, responsiveness to complaints, incentive structures, conflicts of interest and regulatory oversight. In recent years, and prior to the Royal Commission, Westpac commenced a number of programs to improve its policies, procedures, and practices for customers. This included implementing the Australian Banking Association’s “Six point plan” to improve the sector’s reputation and commencing a “get it right, put it right” initiative across the organisation. This effort covers all of our businesses and aims to proactively identify potential issues for customers and fix them. At the same time, where we have got things wrong we have committed to put things right for customers. In Full Year 2017, this included a provision of $169 million for customer refunds and payments. More detail on these programs appears later in this overview. Strategically, Westpac continues to focus on growing the long term value of the franchise through its customer focused strategy. In First Half 2018 the Group has further grown its customer franchise, enhanced services to customers and improved productivity. This has been achieved while continuing to transform the organisation, and the customer experience, in particular using digital capabilities. A key element of the Group’s strategy is the recognition of Westpac’s role in helping to create a positive social, economic and environmental impact, for the benefit of all. In 2017, Westpac was recognised as the most sustainable bank globally in the Dow Jones Sustainability Index; the fourth year in a row. For further details of our Sustainability Strategy, refer to Section 2.6. Performance drivers Compared to the prior half, lending across the Group grew a little below system1 at 2%, consistent with the Group’s decision to prioritise return over growth. Customer deposits grew 3% supporting a further improvement in the Group’s funding mix. Margins were higher over the half, particularly in the Consumer Bank, Business Bank and Westpac New Zealand, along with increased Treasury income. Spreads were higher on deposits. Mortgage spreads were also higher reflecting the full period impact of pricing changes in Second Half 2017 in investor and interest only mortgages. These increases were partially offset by customers switching to lower spread mortgage products and the full period impact of the Bank Levy, which only applied for one quarter in Second Half 2017. The Bank Levy cost $186 million in First Half 2018, up from $95 million in Second Half 2017, and reduced margins by a further 2 basis points over the half. On a cash earnings per share basis, the First Half 2018 impact of the Bank Levy is equivalent to around 4 cents per share. In aggregate, net interest income increased 4% over the half and, combined with 2% growth in non-interest income, led to total operating income rising 3%. Expenses increased 1% or $50 million, with productivity gains continuing to offset increases in business as usual costs. Most of the increase in expenses was related to higher investment and regulatory and compliance costs including $34 million in additional expenses associated with the Royal Commission. 1 Source: RBA March 2018. Westpac Group 2018 Interim Financial Results Announcement | 9

2018 Interim financial results Review of Group operations With income growth exceeding expense growth, the expense to income ratio declined by 91 basis points over the half and by 9 basis points compared to the prior corresponding period to be 41.7% for First Half 2018. Core earnings (earnings after expenses but before impairment charges) were up 5% compared to the prior half with all operating divisions contributing to the increase. Credit quality remained sound with key metrics little changed compared to the prior half. Stressed assets to TCE were 1.09% at 31 March 2018, up 4 basis points from September 2017 but down 5 basis points compared to March 2017. Impaired assets were little changed over the half with no new facilities greater than $50 million becoming impaired. Given the trends in credit quality, total provisions were little changed over the half (up $46 million) mostly in collectively assessed provisions. As a result, the Group’s provision coverage was steady. The ratio of gross impaired asset provisions to gross impaired assets was 46% (down 76 basis points on the prior half) while the ratio of collectively assessed provisions to credit risk weighted assets was little changed over the half, down one basis point to 0.75%. The overlay provision was $12 million higher (totalling $335 million). Operating divisions delivered an increase in cash earnings over the half, with the exception of Westpac New Zealand (which saw impairments move from a benefit to a charge). The Consumer Bank, which contributed 40% to Group earnings, lifted cash earnings 6%. The Business Bank recorded a 3% rise in cash earnings with core earnings up 3% while Westpac Institutional Bank reported a 4% increase in cash earnings. BT Financial Group (Australia) (BTFG) recorded a 13% increase in cash earnings with growth in funds and insurance premiums and lower provisions for customer payments and refunds. The Westpac New Zealand business (in NZ$) recorded a 3% increase in core earnings although cash earnings were 5% (in NZ$) lower as a small impairment charge was recorded this half compared to an impairment benefit in the prior half. The Group maintained the strength of its balance sheet: A CET1 capital ratio of 10.5%, in line with the “unquestionably strong” benchmark set by APRA. The ratio was little changed over the half as organic capital generation was largely offset by regulatory model changes; A liquidity coverage ratio (LCR) of 134% being above the 100% regulatory minimum; and The net stable funding ratio (NSFR) was 112% and was comfortably above the 100% regulatory minimum which applied from 1 January 2018. The Board determined an interim ordinary dividend of 94 cents per share, fully franked, unchanged over both Second Half 2017 and First Half 2017. The interim ordinary dividend of 94 cents represents a payout ratio of 75.3% and a dividend yield of 6.6%1 . The Board has determined to issue shares to satisfy the dividend reinvestment plan (DRP) for the First Half 2018 dividend and to apply no discount to the market price used to determine the number of shares issued under the DRP. The final ordinary dividend will be paid on 4 July 2018 with the record date of 18 May 2018 2. After allowing for the final dividend, the Group’s adjusted franking account balance was $1,279 million. Strategic progress Westpac is committed to its service-based strategy and its existing banking operations along with the wealth and insurance businesses operated by BTFG. This consistency has enabled the Group to make significant progress on delivery through the half, helping build the value of the franchise. Westpac’s vision is: To be one of the world’s great service companies, helping our customers, communities and people to prosper and grow. The five strategic priorities supporting that vision are: service leadership, performance discipline, digital transformation, targeted growth and workforce revolution. Progress on these priorities is outlined below. Service leadership Westpac’s goal of being one of the world’s great service companies means the Group strives to deliver market-leading customer experiences. While customer service has improved across the Group, there is still further work required. Recent developments included: Helping customers to better manage their finances: - Provided the capability for customers to reduce credit card limits online; - Option to sign-up for reminder alerts via SMS or email five days before monthly credit card repayment is due; - Ability to temporarily restrict all debit transactions on credit cards; and 1 Based on the closing share price as at 29 March 2018 of $28.62. 2 Record date for 2018 interim dividend in New York is 17 May 2018. 10 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations - Introduced Westpac SmartPlan, a structured repayment schedule plan enabling customers to break down large amounts on their credit cards into a number of regular monthly instalments. Helping customers develop savings habits by rewarding savings behaviour: - Westpac Bump launched in April 2017 to encourage children and their parents develop savings habits. For eligible children1 Westpac will deposit $200 into their account; and - Westpac Life account launched in August 2017, helps customers save with a 0.8% bonus interest rate if the balance is higher at month end. Helping customers in times of need: - Over 19,000 customers provided hardship assistance in the half; - Dementia-Friendly Banking program in partnership with Alzheimer’s Australia introduced in September 2017; and - Fraud guarantee; monitor fraud and fix it when a retail customer loses money through no fault of their own (March 2018). Growing the customer base by 1% over the last 12 months; Making it easier for customers to understand our product offering by simplifying our product suite. We have reduced the number of consumer products for sale - for example, in the Consumer Bank, the number of products has more than halved from 126 in 2015 to 60; Customer satisfaction ranked number 2 compared to peers, and ranked number 3 for NPS for the Consumer Bank; and Introducing a range of improved services using digital (see digital transformation below). Performance discipline This strategic priority is focused on delivering a superior financial and risk management performance by achieving balanced outcomes across strength, return, productivity, and growth. This half, Westpac delivered 5% growth in cash earnings and ROE of 14%, improved liquidity metrics and $131 million of productivity savings (representing almost 3% of the cost base). The Group’s 14% ROE in First Half 2017 was at the top end of the 13% to 14% range the Group is seeking to achieve. This half, the Group further refined its internal capital allocation models to reflect the proposed changes to the Basel III capital rules and to enhance divisional accountability for returns. As a result, approximately $6 billion of capital (previously held in the Group centre) was allocated to operating divisions in the half, sending a clear signal on capital requirements each division needs to operate under. Contributors to the $131 million in productivity savings included: Streamlining via digital - $18 million: 45% of Consumer Bank customers and 70% of New Zealand customers have converted to e-statements. Cheque digitisation has resulted in 45,000 cheques imaged daily (includes savings in manual handling); Improving network efficiency - $12 million: Closed or amalgamated 27 branches across Australia and New Zealand; Vendor and process management - $32 million: Streamlining of external contracts particularly in technology and commercial services and more efficient use of external suppliers; and Simplifying the Group’s operating model - $69 million: Reducing management spans and layers, and various improvements in operating efficiency contributing to a reduction of over 350 roles. After a decade of strengthening the balance sheet from a capital, funding, and liquidity perspective the Group’s ratios are now in line, or ahead of, APRA’s updated benchmarks. While APRA’s final rules on capital are yet to be released, the Group believes it is well placed to meet any subsequent changes by the scheduled 1 January 2020 commencement date. With funding and liquidity, the Group has met the new NSFR requirements that became effective on 1 January 2018. The Group’s customer deposit to loan ratio was 52 basis points higher over the half at 71.6% while the duration of new term funding raised during First Half 2018 was over seven years. 1 Eligible children must be born in 2017, have a permanent Australian residential address and have the Bump Savings account opened in their name by 31 May 2018. Westpac Group 2018 Interim Financial Results Announcement | 11

2018 Interim financial results Review of Group operations Westpac effectively navigated APRA’s mortgage macro prudential rules through the half while achieving good portfolio growth. This included maintaining investor property growth below 10% per annum and holding the proportion of new interest only mortgages to less than 30% of new flows. These rules were achieved with annual investor lending growing at around 5% over the year and new interest only facilities representing 23% of new mortgage limits for the half. The repricing of investment and interest only mortgages supported this outcome. As a result, the proportion of Australian interest only mortgage lending has declined by around 10 percentage points over the last 12 months to 40% at March 2018. These rules were achieved while growing the Australian mortgage portfolio by 2% for the six months to March 2018. Digital transformation Advances in digital technology provide the Group with the ability to improve the customer experience while simultaneously improving productivity and risk management. As an outcome of this the Group aims to reduce its expense to income ratio to below 40%. In First Half 2018 the Group invested $638 million, with most spending directed to growth and productivity initiatives. Major developments over the half have included: Progress on the Group’s “customer service hub” that will be the centrepiece of customer origination and service processes. The new system will go live for Westpac mortgages later this year; Launching of “Presto Smart” in April 2018, a new integrated payments solution for business customers. The solution links payments and point of sale systems to accelerate transaction processing and allow sales to be completed anywhere instore; Launching PayWear, a new wearable debit card that allows customers to make payments without a phone or wallet; Enhancing the Group’s infrastructure that further reduce cybersecurity risks; and Improving the stability and efficiency of the Group’s technology infrastructure. The Group believes this has contributed to low levels of severity one issues (those with a major customer impact). There was one severity one incident in Australia in First Half 2018, compared to 19 recorded in Full Year 2016. Targeted growth Westpac seeks to grow value by targeting a small number of higher growth segments over the medium term. Wealth and SME have continued to be the major areas of focus. In Wealth, the Group’s franchise and investment has led to continuing funds management and administration flows along with growth in insurance premiums. These trends have, however, been partially offset by a more cautious approach from consumers and significant regulatory uncertainty. At the same time, funds margins have been lower and insurance claims were higher. During First Half 2018, the Group: Built its digital SME capability, leading to a 2% increase in SME lending over the half. In addition to Presto Smart mentioned earlier, enhancements over the half have included: - Enabling merchant terminals to accept new payment mechanisms, including Fitbit Pay; - Extending our LOLA electronic loan origination platform to St.George bankers; and - Introducing electronic documents to speed up processing times, making it easier for customers to connect with Westpac digitally, as well as increasing the use of e-statements. Improved the functionality of its Panorama wealth management platform, with a particular focus on the mobile application and client reporting; and Grew Australian Life insurance in-force premiums 19%, as the division began managing Group Insurance for BTFG Corporate Super. Workforce revolution Successful achievement of the Group’s vision depends on the quality and engagement of our people. Westpac is already regarded as a leader in staff engagement, diversity, and flexibility but recognises that there is more to do. Recent highlights include: All teller incentives now based 100% on customer advocacy; Implemented a new performance management approach called “Motivate” across all employees. The new system is centred on a “behaviours-first” approach and removes performance rankings; Partnered with Australian Graduate School of Management (AGSM) to develop a range of senior leadership programs. More than 1,400 employees have completed these programs with another 1,200 employees enrolled; Developing a learning culture with 80% of Westpac employees using Learning Bank with 50,000 materials utilised in First Half 2018; and Achieved the Group’s target of 50% of women in leadership positions. 12 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations Restoring reputation The First Half 2018 has continued to see the industry (including Westpac) under intense scrutiny including from the Royal Commission into Financial Services. Restoring the Group’s reputation has remained a focus and the Group has continued to implement a number of programs aimed at improving trust. In particular, Westpac has largely completed the implementation of the Australian Banking Association’s “Six point plan” with the Group waiting for finalisation of the industry Code of Banking Practice to complete implementation. In 2017 the Group also commenced a broader program to reduce complexity and resolve prior issues that have the potential to impact customers and the Group’s reputation. These reviews have identified some previous instances where the Group has not met industry or community standards and Westpac is taking action to put things right so that customers are not at a disadvantage from past practices. Work on this program over the last 12 months included: Progressing the review of products to reassess their features and how the Group had engaged with customers. As part of these reviews, 150 changes were made including more than halving the number of consumer products on offer; Cutting transaction fees for 1.3 million customers, removing ATM fees, and introducing a new low rate credit card; and Continuing remediation of previous issues, paying out $39 million to customers from our 2017 provision for customer refunds and payments. Financial performance summary First Half 2018 – Second Half 2017 Cash earnings of $4,251 million were up 5% with core earnings up 5% while impairment charges rose 9%. The result was supported by disciplined loan and deposit growth, improved margins and well managed expenses. This half earnings growth benefited from the absence of a provision for customer refunds and payments, which reduced cash earnings by $118 million in Second Half 2017. Partially offsetting this increase were costs associated with the Royal Commission of $34 million ($24 million after tax) and the full period effect of the Bank Levy ($130 million impact after tax in First Half 2018). Net interest income rose 4% reflecting a 1% rise in average interest-earning assets and a 7 basis point increase in margins. Margins excluding Treasury and Markets increased 3 basis points over the half, with higher deposit spreads, increased rates on certain mortgage types (including investor lending and interest-only loans) and lower funding costs early in the half. Margins in First Half 2018 were also impacted by the full period impact of the Bank Levy, which reduced margins by 2 basis points. Total loans grew 2%, with most of the rise due to an increase in Australian mortgage lending. Other areas of growth included Australian business lending, which was 2% higher in SME and 2% higher in commercial. In New Zealand, lending was up 2% (up 4% in $A terms) with growth spread evenly across business and mortgages. Australian personal lending was lower over the half mostly reflecting lower demand. Deposits grew 3% over First Half 2018, with customer deposits rising 3%. New Zealand customer deposits grew 6% in NZ$ (8% in A$). Non-interest income was up 2% with higher business line fees, a rise in funds under administration and higher markets income. The increase was also supported by the non-repeat of customer refunds and payments recorded in Second Half 2017. These increases were partially offset by reductions in cards income, lower ATM fees, caps placed on transaction account keeping fees, higher seasonal insurance claims and lower fees from Hastings. Expenses increased 1%, with higher ongoing costs offset by $131 million of productivity savings. The increase in expenses was mostly due to higher technology investment and increased regulatory and compliance costs, including expenses associated with the Royal Commission. Impairment charges were $33 million (or 9%) higher than Second Half 2017, with most of the increase due to higher new collectively assessed provisions mostly related to the small rise in stressed assets. In aggregate, mortgage 90+ day delinquencies were 3 basis points higher, consistent with normal seasonal trends, while consumer unsecured 90+ day delinquencies were also seasonally higher, up 7 basis points. The effective tax rate was 30.3% in First Half 2018. Financial performance summary First Half 2018 – First Half 2017 Cash earnings of $4,251 million was $234 million, or 6%, higher than First Half 2017. Core earnings grew 4% and impairment charges were 20% lower. Core earnings growth included an 8% lift in net interest income, a 7% decline in non-interest income and a 3% rise in expenses. The rise in net interest income reflected a 3% increase in average interest-earning assets and a 10 basis point rise in net interest margin. Margins excluding Treasury and Markets were 9 basis points higher mostly due to higher spreads on mortgages and lower funding costs. These increases were partially offset by the introduction of the Bank Levy from July 2017. Westpac Group 2018 Interim Financial Results Announcement | 13

2018 Interim financial results Review of Group operations Lending increased 5%, with Australian mortgages the largest contributor, growing 6%. Australian business lending increased 3% compared to the prior corresponding period with growth across SME and commercial lending. Lending in New Zealand increased 3% in NZ$ (up 6% in A$). Customer deposits rose 5% compared to the prior corresponding period, with 6% growth in Australian transaction accounts and an 8% lift in New Zealand customer deposits in NZ$ (up 11% in A$). Non-interest income was down $218 million compared to the prior corresponding period (down 7%) mostly from lower markets related income and a decline in banking fee income. The reduction in banking fees was due to lower credit card interchange fees, the elimination of certain ATM fees and capping account-keeping fees. Business as usual expense increases continued to be offset by productivity savings, with the 3% rise in overall expenses due to higher investment-related spending and an increase in regulatory and compliance costs, including costs related to the Royal Commission. Salaries and staff expenses were 3% higher reflecting annual salary increases, while occupancy costs were flat with savings from the restructuring of the network offsetting rental increases. Technology expenses also increased (up 5%) mostly from higher software amortisation, software maintenance and licensing costs from the Group’s investment programs. Overall credit quality remains sound with total stressed assets to TCE down 5 basis points to 1.09% at 31 March 2018. This mostly reflects the write-off of some larger impaired facilities and the reduction in stress in the New Zealand dairy portfolio. Impairment charges were $100 million lower, consistent with the improvement in credit quality and the absence of any new large impaired assets. Divisional performance summary The performance of each division based on performance in First Half 2018 compared to Second Half 2017 is discussed below. Consumer Bank Consumer Bank (CB) has continued to be a key driver of the Group’s growth, lifting cash earnings by 6%. Disciplined balance sheet growth, flat operating expenses and a $60 million reduction in impairment charges were the key drivers of performance. Net interest income increased from a 2% rise in mortgages, a 1% increase in deposits and a 1 basis point improvement in margins. Margins benefited from lower funding costs, including improved spreads on term deposits, and prior period loan repricing although this was partly offset by the full period impact of the Bank Levy and from customers switching to lower rate loans. Non-interest income was lower, mostly due to the elimination and reduction of certain transaction and account keeping fees and lower credit card interchange fees. This was partly offset by the non-repeat of customer refunds and payments that occurred in Second Half 2017. Expenses were little changed (up $3 million) as the division continues to transform itself via digital while enhancing service. More customers migrating to digital channels has supported a 4% decrease in branch transactions and a reduction of 21 branches in the last six months. The reduction in impairment charges reflects the lower seasonal unsecured personal lending write-offs. Business Bank Business Bank (BB) delivered a 3% increase in cash earnings. Lending increased 2% with SME business lending up 2%, and commercial lending increasing 2%. Deposits rose 1% over the half, mostly in term deposits. The net interest margin was up 4 basis points, from repricing on certain mortgages in Second Half 2017 and improved term deposit spreads partially offset by the full period impact of the Bank Levy. Non-interest income was up 1% with higher business line fees. Expenses were 1% higher, mostly from higher investment related costs, and regulatory and compliance costs. Credit quality has been sound, although stressed assets to TCE were up 35 basis points, mostly due to commercial customers moving into the watchlist category. Impairment charges decreased $6 million from lower impaired downgrades in the commercial portfolio. BT Financial Group (Australia) BTFG lifted cash earnings 13% with higher funds, an increase in life insurance premiums and a stronger contribution from Private Wealth. Growth was also supported by provisions for customer refunds and payments raised in the Second Half 2017 that were not repeated. Partially offsetting these gains were lower advice income and seasonally higher general insurance claims. Superannuation balances and platform funds were both up 3% while packaged funds increased 4%. Growth was supported by stronger investment markets and $2.6 billion of net flows onto Panorama. Fund margins were lower including from the migration of customers into MySuper accounts which has now been completed. Expenses were well managed, down 1%. The decline was consistent with normal seasonal patterns (higher costs are incurred around the end of the June financial year) and continued productivity gains. Investment spending was a little higher including from the launch of the new super product, “BT Super Invest”. Regulatory and compliance costs were little changed but remain elevated. 14 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations Westpac Institutional Bank Westpac Institutional Bank (WIB) delivered a 4% lift in cash earnings to $551 million. The $21 million rise was due to a 1% rise in core earnings and a $9 million benefit from impairment charges. Supporting core earnings, lending increased by 3% and deposits were 7% higher while markets related income also increased. These gains were partially offset by lower net interest margins and a reduction in Hastings fees. While investing more, particularly in payments, expenses were lower from the full period impact of productivity initiatives. Continuing good credit quality and the workout of further impaired assets led to another impairment benefit in First Half 2018. Westpac New Zealand Westpac New Zealand delivered cash earnings of NZ$482 million, down 5%, compared to the prior half. The business generated 3% core earnings growth although this was more than offset by a small impairment charge which followed a NZ$40 million impairment benefit in the Second Half 2017. A 3% lift in net interest income was the main driver of core earnings growth with lending up 2%, deposits rising 5% and margins increasing 6 basis points. The rise in margins followed some repricing of mortgage and business lending and improved deposit spreads. Expenses were 1% lower as the benefits from the division’s transformation program flowed through. The program has led to a reduction in the size of the branch network and increased self-serve via digital channels. Impairment charges increased NZ$67 million over the half, as Second Half 2017 benefited from the improvement in the dairy industry and from the increase in consumer delinquencies in First Half 2018. Group Businesses The Group Businesses delivered cash earnings of $58 million in First Half 2018, up $50 million on the prior half. The increase was due to a higher Treasury contribution (from interest rate risk management) partially offset by higher expenses and an increased impairment charge. Higher expenses were mainly due to increased investment and a rise in regulatory and compliance costs, including expenses associated with the Royal Commission and higher employee costs. The impairment charge in Group Businesses was mostly related to movements in centrally held impairment overlays. The impairment charge was $13 million in First Half 2018 compared to a $32 million benefit in Second Half 2017 – a $45 million turnaround. Westpac Group 2018 Interim Financial Results Announcement | 15

2018 Interim financial results Review of Group operations Divisional cash earnings summary Movement in core earnings by division ($m) First Half 2018 – Second Half 2017 +306 97 73 Second Half 2017 core earnings Consumer Bank Business Bank BTFG WIB Westpac Group First Half 2018 New Zealand Businesses core earnings (A$) 1 Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result. 2 Divisional comparatives have been restated. 16 | Westpac Group 2018 Interim Financial Results Announcement 6,191 1086,4 6887 42 Mov't Mar 18 - Sept 17BT FinancialWestpacWestpac ConsumerBusinessGroup Institutional New Zealand1Group %BankBank(Australia)Bank(A$) Businesses Group Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment (charges) / benefits Operating profit before income tax Income tax expense Net profit Non-controlling interests Cash earnings 2%2%4%-1%50% (1%)1%6%-(5%) large 4% 2% 2%2%5%-(1%)62% -1%(1%)(1%)(3%)29% 3% 1% 3%3%13%1%1%large (20%)(4%)200%113%largelarge 5% 9% 6%3%13%2%(8%)74% 6%3%12%(2%)(7%)17% 5% 4% 6%3%13%4%(8%)large ------5% - 6%3%13%4%(8%)large 5% Half Year Sept 172BT FinancialWestpacWestpac ConsumerBusinessGroup Institutional New Zealand1Group $mBankBank(Australia)Bank(A$) Businesses Group Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment (charges) / benefits Operating profit before income tax Income tax expense Net profit Non-controlling interests Cash earnings 3,9611,975274672838291 380584850749235(14) 8,011 2,784 4,3412,5591,1241,4211,073 277 (1,727) (921) (610) (680)(442)(224) 10,795 (4,604) 2,6141,63851474163153 (293)(143)(1)83732 6,191 (360) 2,3211,49551374966885 (697)(450)(156)(216)(187)(78) 5,831 (1,784) 1,6241,0453575334817 ---(3)-1 4,047 (2) 1,6241,0453575304818 4,045 Half Year March 18BT FinancialWestpacWestpac ConsumerBusinessGroup Institutional New Zealand1Group $mBankBank(Australia)Bank(A$) Businesses Group Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment (charges) / benefits Operating profit before income tax Income tax expense Net profit Non-controlling interests Cash earnings 4,0402,021285675843437 37758989874922413 8,301 2,850 4,4172,6101,1831,4241,067 450 (1,730) (930) (601) (675)(429)(289) 11,151 (4,654) 2,6871,680582749638161 (233)(137)(3)17(24)(13) 6,497 (393) 2,4541,543579766614148 (737)(463)(175)(212)(173)(91) 6,104 (1,851) 1,7171,08040455444157 ---(3)-1 4,253 (2) 1,7171,08040455144158 4,251

2018 Interim financial results
Review of Group operations

Divisional cash earnings summary (continued)

Half Year March 18 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	4,040	2,021	285	675	843	437	8,301
Non-interest income	377	589	898	749	224	13	2,850
Net operating income	4,417	2,610	1,183	1,424	1,067	450	11,151
Operating expenses	(1,730)	(930)	(601)	(675)	(429)	(289)	(4,654)
Core earnings	**2,687**	**1,680**	**582**	**749**	**638**	**161**	**6,497**
Impairment (charges) / benefits	(233)	(137)	(3)	17	(24)	(13)	(393)
Operating profit before income tax	**2,454**	**1,543**	**579**	**766**	**614**	**148**	**6,104**
Income tax expense	(737)	(463)	(175)	(212)	(173)	(91)	(1,851)
Net profit	**1,717**	**1,080**	**404**	**554**	**441**	**57**	**4,253**
Non-controlling interests	-	-	-	(3)	-	1	(2)
Cash earnings	**1,717**	**1,080**	**404**	**551**	**441**	**58**	**4,251**

Half Year March 17[2] $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	3,677	1,910	237	656	791	422	7,693
Non-interest income	433	557	894	958	245	(19)	3,068
Net operating income	4,110	2,467	1,131	1,614	1,036	403	10,761
Operating expenses	(1,651)	(897)	(589)	(671)	(461)	(232)	(4,501)
Core earnings	**2,459**	**1,570**	**542**	**943**	**575**	**171**	**6,260**
Impairment (charges) / benefits	(272)	(200)	(3)	(64)	35	11	(493)
Operating profit before income tax	**2,187**	**1,370**	**539**	**879**	**610**	**182**	**5,767**
Income tax expense	(656)	(412)	(160)	(246)	(174)	(97)	(1,745)
Net profit	**1,531**	**958**	**379**	**633**	**436**	**85**	**4,022**
Non-controlling interests	-	-	-	(4)	-	(1)	(5)
Cash earnings	**1,531**	**958**	**379**	**629**	**436**	**84**	**4,017**

Mov't Mar 18 - Mar 17 %	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	*10%*	*6%*	*20%*	*3%*	*7%*	*4%*	*8%*
Non-interest income	*(13%)*	*6%*	-	*(22%)*	*(9%)*	*large*	*(7%)*
Net operating income	*7%*	*6%*	*5%*	*(12%)*	*3%*	*12%*	*4%*
Operating expenses	*5%*	*4%*	*2%*	*1%*	*(7%)*	*25%*	*3%*
Core earnings	***9%***	***7%***	***7%***	***(21%)***	***11%***	***(6%)***	***4%***
Impairment (charges) / benefits	*(14%)*	*(32%)*	-	*large*	*large*	*large*	*(20%)*
Operating profit before income tax	***12%***	***13%***	***7%***	***(13%)***	***1%***	***(19%)***	***6%***
Income tax expense	*12%*	*12%*	*9%*	*(14%)*	*(1%)*	*(6%)*	*6%*
Net profit	***12%***	***13%***	***7%***	***(12%)***	***1%***	***(33%)***	***6%***
Non-controlling interests	-	-	-	*(25%)*	-	*large*	*(60%)*
Cash earnings	***12%***	***13%***	***7%***	***(12%)***	***1%***	***(31%)***	***6%***

Movement in core earnings by division ($m)
First Half 2018 – First Half 2017


+237
6,260
228
110
40
(194)
63
(10)
6,497
First Half 2017 core earnings
Consumer Bank
Business Bank
BTFG
WIB
Westpac New Zealand (A$)
Group Businesses
First Half 2018 core earnings

[1] *Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result.*
[2] *Divisional comparatives have been restated.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 17

2018 Interim financial results
Review of Group operations

2.2 Review of earnings

2.2.1 Net interest income[1]

$m	Half Year March 18	Half Year[2] Sept 17	Half Year[2] March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income					
Net interest income excluding Treasury & Markets	7,842	7,698	7,283	2	8
Treasury net interest income[3]	396	266	386	49	3
Markets net interest income	63	47	24	34	163
Net interest income	8,301	8,011	7,693	4	8
Average interest-earning assets					
Loans	651,943	640,339	627,267	2	4
Third party liquid assets[4]	93,357	96,262	93,798	(3)	-
Other interest-earning assets	21,711	23,163	23,718	(6)	(8)
Average interest-earning assets	767,011	759,764	744,783	1	3
Net interest margin					
Group net interest margin	2.17%	2.10%	2.07%	7bps	10bps
Group net interest margin excluding Treasury & Markets[5]	2.05%	2.02%	1.96%	3bps	9bps

First Half 2018 – Second Half 2017

Net interest income increased $290 million or 4% compared to Second Half 2017. Key features include:

- A 2% increase in average interest-earning loans largely from Australian housing, which grew 2%;
- Group net interest margin excluding Treasury and Markets increased 3 basis points, primarily from increased spreads on certain mortgage types (including investor lending and loans with an interest only feature) partly offset by the full period impact of the Bank Levy (2 basis points). While funding costs were lower across deposits and wholesale funding for the half, both short and long term funding costs increased towards the end of the half; and
- In aggregate, Treasury and Markets net interest income increased $146 million, mostly from Treasury interest rate risk management.

First Half 2018 – First Half 2017

Net interest income increased $608 million or 8% compared to First Half 2017. Key features include:

- A 4% growth in average interest-earning loans, primarily from Australian housing, which grew 5%;
- Group net interest margin excluding Treasury and Markets increased 9 basis points. The full period impact of pricing changes for certain Australian and New Zealand mortgages, including investor lending and interest only loans, and lower funding costs were partly offset by the introduction of the Bank Levy from July 2017; and
- In aggregate, the contribution from Treasury and Markets was up $49 million or 12%, mostly from higher fixed income revenue in WIB Markets.

[1] *Refer to Section 4, Note 3 for reported results breakdown. Refer to Section 5, Note 3 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.*
[2] *Net interest income excluding Treasury and Markets, Treasury net interest income and Group net interest margin excluding Treasury and Markets have been restated for changes in the allocation of revenue from balance sheet management activities.*
[3] *Treasury net interest income excludes capital benefit.*
[4] *Refer Glossary for definition.*
[5] *Calculated by dividing net interest income excluding Treasury and Markets by total average interest earning assets.*

18 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations Loans1 2.2.2 First Half 2018 – Second Half 2017 Total loans increased $16.5 billion or 2% compared to Second Half 2017. Excluding foreign currency translation impacts, total loans increased $14.6 billion or 2%. Key features of total loan growth were: Australian housing loans increased $10.1 billion or 2% which was slightly below system3 growth. Owner occupied housing balances grew 3% and comprised 56% of the portfolio. Investor loans grew 1% and comprised 39% of the portfolio. The Group continued to manage interest only growth below the macro-prudential limit of 30% of new flows, with new interest only facilities representing 23% of new mortgage limits for the half. Interest only loans comprised 40% of the portfolio (30 September 2017: 46%, 31 March 2017: 50%); Australian business loans increased $1.4 billion or 1%, primarily from a 2% increase in Business Bank with growth across SME, property, entertainment and construction; New Zealand loans increased NZ$1.9 billion or 2%, due to growth in housing (2%), mostly in fixed rate products to owner occupiers and in business loans across a broad range of industries; and Other overseas lending increased $2.0 billion or 14%, across financing and trade financing in Asia. First Half 2018 – First Half 2017 Total loans increased $34.4 billion or 5% compared to First Half 2017. Excluding foreign currency translation impacts, total loans increased $32.5 billion or 5%. Key features of total loan growth were: Australian housing loans increased $23.3 billion or 6% (slightly below system3). Owner occupier loans increased 7% compared to the prior corresponding period, while investor property lending grew 5% (below the 10% regulatory cap); Australian personal loans and cards decreased $0.9 billion or 4%, primarily in auto finance and credit cards; Australian business loans increased $4.2 billion or 3%, with 4% growth in Business Bank broadly based across areas including SME, property, professional services and agriculture. Institutional lending grew 1%, mostly from increased utilisation of existing securitisation warehouse facilities; New Zealand lending increased NZ$2.6 billion or 3%. Housing grew 4% mostly in fixed rate, whilst business lending increased 3% supported by growth in agriculture. Institutional balances were lower; and Other overseas lending increased $3.3 billion or 25%, across financing and trade financing in Asia. 1 Spot loan balances. 2 Includes margin lending. 3 Source: RBA March 2018. Westpac Group 2018 Interim Financial Results Announcement | 19 $m As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Australia Housing Personal (loans and cards) Business Other2 Provisions New Zealand (A$) New Zealand (NZ$) Housing Personal (loans and cards) Business Other Provisions Other overseas Trade finance Other loans Provisions Total loans 610,397 599,162583,54625 427,167413,93826 21,95222,716(1)(4) 150,542147,70513 1,9852,033(1)(3) (2,484)(2,846)1(12) 71,48470,35046 77,68076,94823 46,94346,24524 2,0171,97714 28,97929,03433 9290(12)(10) (351)(398)7(6) 14,27313,0501425 2,8182,2814073 11,51510,821815 (60)(52)319 437,239 21,789 151,904 1,963 (2,498) 74,687 79,557 47,907 2,047 29,898 81 (376) 16,309 3,942 12,429 (62) 701,393 684,919666,94625

2018 Interim financial results Review of Group operations Deposits and other borrowings1 2.2.3 First Half 2018 – Second Half 2017 Total customer deposits increased $15.4 billion or 3% compared to Second Half 2017. Excluding foreign currency translation impacts, customer deposits increased $13.4 billion or 3%. Key features of total customer deposits growth were: A $9.0 billion or 2% increase in Australia, with growth in WIB and household deposits, particularly term deposits (up 4%); New Zealand customer deposits increased NZ$3.2 billion or 6%, with at-call and term deposits both up 5%, and an 11% increase from non-interest bearing deposits from growth in consumer and business transaction accounts. Deposit growth more than fully funded loan growth in the half; and Other overseas deposits increased $2.3 billion or 19% due to growth in Asian deposits. Certificates of deposits decreased $1.2 billion or 3%, reflecting less new funding in this form. The reduction in Australian issuance was partly offset by higher issuance overseas, particularly in the United States. First Half 2018 – First Half 2017 Total customer deposits increased $23.4 billion or 5% compared to First Half 2017. Excluding foreign currency translation impacts, customer deposits increased $21.6 billion or 5%. Key features of total customer deposits growth were: Australian customer deposits increased $15.1 billion or 4%, with above system3 growth in household deposits and at system3 growth in non-financial corporation segments primarily due to growth in at-call deposits; New Zealand customer deposits increased NZ$4.8 billion or 8%, with the increase fully funding loan growth. Term deposits grew 14% particularly across household and institutional segments, as the business focused on higher quality deposits and customer preference for higher rate products; and Other overseas deposits increased $2.3 billion or 20% due to growth in deposits across Asia. Certificates of deposits increased $1.8 billion or 4%, from higher short-term funding in this form. 1 Spot deposit balances. 2 Comparatives have been restated. 3 Source: APRA. 20 | Westpac Group 2018 Interim Financial Results Announcement $m As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Customer deposits Australia At call2 Term2 Non-interest bearing New Zealand (A$) New Zealand (NZ$) At call Term Non-interest bearing Other overseas (A$) Total customer deposits Certificates of deposit Australia New Zealand (A$) Other overseas (A$) Total deposits and other borrowings 420,841414,70624 224,268217,49214 156,249157,73043 40,32439,48424 53,74651,942811 58,40556,81268 23,11723,89451 30,01427,837514 5,2745,0811116 12,08312,0121920 429,852 227,021 161,864 40,967 57,856 61,628 24,164 31,595 5,869 14,355 502,063 486,670478,66035 46,92143,853(3)4 37,51531,011(19)(2) 5461,478(5)(65) 8,86011,3646730 45,673 30,387 521 14,765 547,736 533,591522,51335

2018 Interim financial results
Review of Group operations

2.2.4 Net interest margin

Group net interest margin movement (%)
First Half 2018– Second Half 2017[1]


Group margin up 7bps
2.10%
2bps
1bps
1bps
(2bps)
0bps
1bps
4bps
2.17%
2.02%
Excluding Treasury and Markets up 3bps
2.05%
Second Half 2017
Loans
Customer deposits
Term wholesale funding
Bank Levy
Capital & other
Liquidity
Treasury & Markets
First Half 2018

First Half 2018 – Second Half 2017

Group net interest margin of 2.17% increased 7 basis points from Second Half 2017. Key features include:

- 2 basis points increase from loan spreads primarily from pricing changes to certain Australian mortgage types in the prior half (including investor lending and loans with an interest only feature) and higher New Zealand mortgage spreads. These were partly offset by customer switching from interest only to principal and interest loans (1 basis point) and competition across all loan markets;
- 1 basis point increase from customer deposit spreads primarily from term deposits, partly offset by the impact of lower rates on the hedging of transaction deposits;
- 1 basis point increase from term wholesale funding, as pricing for new term senior issuance was lower than maturing deals;
- 2 basis points decrease from the full period impact of the Bank Levy, which was introduced on 1 July 2017 ($186 million; based on $626 billion of applicable liabilities);
- Capital and other was unchanged as the impact of lower interest rates was offset by the positive effect of higher capital balances;
- 1 basis point increase from liquidity reflecting lower holdings of third party liquid assets. The 1 basis point included the increase in the CLF fee following a $8 billion increase to the CLF from 1 January 2018; and
- 4 basis points increase from Treasury and Markets, due to increased Treasury revenue from interest rate risk management, including management of short term basis risk.

[1] *Group net interest margin excluding Treasury and Markets has been restated for changes in the allocation of revenue from balance sheet management activities.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 21

2018 Interim financial results Review of Group operations Group net interest margin movement (%) First Half 2018– First Half 20171 Group margin up 10bps First Half 2017 Loans Customer Term Bank Levy deposits wholesale funding Capital & other Liquidity Treasury First Half & Markets 2018 First Half 2018 – First Half 2017 Group net interest margin was 2.17%, an increase of 10 basis points from First Half 2017. Key features include: 9 basis points increase from loan spreads. This reflected the full period impact of pricing changes for certain Australian mortgages, including interest only loans and investor lending, along with higher spreads on New Zealand mortgages. These gains were partly offset by the impact of customer switching from interest only to principal and interest loans and competition across all loan markets; 1 basis point increase from customer deposit spreads, mostly from term deposit repricing, partly offset by the impact of lower interest rates on the hedging of transaction deposits; 3 basis points increase from term wholesale funding, as pricing for new term senior issuance was lower than maturing deals; 5 basis points decrease from the introduction of the Bank Levy; Capital and other was little changed as the impact of lower interest rates was offset by the positive impact from higher capital balances; 1 basis point increase from liquidity primarily due to decreased holdings of third party liquid assets; and 1 basis point increase from Treasury and Markets. 1 Group net interest margin excluding Treasury and Markets has been restated for changes in the allocation of revenue from balance sheet management activities.. 22 | Westpac Group 2018 Interim Financial Results Announcement 7% 2.07% (5bps) Excluding Treasury and Markets up 9bps 2.05% 1.96% 3bps 9bps 1bps 0bps 1bps 1bps 2.1

2018 Interim financial results
Review of Group operations

2.2.5 Non-interest income[1]

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Fees and commissions	1,348	1,329	1,426	*1*	*(5)*
Wealth management and insurance income	929	924	886	*1*	*5*
Trading income	507	504	713	*1*	*(29)*
Other income	66	27	43	*144*	*53*
Non-interest income	**2,850**	**2,784**	**3,068**	*2*	*(7)*

First Half 2018 – Second Half 2017

Non-interest income increased $66 million or 2% compared to Second Half 2017. Excluding the impact of provisions for customer refunds and payments of $111 million raised in Second Half 2017 that were not repeated, non-interest income was $45 million or 2% lower. The 2% decline reflected seasonally higher insurance claims, impacts from regulatory changes to card interchange rates, and pricing changes to transaction accounts and ATM withdrawal fees.

Fees and commissions

Fees and commissions increased $19 million or 1% compared to Second Half 2017 from:

- Provisions for customer refunds and payments raised in the prior half of $55 million were not repeated; and
- Higher business lending fees (up $11 million) primarily driven by portfolio growth and pricing changes for facilities including unused limits; partly offset by
- Lower revenue from changes to transaction fees and the removal of ATM withdrawal fees effective from October 2017 ($17 million);
- Reduced credit card income ($15 million) from the full period impact of regulatory changes to Australian interchange rates from 1 July 2017; and
- Lower corporate and institutional lending fees ($6 million) from a reduction in unused customer limits.

Wealth management and insurance income

Wealth management and insurance income was little changed in the half (up $5 million), due to:

- Provisions for customer refunds and payments raised in Second Half 2017 relating to wealth products of $56 million were not repeated; and
- Contribution from investments in boutique funds up $33 million; partly offset by
- Lower insurance income ($43 million) from:
  - A reduction in general insurance income (down $39 million) from seasonally higher claims, partly offset by 3% higher net earned premiums;
  - Lenders Mortgage Insurance (LMI) contribution was $3 million lower, primarily from a reduction in loans written at higher LVR bands; and
  - Life insurance income was little changed, with higher claims offset by an increase in in-force premiums. The rise in premiums was principally due to BTFG commencing the management of Group Insurance for BTFG Corporate Super.
- Hastings contribution reduced by $32 million, due to lower performance fees that are normally recognised in the second half of the year and a decrease in funds;
- Platforms and Superannuation income was $11 million lower, with a reduction in member levies and the impact of margin compression from competition, partly offset by the benefit of higher asset markets. (Refer to Section 2.2.6 for further information on Group Funds balance movements).

Trading income

Trading income was little changed in the half (up $3 million). Refer to Section 2.2.7 for further detail on Markets related income.

Other income

Other income increased $39 million compared to Second Half 2017, mostly reflecting the impact from hedging New Zealand earnings.

[1] *Refer to Section 4, Note 4 for reported results breakdown. Refer to Section 5, Note 4 for cash earnings results breakdown. As discussed in Section 1.3, commentary is on a cash earnings basis.*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 23

2018 Interim financial results
Review of Group operations

First Half 2018 – First Half 2017

Non-interest income decreased $218 million or 7% primarily from a $206 million reduction to trading income following a strong First Half 2017 and lower credit card income largely due to the full period impact from regulatory changes to Australian interchange rates.

Fees and commissions

Fees and commissions decreased $78 million or 5% compared to First Half 2017, with:

- Credit card income down $53 million from the full period impact of regulatory changes to Australian interchange rates from 1 July 2017 and higher rewards costs;
- Lower revenue from payments, changes to transaction fees and the removal of ATM withdrawal fees ($29 million); and
- Corporate and institutional lending fees decreased $12 million, with First Half 2017 supported by a number of large customer transactions; partly offset by
- Business lending fees up $18 million primarily driven by portfolio growth and the full period impact of pricing changes for facilities including unused limits.

Wealth management and insurance income

Wealth management and insurance income increased $43 million or 5% over the year reflecting:

- Insurance income $33 million higher from:
  - Increase in general insurance income (up $34 million) from lower claims, with First Half 2017 impacted by claims related to Cyclone Debbie, and a $6 million or 3% increase in net earned premiums; and
  - Life insurance income was $11 million higher from a 24% increase to in-force premiums, primarily due to BTFG commencing the management of Group Insurance for BTFG Corporate Super, along with a higher contribution from New Zealand. This was partly offset by a rise in claims; and
  - Lower LMI contribution ($12 million) primarily from less need for LMI as new loans written at higher LVR bands have reduced.
- Increased revenue from investments in boutique funds ($9 million).
- Total Group funds income was little changed with the impact of margin compression from the transfer of legacy products to lower fee 'MySuper' products and a reduction in member levies. This was partly offset by the benefit of higher asset markets. Refer to Section 2.2.6 for further information on Group funds balance movements.

Trading income

Trading income decreased $206 million or 29% compared to First Half 2017. The majority of the reduction was due to lower risk income and customer activity in WIB markets. Refer to Section 2.2.7 for further detail on Markets related income.

Other income

Other income increased $23 million over the half, reflecting the impact of hedging New Zealand earnings, partly offset by a lower share of associates profit following the partial sale of shares in BTIM in Second Half 2017.

2.2.6 Group funds

$bn	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	*% Mov't Mar 18 - Sept 17*	*% Mov't Mar 18 - Mar 17*
Superannuation	37.4	36.2	35.8	*3*	*4*
Platforms	118.6	115.3	113.3	*3*	*5*
Packaged Funds	38.0	36.4	38.4	*4*	*(1)*
Other	3.7	3.5	4.0	*6*	*(8)*
Westpac Institutional Bank	6.6	12.5	11.3	*(47)*	*(42)*
New Zealand (A$)	9.7	9.3	8.9	*4*	*9*
Total Group funds	**214.0**	**213.2**	**211.7**	**-**	***1***
Average funds for the Group[1]	**217.3**	**213.9**	**203.2**	***2***	***7***

[1] *Averages are based on a six month period.*

24 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Review of Group operations

2.2.7 Markets related income[1]

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	63	47	24	34	163
Non-interest income	547	488	724	12	(24)
Total Markets income	**610**	**535**	**748**	**14**	**(18)**
Customer income	448	436	482	3	(7)
Non-customer income	162	72	247	125	(34)
Derivative valuation adjustments	-	27	19	(100)	(100)
Total Markets income	**610**	**535**	**748**	**14**	**(18)**

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group's consumer, business, corporate and institutional customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products risk exposures.

First Half 2018 - Second Half 2017

Total markets income increased $75 million or 14% compared to Second Half 2017 across both customer and non-customer income.

Customer income increased 3%, driven by higher fixed income sales.

Non-customer income increased 125% compared to Second Half 2017, primarily due to higher foreign exchange and commodities risk management income.

First Half 2018 – First Half 2017

Total markets income decreased $138 million or 18% compared to the First Half 2017, primarily due to lower non-customer income.

Customer income decreased 7% compared to First Half 2017 mainly driven by lower fixed income sales.

Non-customer income decreased $85 million or 34% compared to First Half 2017, due to lower fixed income risk management income in First Half 2018.

Markets Value at Risk (VaR)[2]

$m	Average	High	Low
Six months ended 31 March 2018	**9.0**	**19.9**	**3.8**
Six months ended 30 September 2017	11.2	16.0	7.6
Six months ended 31 March 2017	9.4	13.1	6.5

The Components of Markets VaR are as follows:

Average $m	Half Year March 18	Half Year Sept 17	Half Year March 17
Interest rate risk	2.7	3.0	3.7
Foreign exchange risk	1.5	1.5	2.3
Equity risk	0.1	0.1	0.1
Commodity risk[3]	6.4	8.1	5.0
Credit and other market risks[4]	2.6	3.4	3.6
Diversification benefit	(4.3)	(4.9)	(5.3)
Net market risk	**9.0**	**11.2**	**9.4**

1 *Markets income includes WIB Markets, Business Bank, Consumer Bank, BTFG and Westpac New Zealand markets.*
2 *The daily VaR presented above reflects a WIB divisional view of VaR. It varies from presentations of VaR in Westpac's 2017 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated into trading and banking book. VaR measures the potential for loss using a history of price volatility.*
3 *Includes electricity risk.*
4 *Includes pre-payment risk and credit spread risk (exposures to generic credit rating bonds).*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 25

2018 Interim financial results
Review of Group operations

2.2.8 Operating expenses[1]

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Staff expenses	(2,398)	(2,340)	(2,326)	2	3
Occupancy expenses	(475)	(485)	(477)	(2)	-
Technology expenses	(1,042)	(1,019)	(989)	2	5
Other expenses	(739)	(760)	(709)	(3)	4
Total operating expenses	**(4,654)**	**(4,604)**	**(4,501)**	**1**	**3**

First Half 2018 – Second Half 2017

Operating expenses increased $50 million or 1% in the half primarily due to regulatory and compliance costs including the Royal Commission of $34 million and the Group's investment programs ($22 million). Operating cost growth was offset by productivity savings of $131 million.

Staff expenses were up $58 million or 2% due to annual salary increases effective from January 2018 and higher FTE for compliance related activities and the Group's investment programs. In addition, the Group's investment programs had a higher proportion of spend on staff expenses relative to non-staff expenses.

Occupancy expenses reduced $10 million or 2%, with the full period benefit of retail property consolidation partly offset by rental increases. Branch numbers across the Group were 27 lower over the half.

Technology expenses increased $23 million or 2% compared to Second Half 2017, largely from the impact of the Group's investment programs. Higher technology services costs (up $42 million) and software maintenance and licensing costs (up $17 million) were driven by programs including the customer service hub, Panorama and enhancements to the Group's technology infrastructure. Amortisation of software assets and depreciation of IT equipment, in aggregate, were $19 million lower as investments across data centres, branch teller system upgrades and components of Westpac Live were fully amortised or depreciated. Software impairments were also lower this half (down $9 million).

Other expenses decreased $21 million or 3% over the half, primarily reflecting lower professional and processing services costs, including the completion of the first phase of the New Zealand transformation program. Postage and stationery costs were also lower as customers continue to migrate to electronic statements. This was partly offset by costs associated with the Royal Commission, higher marketing spend and partial writedown of Hastings' goodwill ($15 million).

First Half 2018 – First Half 2017

Operating expenses increased $153 million or 3% compared to First Half 2017 due to higher regulatory and compliance related costs ($83 million) and investment related spending ($79 million). Productivity benefits of $275 million more than offset growth in operating costs.

Staff expenses increased $72 million or 3% compared to the prior corresponding period reflecting annual salary increases and additional FTE to support compliance related activity and the Group's investment programs. This was partly offset by decreased restructuring costs and lower share based payments.

Occupancy expenses were down $2 million, with benefits of retail property consolidation mostly offset by rental expense increases across corporate sites. Branch numbers across the Group were 41 lower compared to the prior corresponding period.

Technology expenses increased $53 million or 5% compared to First Half 2017, largely reflecting the impact of the Group's investment programs. This included a $40 million increase in software maintenance and licensing costs for the customer service hub, Panorama and New Payments Platform. Telecommunication costs were up $18 million from enhancements to the telephony infrastructure of the Group's customer contact centres.

Other expenses were $30 million or 4% higher during the year due to increased professional services costs primarily related to costs associated with the Royal Commission, higher marketing spend and partial writedown of Hastings' goodwill. This was partly offset by a $14 million decrease in credit card loyalty program costs from changes to reward programs and a $13 million reduction in postage and stationery costs with increased customer migration to electronic statements.

[1] *Refer to Section 4, Note 5 for reported results breakdown. Refer to Section 5, Note 5 for cash earnings breakdown. As discussed in Section 1.3, commentary is on a cash earnings basis.*

26 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Review of Group operations

Full Time Equivalent (FTE) employees

Number of FTE	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Permanent employees	32,033	32,044	31,994	-	-
Temporary employees	3,687	3,052	3,296	21	12
FTE	**35,720**	**35,096**	**35,290**	**2**	**1**
Average FTE[1]	**35,446**	**35,216**	**35,132**	**1**	**1**

First Half 2018 – Second Half 2017

FTE was up 624 or 2% in the half, driven by an increase in employees related to regulatory and compliance activities and the Group's investment programs across both permanent and temporary employees. This was partly offset by productivity initiatives, including simplifying the organisation and digitising manual processes across operations and the branch network.

First Half 2018 – First Half 2017

FTE increased 430 or 1% compared to the prior corresponding period, with additional employees directed to regulatory and compliance related activities and the Group's investment programs. These increases were partly offset by productivity initiatives across the Group.

Investment spend

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Expensed	251	243	236	3	6
Capitalised software and fixed assets	387	433	344	(11)	13
Total	**638**	**676**	**580**	**(6)**	**10**
Growth and productivity	391	417	375	(6)	4
Regulatory change	163	182	143	(10)	14
Other technology	84	77	62	9	35
Total	**638**	**676**	**580**	**(6)**	**10**

The Group invested $638 million in First Half 2018, of which 61% was spent on growth and productivity initiatives, 26% on regulatory change and 13% on other technology programs.

The lower investment spend in First Half 2018 compared to Second Half 2017 was principally due to the completion of some transformation and productivity initiatives. Other technology costs were higher associated with accelerating system refreshes. Of the $638 million investment in First Half 2018, 39% was expensed while 61% was capitalised. Investment spend also tends to be a little lower in the first half of the financial year.

Compared to the prior corresponding period investment spend rose 10% including increasing investment in the customer service hub and the New Payments Platform. Regulatory change investment was also higher including additional spend on systems supporting the introduction of AASB 9 and new regulatory reporting.

Across the major investment categories the following progress was achieved in First Half 2018:

Growth and productivity

- The customer service hub is a major Group program seeking to implement a one bank, multi-brand operating system creating greater efficiencies and more agile environment. The system will support a single and complete view of the customer, and it will enable continuous customer conversations across various channels. The system is beginning with home ownership, creating an ability to process all elements of a home loan, including offset accounts and insurance needs. This will ultimately be broadened across other product sets. The program foundation was released in August 2017 enabling mortgages to be originated on the system. Since then the focus has been on building out capability and improving the experience for customers and bankers. By the end of 2018, new Westpac mortgage customers will be originated on the system;
- Westpac commenced the progressive roll out of 24/7 real time payments on the New Payments Platform. Beginning with a small group of customers, the capability will be extended through 2018;

[1] *Averages are based on a six month period.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 27

2018 Interim financial results Review of Group operations  New banking and payments features released to customers include: - PayWear, a wearable, waterproof payments device providing a hands free way to pay without needing to carry a wallet or a phone; - Enabling Westpac customers to access their banking via Amazon's virtual assistant Alexa; and - Rolling out iMessage which allows customers to make payments, get a cardless cash code and share BSB and account details, with those in their contacts list, while texting on their iPhone. Digital enhancements for customers have included: - Enabling St.George unsecured finance customers to more quickly register for online banking; - Supporting customers to complete their digital applications for deposits, credit cards and personal loan applications using email and SMS messages; and - Simplifying the process for customers to move to electronic statements and correspondence. Almost 800,000 St.George customers have elected to be contacted electronically while over half a million St.George accounts have switched to e-statements, saving $3 million in printing/postage costs. In April, launched a new payments solution for business customers called Presto Smart that streamlines the sales processes for in-store payments. The system links the merchant terminals with point of sale software to reduce manual inputs and enable sales to be made throughout a store; Business Bank launched electronic documents to reduce loan deal preparation time for bankers and faster customer acceptance, resulting in a faster time for customers to access cash; Expanded the Group’s online lending origination platform (LOLA) to St.George SME bankers. The system simplifies and speeds up loan origination; Further enhanced Panorama (BT’s funds administration system) including improved customer reporting, increased mobile app functionality and building out new investor directed portfolio services; and Launched BT Super Invest – a new superannuation product offering broad investment choice and flexibility to personalise a portfolio from mobile or tablet.       Regulatory change Major developments over the half included:  Enhancements to systems for the management and reporting of the net stable funding ratio. Banks needed to comply with the new ratio on 1 January 2018; Delivery of new industry reporting for global tax compliance and economic and financial statistics data; Developing systems for AASB 9 implementation due to be implemented from 1 October 2018; and Completion of the Super Stream standards for government to business transactions.    Other technology Investment over the half has focused on reducing cybersecurity risks and moving more of the Group’s infrastructure onto cloud based technologies, which is expected to more efficiently and rapidly deliver major IT developments. Capitalised software 422 (311) (11) 2 344 (303) (3) (5) (8) (3) (82) 50 13 (1) (33) large Capitalised software balances have increased compared to the prior corresponding period and the half as new investment has not been offset by amortisation. This, in part, reflects that a number of major programs continue to be in development, and therefore amortisation has yet to fully commence, while at the same time some projects commenced three to five years ago are now fully amortised. As part of the Group’s regular asset review, $2 million of capitalised software was written off in First Half 2018. In aggregate, the average amortisation of our capitalised software assets continues to be approximately three years. 28 | Westpac Group 2018 Interim Financial Results Announcement $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Opening balance 1,916 1,8141,78168 Total additions 389 Amortisation expense (301) Impairment expense (2) Foreign exchange translation 3 Closing balance 2,005 1,9161,814511

2018 Interim financial results
Review of Group operations

2.2.9 Impairment charges

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Individually assessed provisions (IAPs)					
New IAPs	(173)	(246)	(364)	*(30)*	*(52)*
Write-backs	67	144	144	*(53)*	*(53)*
Recoveries	100	84	84	*19*	*19*
Total IAPs, write-backs and recoveries	**(6)**	**(18)**	**(136)**	***(67)***	***(96)***
Collectively assessed provisions (CAPs)					
Write-offs	(430)	(525)	(443)	*(18)*	*(3)*
Other changes in CAPs	43	183	86	*(77)*	*(50)*
Total new CAPs	**(387)**	**(342)**	**(357)**	***13***	***8***
Total impairment charges	**(393)**	**(360)**	**(493)**	***9***	***(20)***

Asset quality remained sound through First Half 2018 with stressed assets to total committed exposures increasing by 4 basis points to 1.09%. The increase in stressed assets mostly reflects increases in mortgage delinquencies and a small rise in stressed exposures in the Business Bank. Impaired assets were stable, with gross impaired assets to gross loans unchanged at 0.22% compared to Second Half 2017. Emerging stress is mostly due to the seasonal rise in delinquencies and in property and retail exposures.

With stressed assets modestly higher, provisioning levels were also higher, up $46 million to $3,165 million. IAPs were $9 million lower at $471 million, while collectively assessed provisions were $55 million higher at $2,694 million on Second Half 2017. Within collectively assessed provisions, the overlay was a little higher (up $12 million) at $335 million at 31 March 2018.

First Half 2018 – Second Half 2017

Impairment charges for First Half 2018 were $393 million, up $33 million compared to Second Half 2017, and were equivalent to 11 basis points of average gross loans. The increase was mostly due to higher total new CAPs reflecting small increases in consumer delinquencies.

Key movements included:

- Total IAPs, write-backs and recoveries were $12 million lower than Second Half 2017 principally due to:
  - New IAPs were $73 million lower compared to Second Half 2017 mostly from a lower level of new impaired assets in WIB and Business Bank. There were no facilities greater than $50 million that migrated to impaired in the half. This was partially offset by a small rise in New Zealand IAPs, mostly from one name that was downgraded to impaired; and
  - Write-backs and recoveries were $61 million lower over the half principally from a lower level of business write-backs. Recoveries were higher primarily in the Australian unsecured consumer portfolio and the New Zealand business portfolio.
- Total new CAPs were $45 million higher than Second Half 2017. Key movements included:
  - Write-offs were $95 million lower in First Half 2018, consistent with normal seasonal patterns in unsecured personal lending and in the auto finance portfolio;
  - Benefits from other changes in CAPs were $140 million lower related to the seasonal increases in consumer delinquencies in Australia ($48 million) and in New Zealand ($26 million); and
  - While the overlay provision was little changed, the charge was $67 million higher as Second Half 2017 recorded a $55 million reduction (mostly due to provisions utilised or no longer required for the mining and related exposures and New Zealand dairy) while in First Half 2018 a net $12 million was added to the overlay due to modelling changes.

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 29

2018 Interim financial results Review of Group operations First Half 2018 – First Half 2017 Impairment charges of $393 million were down $100 million when compared to First Half 2017. Key movements included:  Total new IAPs, write-backs and recoveries were $130 million lower than First Half 2017. This was due to much lower new IAPs (down $191 million) partially offset by lower write-backs and recoveries. The reduction in new IAPs was primarily due to a small number of large impairments in WIB in First Half 2017 that were not repeated. New IAPs in Business Bank were also lower. This was partially offset by higher new IAPs in New Zealand; and  Total new CAPs were $30 million higher due to a $43 million increase from other changes in CAPs and a $13 million reduction in write-offs principally in Business Bank related to auto finance and commercial portfolios. Within other changes in CAPs, the overlay was increased $12 million in First Half 2018 compared to an $11 million reduction in First Half 2017. 2.2.10 Income tax expense First Half 2018 – Second Half 2017 The effective tax rate of 30.3% in First Half 2018 was slightly lower than the 30.6% recorded in Second Half 2017. The effective tax rate reflects several Additional Tier 1 instruments whose distributions are not deductible for Australian taxation purposes. First Half 2018 – First Half 2017 The effective tax rate of 30.3% in First Half 2018 is unchanged from First Half 2017. 2.2.11 Non-controlling interests Non-controlling interests represent profits of non-wholly owned subsidiaries attributable to shareholders other than Westpac. These include profits attributable to the 10.1% shareholding in Westpac Bank-PNG-Limited and the 25% shareholding in St.George Motor Finance Limited that are not owned by Westpac. 30 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations 2.3 Credit quality Credit quality remained sound over First Half 2018 with total stressed exposures to TCE increasing modestly and remaining low relative to historical experience. Stressed exposures to TCE were 1.09%, 4 basis points higher than Second Half 2017 and 5 basis points lower compared to First Half 2017 (see 2.3.1 Credit quality key metrics). The 4 basis points rise in stressed assets relates to increases in both 90 days past due and not impaired (3 basis points) and to watchlist and substandard (1 basis point) facilities. The increase in 90 day past due and not impaired was due to an increase in mortgage 90 + day delinquencies and a small increase in business facilities. Consistent with the increase in stressed assets, provisioning levels were $46 million higher than Second Half 2017, due mainly to an increase in CAPs. The ratio of gross impaired asset provisions to gross impaired assets is 45.5% while the ratio of collectively assessed provisions to credit risk weighted assets was little changed at 75 basis points. Portfolio segments The institutional segment continued to perform well, with the level of stressed assets reducing as a number of facilities were refinanced or repaid. Over recent periods, the depth of distressed debt markets has increased allowing the Group to partially sell down or exit some impaired exposures and this contributed to the reduction in stress in this segment this half. There were no new large (greater than $50 million) facilities downgraded to impaired during First Half 2018. The commercial property segment continued to have relatively low levels of stress. Stress peaked in this portfolio in the midst of the financial crisis with the proportion of the portfolio (stress as a percent of total committed exposure) stressed reaching 15.5%. Since then stress has declined to 1.7% and remains well below long term averages. In First Half 2018 a small number of facilities were downgraded to stressed, which saw the ratio increase from 1.3% at Second Half 2017. The small and medium business portfolio has also continued to perform well. In First Half 2018 the Group has seen stress emerge in a small number of companies, with the increases primarily in Western Australia (WA), Queensland (Qld) and South Australia (SA). The New Zealand business portfolio has continued to benefit from the improving prospects of the New Zealand dairy sector with a number of facilities returning to performing status. The credit quality of the mortgage portfolio remains high with Australian mortgage 90+ day delinquencies 2 basis points higher over Second Half 2017 to end the half at 0.69%. This increase is primarily due to normal seasonal trends. The implementation of new prudential rules for the reporting of delinquencies for customers granted hardship assistance (which are being progressively applied across the industry) have now fully flowed through on mortgages. While mortgage delinquencies in aggregate across Australia have changed little in recent years, conditions have been different across states with more modest growth and higher unemployment in some regions, particularly in WA and Qld which have seen higher delinquencies. Delinquencies were a little higher in New South Wales (NSW) mostly due to some operational changes in the management of some delinquencies at the end of March 2018. Australian properties in possession decreased over the half by 39 to 398 at 31 March 2018 due principally to those states and regions impacted by the slowing of the mining investment cycle which had seen elevated levels in Second Half 2017. Realised mortgage losses were $47 million for First Half 2018, equivalent to 2 basis points. Consumer unsecured delinquencies were higher over First Half 2018. Total Group other consumer 90+ day delinquencies were 1.64%, up 7 basis points since Second Half 2017 and were 9 basis points higher compared to First Half 2017. Around 22 basis points of the increase compared to the prior corresponding period was due to the change in delinquency reporting for customers granted hardship assistance. This was offset by a 13 basis point reduction due to improved collection processes. Over the half, the 7 basis point increase since Second Half 2017 was due to seasonal trends. New Zealand mortgage 90+ day delinquencies increased 4 basis points to 0.16% from Second Half 2017. While delinquencies were higher, they remain at or near historical lows and reflect the favourable economic conditions, and the positive impact of prudential controls reducing the level of higher LVR lending. New Zealand unsecured delinquencies were also higher at 0.86%. Other consumer 90+ day delinquencies increased 29 basis points since Second Half 2017 and were 28 basis points higher than First Half 2017. This increase mirrors trends across the industry, as portfolio performance starts to normalise from the low-point of the cycle. Westpac Group 2018 Interim Financial Results Announcement | 31

2018 Interim financial results
Review of Group operations

Provisioning

Westpac has maintained adequate provisioning coverage with:

- The ratio of gross impaired asset provisions to gross impaired assets remains high at 45.5% (down 76 basis points compared to Second Half 2017); and
- The ratio of collectively assessed provisions to credit risk weighted assets was 75 basis points with the ratio little changed from the 76 basis points reported at 30 September 2017.

2.3.1 Credit quality key metrics

	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Stressed exposures by credit grade as a % of TCE:			
Impaired	0.15%	0.15%	0.20%
90 days past due and not impaired	0.37%	0.34%	0.35%
Watchlist and substandard	0.57%	0.56%	0.59%
Total stressed exposures	**1.09%**	**1.05%**	**1.14%**
Gross impaired assets to TCE for business and institutional:			
Business Australia	0.48%	0.47%	0.63%
Business New Zealand	0.74%	0.62%	0.68%
Institutional	0.04%	0.06%	0.17%
Mortgage 90+ day delinquencies:			
Group	0.65%	0.62%	0.63%
Australia	0.69%	0.67%	0.67%
New Zealand	0.16%	0.12%	0.14%
Other consumer loans 90+ day delinquencies:			
Group	1.64%	1.57%	1.55%
Australia	1.71%	1.66%	1.63%
New Zealand	0.86%	0.57%	0.58%
Other:			
Gross impaired assets to gross loans	0.22%	0.22%	0.30%
Gross impaired asset provisions to gross impaired assets	45.54%	46.30%	52.07%
Total provisions to gross loans	45bps	45bps	52bps
Collectively assessed provisions to risk weighted assets	65bps	65bps	67bps
Collectively assessed provisions to credit risk weighted assets	75bps	76bps	77bps
Total provisions to risk weighted assets	76bps	77bps	87bps
Impairment charges to average loans annualised[1]	11bps	11bps	15bps
Net write-offs to average loans annualised[1]	13bps	25bps	19bps

[1] *Averages are based on a six month period*

32 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Review of Group operations

2.4 Balance sheet and funding

2.4.1 Balance sheet

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Assets					
Cash and balances with central banks	21,580	18,397	15,912	*17*	*36*
Receivables due from other financial institutions	3,977	7,128	9,545	*(44)*	*(58)*
Trading securities and financial assets designated at fair value and available-for-sale securities	85,484	86,034	90,929	*(1)*	*(6)*
Derivative financial instruments	26,904	24,033	24,619	*12*	*9*
Loans	701,393	684,919	666,946	*2*	*5*
Life insurance assets	10,481	10,643	10,934	*(2)*	*(4)*
Other assets	22,036	20,721	21,108	*6*	*4*
Total assets	**871,855**	**851,875**	**839,993**	**2**	**4**
Liabilities					
Payables due to other financial institutions	19,073	21,907	21,390	*(13)*	*(11)*
Deposits and other borrowings	547,736	533,591	522,513	*3*	*5*
Other financial liabilities at fair value through income statement	5,590	4,056	4,894	*38*	*14*
Derivative financial instruments	24,066	25,375	28,457	*(5)*	*(15)*
Debt issues	174,138	168,356	167,306	*3*	*4*
Life insurance liabilities	8,763	9,019	9,158	*(3)*	*(4)*
Loan capital	18,333	17,666	17,106	*4*	*7*
Other liabilities	11,491	10,563	9,797	*9*	*17*
Total liabilities	**809,190**	**790,533**	**780,621**	**2**	**4**
Equity					
Total equity attributable to owners of Westpac Banking Corporation	62,615	61,288	59,315	*2*	*6*
Non-controlling interests	50	54	57	*(7)*	*(12)*
Total equity	**62,665**	**61,342**	**59,372**	**2**	**6**

First Half 2018 – Second Half 2017

Key movements during the half included:

Assets

- Cash and balances with central banks increased $3.2 billion or 17% reflecting higher liquid assets held in this form;
- Receivables due from other financial institutions decreased $3.2 billion or 44% mainly due to a reduction in collateral posted with derivative counterparties and less interbank lending;
- Trading securities and financial assets designated at fair value and available-for-sale securities decreased $0.6 billion or 1% reflecting lower holdings of liquid assets in this form;
- Derivative assets increased $2.9 billion or 12% mainly driven by foreign currency translation impacts on cross currency swaps and forward contracts, partly offset by movements in interest rate swaps; and
- Loans grew $16.5 billion or 2%. Refer to Section 2.2.2 Loans for further information.

Liabilities

- Payables due to other financial institutions decreased $2.8 billion or 13% due to lower securities sold under agreements to repurchase, interbank borrowings and offshore central bank deposits, partly offset by higher collateral posted by derivative counterparties;
- Deposits and other borrowings increased $14.1 billion or 3%. Refer to Section 2.2.3 Deposits and other borrowings for further information;
- Other financial liabilities at fair value through the income statement increased $1.5 billion or 38% reflecting higher securities sold under agreements to repurchase and increased trading activity;
- Derivative liabilities decreased $1.3 billion or 5% mainly driven by movements in interest rate swaps and foreign currency translation impacts on cross currency swaps and forward contracts;

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 33

2018 Interim financial results Review of Group operations  Debt issues increased $5.8 billion or 3% ($1.1 billion or 1% increase excluding foreign currency impacts). Refer to Section 2.4.2 Funding and liquidity risk management for further information; and Loan capital increased $0.7 billion or 4% as new issuances exceeded maturities for both Additional Tier 1 and Tier 2 capital instruments.  Equity attributable to owners of Westpac Banking Corporation increased $1.3 billion or 2% reflecting retained profits less dividends paid during the period and shares issued under the 2017 final dividend reinvestment plan (DRP). First Half 2018 – First Half 2017 Key movements included: Assets  Cash and balances with central banks increased $5.7 billion or 36% reflecting higher liquid assets held in this form; Receivables due from other financial institutions decreased $5.6 billion or 58% mainly due to a reduction in collateral posted with derivative counterparties and lower interbank lending; Trading securities and financial assets designated at fair value and available-for-sale securities decreased $5.4 billion or 6% reflecting lower holdings of liquid assets in this form; Derivative assets increased $2.3 billion or 9% mainly driven by foreign currency translation impacts on cross currency swaps and forward contracts, partly offset by movements in interest rate swaps; and Loans grew $34.4 billion or 5%. Refer to Section 2.2.2 Loans for further information.     Liabilities  Payables due to other financial institutions decreased $2.3 billion or 11% due to lower securities sold under agreements to repurchase, interbank borrowings and offshore central bank deposits, partly offset by higher collateral posted by derivative counterparties; Deposits and other borrowings increased $25.2 billion or 5%. Refer to Section 2.2.3 Deposits and other borrowings for further information; Other financial liabilities at fair value through the income statement increased $0.7 billion or 14% mainly due to higher securities sold under agreements to repurchase; Derivative liabilities decreased $4.4 billion or 15% mainly driven by movements in interest rate swaps and foreign currency translation impacts on cross currency swaps and forward contracts; Debt issues increased $6.8 billion or 4% ($2.7 billion or 2% increase excluding foreign currency impacts). Refer to Section 2.4.2 Funding and liquidity risk management for further information; and Loan capital increased $1.2 billion or 7% as new issuances exceeded maturities for both Additional Tier 1 and Tier 2 capital instruments.      Equity attributable to owners of Westpac Banking Corporation increased $3.3 billion reflecting retained profits less dividends paid during the period and shares issued under the 2017 interim DRP and 2017 final DRP. 34 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations 2.4.2 Funding and liquidity risk management Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This type of risk is inherent for all banks through their role as intermediaries between depositors and borrowers. The Group has a liquidity risk management framework which seeks to meet the objective of meeting cash flow obligations under a wide range of market conditions, including name specific and market-wide stress scenarios, as well as meeting the regulatory requirements of the LCR and NSFR1. In First Half 2018 the Group maintained its funding and liquidity profile, funding the majority of loan growth of $16.5 billion through growth in customer deposits of $15.4 billion, leading to an improvement in the overall composition of the Group’s total funding. Key metrics remained comfortably above regulatory minimums, including an LCR of 134% and an NSFR of 112%. Liquid Assets The Group’s liquid asset portfolio includes both high-quality liquid assets (HQLA) and other securities that are eligible for repurchase with a central bank. In total, Westpac held $147.6 billion in unencumbered liquid assets as at 31 March 2018 (30 September 2017: $137.8 billion). At 31 March 2018 the portfolio comprised:    $73.5 billion of cash, deposits at central banks, government and semi-government bonds; $19.1 billion of repo-eligible private securities; and $55.0 billion of self-originated AAA rated mortgage backed securities, which are eligible collateral for repurchase agreement with the RBA or the RBNZ. LCR The LCR requires banks to hold sufficient HQLA, as defined, to withstand 30 days under a regulator-defined acute stress scenario. Given the limited amount of government debt in Australia, the RBA, jointly with APRA, makes available to ADIs a CLF. Subject to satisfaction of qualifying conditions, the CLF can be accessed to help meet the LCR requirement. In order to have access to a CLF, ADIs are required to pay a fee of 15 basis points (0.15%) per annum to the RBA on the approved undrawn facility. APRA approved Westpac’s CLF allocation of $57 billion for the 2018 calendar year (2017 calendar year: $49.1 billion). The Group’s LCR as at 31 March 2018 was 134% (30 September 2017: 124%) and the average LCR for the quarter ended 31 March 2018 was 128%2. NSFR The Group is required to maintain a NSFR, designed to encourage longer-term funding resilience, of at least 100%. The NSFR came into effect for Australian ADIs on 1 January 2018. Westpac had a NSFR of 112% at 31 March 2018 (estimated at 109% as at 30 September 2017). Improvement in the ratio since 30 September 2017 mainly reflects continued lengthening of wholesale funding profile, an increased CLF allocation and ongoing data and methodology refinements. Funding The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes compliance with both the LCR and NSFR. Customer deposits as a proportion of total funding increased by 31 basis points to 62.1% (30 September 2017: 61.8%). The proportion of long term funding to total funding increased by 77 basis points to 16.0% (30 September 2017: 15.2%). There was little change in other sources of stable funding, with securitisation and equity to total funding remaining relatively stable. Short term wholesale funding as a proportion of total funding decreased by 101 basis points over the six months to 31 March 2018 and now makes up 13.1% of the Group’s total funding (30 September 2017: 14.1%). This portfolio of $105.7 billion has a weighted average maturity of 158 days and is more than covered by the $147.6 billion of repo-eligible liquid assets held by the Group. In First Half 2018, the Group raised $21.3 billion of long term wholesale funding in a range of currencies, including AUD, USD, EUR and GBP, and through a diverse range of products, proactively accessing constructive market conditions in the first five months of the financial year. The Group also continued to lengthen the tenor of its long term funding portfolio. In First Half 2018, 56% of new term issuance had a contractual maturity of greater than five years and this contributed to a weighted average maturity (excluding securitisation) of new term issuance in First Half 2018 of 7.0 years (Full Year 2017: 5.8 years). 1 Refer to Glossary for definition. 2 Calculated as a simple average of the daily observations over the 31 March 2018 quarter. Westpac Group 2018 Interim Financial Results Announcement | 35

2018 Interim financial results Review of Group operations Liquidity coverage ratio 49,100 49,100 16 16 65,612 12,231 20,109 65,861 13,238 19,121 1 (31) 6 1 (36) 12 Net stable funding ratio4 Funding by residual maturity 63,173 19,776 27,955 8.0 2.5 3.6 64,890 17,446 25,942 8.3 2.3 3.4 110,904 14.1 108,278 14.0 119,494 15.2 116,825 15.1 127,703 16.2 126,681 16.4 Deposits to net loans ratio1 684,919 71.1 666,946 71.8 1 Refer to Glossary for definition. 2 Other flows include credit and liquidity facilities, collateral outflows and inflows from customers. 3 Calculated on a spot basis. 4 The NSFR was effective from 1 January 2018 for ADIs. Half Year September 2017 and Half Year March 2017 are presented on a pro forma basis. 5 Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months. 6 Includes total share capital, share based payments, reserve and retained profits. 36 | Westpac Group 2018 Interim Financial Results Announcement As at 31 March 2018 As at 30 Sept 2017As at 31 March 2017 $mRatio %$mRatio % $mRatio % Customer deposits 502,063 486,670478,660 Net loans 701,39371.6 As at 31 March 2018 As at 30 Sept 2017As at 31 March 2017 $mRatio %$mRatio % $mRatio % Wholesale funding Less than 6 months 61,2457.6 6 to 12 months 16,9732.1 Long term to short term scroll5 27,5223.4 Wholesale funding - residual maturity less than 12 months 105,74013.1 Securitisation 8,1861.0 8,2091.09,8561.3 Greater than 12 months 128,92116.0 Wholesale funding - residual maturity greater than 12 months 137,10717.0 Customer deposits 502,06362.1 486,67061.8478,66061.9 Equity6 63,2257.8 61,9257.959,8687.7 Total funding 808,135100.0 787,202100.0773,487100.0 $m ProformaProforma as atas at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 As at 31 March 2018 Available stable funding Required stable funding 593,669 566,304557,48956 521,048513,90423 529,100 Net stable funding ratio 112% 109%108%351bps372bps $m As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 High Quality Liquid Assets (HQLA)1 71,952 71,90473,565-(2) Committed Liquidity Facility (CLF)1 57,000 Total LCR liquid assets 128,952 121,004122,66575 Cash outflows in a modelled 30-day APRA defined stressed scenario Customer deposits 66,222 Wholesale funding 8,411 Other flows2 21,405 Total 96,038 97,95298,220(2)(2) LCR3 134% 124%125%largelarge

2018 Interim financial results
Review of Group operations

Funding view of the balance sheet

$m	Total liquid assets[1]	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total
As at 31 March 2018						
Total assets	147,634	-	-	660,417	63,804	871,855
Total liabilities	-	(502,063)	(242,847)	-	(64,280)	(809,190)
Total equity	-	-	-	(63,225)	560	(62,665)
Total	**147,634**	**(502,063)**	**(242,847)**	**597,192**	**84**	**-**
Net loans[2]	55,058	-	-	646,335	-	701,393
As at 30 Sept 2017						
Total assets	137,797	-	-	651,573	62,505	851,875
Total liabilities	-	(486,670)	(238,607)	-	(65,256)	(790,533)
Total equity	-	-	-	(61,925)	583	(61,342)
Total	**137,797**	**(486,670)**	**(238,607)**	**589,648**	**(2,168)**	**-**
Net loans[2]	47,935	-	-	636,984	-	684,919
As at 31 March 2017						
Total assets	138,511	-	-	633,255	68,227	839,993
Total liabilities	-	(478,660)	(234,959)	-	(67,002)	(780,621)
Total equity	-	-	-	(59,868)	496	(59,372)
Total	**138,511**	**(478,660)**	**(234,959)**	**573,387**	**1,721**	**-**
Net loans[2]	47,691	-	-	619,255	-	666,946

1 *Refer to Glossary for definition.*
2 *Liquid assets in net loans include internally securitised assets that are eligible for repurchase agreements with the RBA / RBNZ.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 37

2018 Interim financial results
Review of Group operations

2.5 Capital and dividends

	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Regulatory capital structure					
Common equity Tier 1 capital after deductions ($m)	43,639	42,670	40,335	2	8
Risk weighted assets (RWA) ($m)	415,744	404,235	404,382	3	3
Common equity Tier 1 capital ratio (CET1)	10.50%	10.56%	9.97%	*(6bps)*	*53bps*
Additional Tier 1 capital ratio	2.31%	2.10%	1.71%	*21bps*	*60bps*
Tier 1 capital ratio	12.81%	12.66%	11.68%	*15bps*	*113bps*
Tier 2 capital ratio	2.02%	2.16%	2.32%	*(14bps)*	*(30bps)*
Total regulatory capital ratio	14.83%	14.82%	14.00%	*1bps*	*83bps*
APRA leverage ratio[1]	5.75%	5.66%	5.30%	*9bps*	*45bps*

Capital management strategy

In light of APRA's announcement on 'unquestionably strong' capital benchmarks on 19 July 2017, Westpac has ceased to use its preferred range for its CET1 capital ratio of 8.75% to 9.25% as a guide to managing capital levels. Westpac will revise its preferred range for the CET1 capital ratio once APRA finalises its review of the capital adequacy framework. In the interim, Westpac will seek to operate with a CET1 capital ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

- Current regulatory capital minimums and the capital conservation buffer (CCB), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)[2];
- Stress testing to calibrate an appropriate buffer against a downturn; and
- Quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 capital ratio fall below the total CET1 requirement, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Common Equity Tier 1 capital ratio movement for First Half 2018


10.56%
102bps
(70bps)
(8bps)
(5bps)
(22bps)
(2bps)
(1bps)
10.50%
Organic
(+19bps)
Other items
(-25bps)
30 September 2017
Cash earnings
Final dividend (net of DRP)
Ordinary RWA growth
Other movements
Regulatory modelling changes
FX translation impact
Defined benefit impact
31 March 2018

Westpac's CET1 capital ratio was 10.50% at 31 March 2018, 6 basis points lower than 30 September 2017. Regulatory modelling changes which reduced the ratio 22 basis points, were partially offset by First Half 2018 organic capital generation of 19 basis points.

1 *Refer Glossary for definition.*
2 *Noting that APRA may apply higher CET1 requirements for an individual ADI.*

38 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Review of Group operations

Organic capital generation of 19 basis points included:

- First Half 2018 cash earnings of $4.3 billion (102 basis point increase);
- The 2017 final dividend payment, net of DRP share issuance (70 basis point decrease);
- Increase in ordinary RWAs before the impact of FX movements and RWA modelling changes (8 basis point decrease); and
- Other movements reduced the CET1 capital ratio by 5 basis points, mainly from an increase in the deduction for regulatory expected loss in excess of eligible provisions (3 basis points decrease) and other small movements (2 basis point decrease).

Other items decreased the CET1 capital ratio by 25 basis points mainly from:

- Regulatory modelling changes which decreased the ratio by 22 basis points (refer RWA details further below); and
- Other movements (3 basis point decrease) including foreign currency translation impacts, primarily related to NZ$ lending.

Additional Tier 1 and Tier 2 capital movement for First Half 2018

During the half Westpac:

- Issued $1.7 billion of new Additional Tier 1 capital instruments via the issue of Westpac Capital Notes 5 (WCN5), of which $0.6 billion was via the partial reinvestment of Westpac Convertible Preference Share investors reinvesting in WCN5 (net 26 basis points increase);
- Issued $0.6 billion of new Tier 2 capital instruments (14 basis points increase); and
- Redeemed US$0.8 billion of Tier 2 capital instruments, which reduced Tier 2 capital by $1.0 billion (25 basis points decrease).

Leverage ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure. At 31 March 2018, Westpac's leverage ratio was 5.8%[1], up 9 basis points since 30 September 2017.

Internationally comparable capital ratios

The APRA Basel III capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision (BCBS), leading to lower reported capital ratios when compared to international peers. APRA conducted a study in July 2015 outlining its methodology for measuring international comparable capital ratios. For details on the adjustments refer to Westpac's 2018 Interim Investor Discussion Pack.

The table below calculates the Group's reported capital ratios consistent with this methodology.

	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	*% Mov't Mar 18 - Sept 17*	*% Mov't Mar 18 - Mar 17*
Internationally comparable capital ratios					
Common equity Tier 1 capital ratio	16.13%	16.20%	15.34%	*(7bps)*	*79bps*
Tier 1 capital ratio	19.06%	18.64%	17.21%	*42bps*	*185bps*
Total regulatory capital ratio	21.68%	21.09%	19.37%	*59bps*	*231bps*
Leverage ratio	6.39%	6.33%	6.01%	*6bps*	*38bps*

[1] *The leverage ratio is based on the same definition of Tier 1 as used for APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 39

2018 Interim financial results Review of Group operations Risk Weighted Assets (RWA) 34,638 1,505 5,905 127,825 5,665 13,250 11,708 57,081 4,167 9,946 6,408 33,735 1,665 5,887 127,111 6,009 13,538 11,482 56,122 3,992 9,682 7,280 1 2 6 2 16 6 37 - 41 7 10 3 (8) 6 2 9 4 39 2 47 10 (4) 8,094 31,229 11,101 4,553 7,471 31,653 8,143 4,402 (9) (1) 16 (30) (1) (2) 58 (27) Total RWA increased $11.5 billion or 3% this half:  Credit risk RWA increased $12.1 billion or 3%: •Modelling changes added $6.0 billion to RWA mostly from: o implementation of APRA’s revised prudential standard 1 January 2018 ($1.4 billion increase); for securitisation (APS 120) effective o updates to models for small business in line with APRA guidance on the definition of default ($1.8 billion increase); changes in the modelling for credit cards and personal loans which include updated data for facilities in hardship ($2.1 billion increase); and reclassification of $6.6 billion of mortgages exposures to business related categories ($0.7 billion net RWA increase). The reclassification follows APRA industry guidance that where the purpose of a mortgage loan is business related, these loans should be classified under business related categories. o o •Portfolio growth added $3.4 billion to RWA; •Credit quality movements increased RWA by $0.9 billion with seasonally higher mortgage delinquencies being partly offset by improved credit quality in corporate lending; •Foreign currency translation impacts, primarily related to NZ$ lending, increased RWA $1.2 billion; and •Increase in mark-to-market related credit risk RWA of $0.6 billion.  Non-credit RWA decreased $0.6 billion or 1%. Lower risk weighted assets for other assets ($1.3 billion), market risk ($0.7 billion) and operational risk ($0.4 billion) were partially offset by an increase in interest rate risk in the banking book (IRRBB) ($1.8 billion) mostly from higher capital for credit spread risk for liquid assets. 1 Corporate – typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business lending or Small Business. 2 Business lending – includes exposures not captured elsewhere where the borrower has annual turnover less than or equal to $50 million. 3 Sovereign – includes exposures to governments themselves and other non-commercial enterprises that are owned or controlled by them. 4 Bank – includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks. 5 Small business – program managed business lending exposures. 6 Specialised lending – property and project finance – includes exposures to entities created to finance and / or operates specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets. 7 Securitisation – exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets. 8 Operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. 40 | Westpac Group 2018 Interim Financial Results Announcement $m As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Corporate1 71,590 71,16076,2101(6) Business lending2 34,872 Sovereign3 1,536 Bank4 6,253 Residential mortgages 129,748 Australian credit cards 6,553 Other retail 14,056 Small business5 16,017 Specialised lending: Property and project finance6 57,239 Securitisation7 5,869 Standardised 10,639 Mark-to-market related credit risk 7,019 Credit risk 361,391 349,258352,71332 Market risk 7,406 Operational risk8 30,866 Interest rate risk in the banking book (IRRBB) 12,875 Other 3,206 Total 415,744 404,235404,38233

2018 Interim financial results
Review of Group operations

Capital adequacy

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Tier 1 capital			
Common equity Tier 1 capital			
Paid up ordinary capital	35,168	34,889	33,765
Treasury shares	(506)	(436)	(420)
Equity based remuneration	1,414	1,356	1,226
Foreign currency translation reserve	(522)	(558)	(482)
Accumulated other comprehensive income	(14)	15	127
Non-controlling interests - other	50	54	57
Retained earnings	27,122	26,100	25,206
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,238)	(1,153)	(1,323)
Deferred fees	254	253	250
Total common equity Tier 1 capital	**61,728**	**60,520**	**58,406**
Deductions from common equity Tier 1 capital			
Goodwill (excluding funds management entities)	(8,656)	(8,670)	(8,557)
Deferred tax assets	(1,116)	(1,110)	(1,179)
Goodwill in life and general insurance, funds management and securitisation entities	(1,032)	(1,065)	(1,066)
Capitalised expenditure	(1,867)	(1,913)	(1,859)
Capitalised software	(1,628)	(1,603)	(1,529)
Investments in subsidiaries not consolidated for regulatory purposes	(1,532)	(1,589)	(1,573)
Regulatory expected loss in excess of eligible provisions	(1,192)	(861)	(915)
General reserve for credit losses adjustment	(339)	(332)	(311)
Securitisation	-	-	-
Equity investments	(680)	(679)	(948)
Regulatory adjustments to fair value positions	(46)	(27)	(133)
Other Tier 1 deductions	(1)	(1)	(1)
Total deductions from common equity Tier 1 capital	**(18,089)**	**(17,850)**	**(18,071)**
Total common equity Tier 1 capital after deductions	**43,639**	**42,670**	**40,335**
Additional Tier 1 capital			
Basel III complying instruments	9,041	7,315	5,720
Basel III transitional instruments	566	1,190	1,190
Total Additional Tier 1 capital	**9,607**	**8,505**	**6,910**
Net Tier 1 regulatory capital	**53,246**	**51,175**	**47,245**
Tier 2 capital			
Basel III complying instruments	8,102	7,375	6,703
Basel III transitional instruments	473	1,526	3,288
Eligible general reserve for credit loss	55	51	49
Basel III transitional adjustment	-	-	(445)
Total Tier 2 capital	**8,630**	**8,952**	**9,595**
Deductions from Tier 2 capital			
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(83)	(77)	(91)
Total deductions from Tier 2 capital	**(223)**	**(217)**	**(231)**
Net Tier 2 regulatory capital	**8,407**	**8,735**	**9,364**
Total regulatory capital	**61,653**	**59,910**	**56,609**
Risk weighted assets	**415,744**	**404,235**	**404,382**
Common equity Tier 1 capital ratio	10.50%	10.56%	9.97%
Additional Tier 1 capital ratio	2.31%	2.10%	1.71%
Tier 1 capital ratio	12.81%	12.66%	11.68%
Tier 2 capital ratio	2.02%	2.16%	2.32%
Total regulatory capital ratio	**14.83%**	**14.82%**	**14.00%**

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 41

2018 Interim financial results
Review of Group operations

Dividends

Ordinary dividend (cents per share)	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Interim (fully franked)	94	-	94	-	-
Final (fully franked)	-	94	-	-	-
Total ordinary dividend	94	94	94	-	-
Payout ratio (reported)	76.07%	78.05%	80.57%	*(198bps)*	*large*
Payout ratio (cash earnings)	75.28%	78.86%	78.57%	*(358bps)*	*(329bps)*
Adjusted franking credit balance ($m)	1,279	1,063	742	*20*	*72*
Imputation credit (cents per share - NZ)	7.0	7.0	7.0	-	-

The Board has determined an interim fully franked dividend of 94 cents per share, to be paid on 4 July 2018, to shareholders on the register at the record date of 18 May 2018[1]. The interim dividend represents a payout ratio on a cash earnings basis of 75.28%. In addition to being fully franked, the dividend will also carry NZ$0.07 in New Zealand imputation credits that may be used by New Zealand residents.

The Board has determined to satisfy the DRP for the 2018 interim dividend by issuing Westpac ordinary shares. The Market Price used to determine the number of shares issued to DRP participants will be set over the 10 trading days commencing 23 May 2018 and will not include any discount.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Provisions associated with eligible portfolios			
Total provisions for impairment charges (Section 4 Note 10)	3,165	3,119	3,513
plus general reserve for credit losses adjustment	339	332	311
plus provisions associated with partial write-offs	82	148	174
less ineligible provisions[2]	(79)	(74)	(72)
Total eligible provisions	**3,507**	**3,525**	**3,926**
Regulatory expected downturn loss	**4,699**	**4,386**	**4,841**
Shortfall in eligible provisions compared to regulatory expected downturn loss	**1,192**	**861**	**915**
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions	**(1,192)**	**(861)**	**(915)**

[1] *Record date in New York is 17 May 2018.*
[2] *Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.*

42 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Review of Group operations

2.6 Sustainability performance

As one of Australia's largest and oldest companies, Westpac Group is playing a role in helping to create positive social, economic and environmental impact, for the benefit of all.

Our approach to operating sustainably is designed to anticipate, respond to and shape new and emerging opportunities and challenges that have the potential to materially impact customers, employees, suppliers, shareholders and communities. This view is embedded within the Group's business activities, and aligns with the priorities set out in the Group's strategy.

Sustainability leadership

Westpac's sustainability leadership is regularly acknowledged and validated by a number of third party ratings and awards, including:

- Ranked as the world's most sustainable bank in the 2017 Dow Jones Sustainability Indices (DJSI) achieving a score of 94. This marks the fourth year in a row and 10th time that Westpac has achieved global banking sector leadership, and the 16th year in a row that Westpac has been recognised among global banking leaders;
- Achieved a Gold Class (highest) ranking in 2018 RobecoSAM Sustainability Yearbook; and
- Recognised as one of only ten Australian companies to achieve Leadership level in the 2017 CDP[1], with a climate score A-. This puts Westpac among the top 22% of companies globally to achieve this level.

It's about all of us: 2018-2020 Sustainability Strategy

This year marks the start of Westpac Group's 2018-2020 Sustainability Strategy which outlines the Group's commitment to building a sustainable future by taking action in the areas where it can have the greatest impact. Westpac believes it can create sustainable, long-term value for customers, communities and the nation by:

- Helping people make better financial decisions;
- Helping people by being there when it matters most to them; and
- Helping people create a prosperous nation.

Underpinning these three priority areas is a commitment to fostering a culture of care and doing the right thing, and continuing to lead on the sustainability fundamentals – policies, action plans, frameworks and metrics reporting, in particular building on the climate change, human rights and reconciliation action plans developed in 2017.

Westpac is committed to regular reporting to enable a comparison of performance over time. The table below summarises progress in the last six months against the goals set out in the Group's sustainability strategy.

Performance against sustainability goals

Priority areas	Goals	Half Year 2018 performance
Helping people make better financial decisions	Help more people better understand their financial position, improving their financial confidence	• Continued to offer a range of products and services, including Westpac SmartPlan, an online tool to help customers manage their credit card balance and pay down their debts more easily, and Westpac Life, a flexible savings account that supports customers' savings goals; • Delivered a range of financial literacy programs to individuals, businesses, not-for-profit organisations and community groups through the Davidson Institute in Australia and through Managing Your Money program in New Zealand; and • Delivered enhanced financial capability communication for different customer segments, including 406,000 children through Mathspace and Year 13 partnerships, 918,000 young Australians via The Cusp, 158,000 women through Ruby Connection and 2.5 million Australians aged 65+ via Starts at 60.
Helping people by being there when it matters most to them	Help people recover from financial hardship	• 19,473 customers received hardship assistance from Westpac Group Assist.
	Help people lift out of a difficult time and recover stronger	• Provided 65 relief packages for customers impacted by natural disasters across Australia, including bushfires in southern NSW and south east and south west Victoria, Cyclone Marcus in the Northern Territory and floods in northern Queensland.
	Helping our most vulnerable customers	• Continued to work towards rolling out dementia-friendly banking across Group brands, following New Zealand and St.George.

[1] *Formerly the Carbon Disclosure Project.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 43

2018 Interim financial results
Review of Group operations

Priority areas	Goals	Half Year 2018 performance
	Build the workforce of the future	• Progressed the design of a learning and re-skilling program to support employees stay relevant in a rapidly changing workforce.
Helping people creating a prosperous nation	Invest and back the people and ideas shaping Australia	• Westpac Bicentennial Foundation paid $1.7 million in educational scholarships to 45 scholars in First Half 2018, bringing the total cohort of Westpac Scholars to 336; • Westpac Foundation Social Scale-up Grants supported 10 social enterprises to create over 234 jobs[1] for vulnerable Australians; • During First Half 2018, 134 microenterprises, including 39 Indigenous businesses, were established through our Many Rivers partnership, 1,681 jobs[1] were created; • Westpac has directly invested in 25 early stage companies, including 20 through Reinventure. To date, $100 million has been committed to Reinventure as part of two funds; and • Continued the Businesses of Tomorrow program, with the next recipients to be announced in June 2018.
	Back the growth of climate change solutions	• Increased committed exposure to climate change solutions and environmental services relative to Full Year 2017, taking total committed exposure to more than $8.5 billion, progressing towards the 2020 target of $10 billion; and • Arranged and issued climate-related bonds of $1.7 billion supporting the Group's funding for climate change solutions.
	Back the growth of housing affordability solutions	• Lent over $1.34 billion to the social and affordable housing sector, up from $1.32 billion at 30 September 2017.
	Bring together partners and harness the Group's capacity to tackle pressing social issues that matter most to the nation	• Established a Vulnerable Customer Council, comprised of industry based consumer advocates to enable two-way dialogue on emerging issues and external customer perspectives; • Established a small business customer council which enables us to hear key issues and feedback from the small business community and discuss new initiatives for our small business customers; and • Stakeholder Advisory Council meets three times per year to discuss emerging themes and issues, comprising of external social, environmental, governance, community and business leaders.
A culture that is caring, inclusive and innovative	Promote an inclusive society, where our workforce reflects our customers	• Proportion of women in leadership maintained at 50%; • Recruited an additional 86 employees who identify as Aboriginal or Torres Strait Islander peoples, maintaining Indigenous employment parity; • Launched a neurodiversity internship program to support people on the Autism Spectrum to build a career with the Group; and • Launched the Group's 2018-2020 Inclusion and Diversity Strategy.
	Increase channels where customers can provide feedback	• Multiple channels exist for customer feedback, including the Customer Advocate, Customer Council and the 'Resonate Program', designed to address specific pain points.
Continuing to lead on the Sustainability fundamentals	Employees	• Achieved total recordable injury frequency rate of (TRIFR) 5.0 and lost time injury frequency rate (LTIFR) of 0.3.
	Human rights	• Released 2017 UK Slavery and Human Trafficking Statement; and • Supported the introduction of comparable Australian legislation to the UK Modern Slavery Act.
	Sustainability lending and investment	• BTFG refreshed its Responsible Investment Position Statement.
	Environment[1]	• Maintained carbon neutral status and on track to achieve a 3% reduction in GHG emissions compared to Full Year 2017, and a reduction of 11% since 2016; • Group paper consumption on track to achieve a 41% reduction in Full Year 2018 since 2016; • Water consumption in all Australian workspaces on track for a 13% reduction, consuming 223,849 kL in First Half 2018; and • Achieved 72% diversion of waste from landfill in Australian offices.
	Responsible sourcing	• $2.6 million sourced from diverse suppliers, including $1.7 million from Indigenous suppliers.
	Community & social impact	• 6.7% employees participate in volunteering program and 50% in workplace giving.

[1] *Environmental footprint and jobs created through the Westpac Foundation Social Scale-up grant and Many Rivers which are as at 31 December 2017. Refer to www.westpac.com.au / sustainability for glossary of terms and metric definitions.*

44 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Review of Group operations 2.6.1 Climate-related financial disclosures The Group has long recognised that climate change is one of the most significant issues that will impact the long-term prosperity of the economy and way of life. Westpac was the first Australian bank to recognise the importance of limiting global warming to two degrees and that to do this, global emissions need to reach net zero in the second half of this century. 2018 marks a decade since the Group released its first climate change action plan. Since then, Westpac has continued to integrate the consideration of climate-related risks and opportunities into business operations. This includes alignment with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD), which the Group has publically committed to support. The Westpac Group’s performance against the recommendations of the TCFD are summarised below: Governance The highest level of direct responsibility for climate change at Westpac Group lies with the Board. The Group’s third Climate Change Position Statement and 2020 Action Plan was approved by the Group Executive and the Board in 2017. It covers the management of Westpac’s direct carbon footprint, criteria to manage the carbon impact of lending to emissions intensive sectors, measuring and reporting of performance, and the incorporation of climate change considerations into the Group’s risk management framework. The Westpac Group’s Sustainability Council, formed in 2008, comprises a cross-section of senior leaders from across the Group with responsibility for managing our sustainability agenda and performance, including climate change. The Group’s Climate Change Solutions and Climate Change Risk Committees focus on specific aspects of climate-related issues and report half-yearly to the Sustainability Council. Strategy The Westpac Group’s 2018-2020 Sustainability Strategy and Climate Change Position Statement and 2020 Action Plan describe its climate change strategy, including a long term lending target of $25 billion to climate change solutions by 2030, and an enhanced approach to financing emissions intensive sectors. Risk management Westpac applies the same rigour in managing climate change as in any other transformational issue facing the economy. The Group examines the policy, legal, technology and market changes related to climate change (‘transition risks’), and the financial impacts of changes in climate patterns and extreme weather events (‘physical risks’). In 2016, the Group analysed the financial and reputational implications of transitioning to a two-degree economy under three scenarios to understand the longer term impacts to the Australian economy, including risks and opportunities for the Group. The scenarios represent plausible pathways to a low carbon economy based on different approaches to global cooperation and timing of action on climate change. As a result of this work Westpac enhanced its approach to lending to emissions-intensive sectors, supporting customers that are in or reliant on these sectors and who assess the financial implications of climate change on their business, including how their strategies are likely to perform under various forward-looking scenarios, and demonstrate a rigorous approach to governance, strategy setting, risk management and reporting. Westpac has committed to undertake further climate scenario analysis in 2018 to continue to review exposure to climate-related risks. Metrics and targets Metrics $10 billion available for lending and investment in climate change solutions and environmental services by 2020 Half Year 2018 performance  $8.5 billion exposure in climate change solutions and environmental services $3 billion in facilitation in climate change solutions by 2020  $1.7 billion issuance of climate-related bonds Aim to reduce the emission intensity of our power generation portfolio to 0.30 (tCO2e/MWh) by 2020 -  0.36 (tCO2e/MWh)1 Australia  72% renewable versus 28% non-renewables. Energy mix of electricity generation exposure (WIB only)  $3.5 billion in oil and gas, $0.4 billion in coal, 0.4% of the Group’s total committed exposure (TCE) of $1.0 trillion. Fossil fuel extraction (TCE)  203,065 tCO2e1 Total Scope 1, 2 & 3 emissions (tCO2e) 1 Emissions intensity of our power generation portfolio is at 30 September 2017. Total Scope 1, 2, and 3 emissions are as at 30 June 2017. Refer to www.westpac.com.au / sustainability for glossary of terms and metric definitions. Westpac Group 2018 Interim Financial Results Announcement | 45

2018 Interim financial results Divisional results 3.0 Divisional results Comparative divisional results have been restated. The changes include updates to the methodologies to allocate certain costs, revenues and capital to divisions. These changes have no impact on the overall Group’s results or balance sheet. Refer Section 4, Note 2. 3.1 Consumer Bank Consumer Bank (CB) is responsible for sales and service to consumer customers in Australia under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. Activities are conducted through a dedicated team of specialist consumer relationship managers along with an extensive network of branches, call centres and ATMs. Customers are also supported by a range of internet and mobile banking solutions. CB works in an integrated way with Business Bank, BTFG and WIB in the sales and service of certain financial services and products including wealth and foreign exchange. The revenue from these products is mostly retained by the product originator. 1 Averages are based on a six month period. 46 | Westpac Group 2018 Interim Financial Results Announcement As at As atAs at 30 Sept31 March 20172017 31 March 2018 Credit quality Impairment charges to average loans annualised1 Mortgage 90+ day delinquencies Other consumer loans 90+ day delinquencies Total stressed assets to TCE 0.16%0.15% 0.71%0.72% 1.64%1.86% 0.64%0.66% 0.12% 0.73% 1.65% 0.65% $bn As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Deposits Term deposits Other Total deposits Net loans Mortgages Other Provisions Total net loans Deposit to loan ratio Total assets TCE Average interest-earning assets1 57.956.3-3 138.6133.626 58.1 141.3 199.4 196.5189.915 357.4346.426 13.914.6(2)(7) (0.9)(1.0)-(10) 366.0 13.6 (0.9) 378.7 370.4360.025 52.65% 53.05%52.75%(40bps)(10bps) 386.0 377.5367.025 441.1 432.3421.425 335.1325.125 341.6 $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Economic profit Expense to income ratio Net interest margin 4,040 3,9613,677210 380433(1)(13) 377 4,417 4,3414,11027 (1,727)(1,651)-5 (1,730) 2,687 2,6142,45939 (293)(272)(20)(14) (233) 2,454 2,3212,187612 (697)(656)612 (737) 1,717 1,6241,531612 1,2041,21654 39.78%40.17%(61bps)(100bps) 2.36%2.27%1bps10bps 1,266 39.17% 2.37%

2018 Interim financial results Divisional results Financial performance First Half 2018 - Second Half 2017 Cash earnings of $1,717 million, was 6% higher than Second Half 2017, largely from a 2% increase in net interest income, flat operating expenses and a $60 million reduction in impairment charges. Mortgages grew just below system1 as the division lower due to a decline in personal lending. 1 Source: RBA March 2018. Westpac Group 2018 Interim Financial Results Announcement | 47 Net interest income up $79 million, 2%  Total lending was up 2% with all growth recorded in mortgages. Other lending was a little prioritised returns over growth;  Deposits increased 1% with most growth in at call accounts, including a $1.6 billion increase in saving accounts, including the Westpac Life product. Transaction accounts, including mortgage offset accounts, were up $1.1 billion; and  Net interest margin was 1 basis point higher mostly from higher term deposit spreads and from lower wholesale funding costs early in the half. Mortgage spreads were higher from the full period effect of pricing changes on certain mortgages although this was offset by customers switching out of interest only facilities, increased competition and more customers choosing lower spread fixed rate mortgages. These gains were partially offset by the full period impact of the Bank Levy (3 basis points). Non-interest income down $3 million, 1%  The decline was due to the elimination and reduction of certain fees (including ATM withdrawal fees and some transaction and account keeping fees) of $24 million;  Cards income was also lower, mostly from changes to interchange income; and  Partly offset by $24 million of provisions for customer refunds and payments incurred in Second Half 2017 which were not repeated. Operating expenses up $3 million, flat  Increased compliance costs and a rise in business as usual costs were largely offset by productivity benefits of $59 million;  Savings from reconfiguring the network contributed to productivity benefits including the closure of 21 branches in the half while digitisation contributed to a 4% reduction in branch transactions. A further reduction in paper statements added to the savings; and  Compliance costs were up from the Group’s comprehensive product review and more resources being directed to reviewing new lending. Impairment charges down $60 million, 20%  Credit quality remains sound, with stressed asset to TCE at 0.65%, with delinquencies relatively stable over the half; and  Impairment charges were lower mostly from reduced write-offs direct which tend to be lower in the first half of the year. Economic profit up $62 million, 5%  Economic profit growth was below the growth in cash earnings due to more capital being allocated to the mortgage portfolio.

2018 Interim financial results Divisional results First Half 2018 - First Half 2017 12% rise in cash earnings largely due to balance sheet growth, disciplined margin management and a reduction in impairment charges. 48 | Westpac Group 2018 Interim Financial Results Announcement Net interest income up $363 million, 10%  5% increase in lending, with mortgages up 6%. Other lending was $1.0 billion lower across cards (with lower balance transfer accounts) and line of credit personal loans;  5% lift in deposits, with most of the increase in at call accounts, with online savings accounts up $5.5 billion and transaction accounts, including mortgage offset accounts, up $3.4 billion; and  Net interest margin was up 10 basis points from the impact of repricing of certain mortgage types and higher term deposit spreads. This was partly offset by customer switching from interest only lending to principal and interest loans and the introduction of the Bank Levy on 1 July 2017 (6 basis points). Non-interest income down $56 million, 13%  The decline was due to the elimination and reduction of certain fees (including ATM withdrawal fees and transaction and account keeping fees) reduced non-interest income by $24 million; and  Cards income was $30 million lower, mostly from changes to interchange income. Operating expenses up $79 million, 5%  Most of the increase in operating expenses was due to higher spending on technology, investments and regulatory and compliance;  Increased marketing spend and costs to improve the customer experience; and  Productivity benefits largely offset business as usual expense increases. Impairment charges down $39 million, 14%  Credit quality remains sound. Other consumer delinquencies improved 21 basis points to 1.65% from improved collections processes; and  This, along with higher recoveries led to lower impairment charges. Economic profit up $50 million, 4%  Economic profit growth was below the growth in cash earnings due to more capital being allocated to the mortgage portfolio.

2018 Interim financial results Divisional results 3.2 Business Bank Business Bank (BB) is responsible for sales and service to micro, SME and commercial business customers in Australia for facilities up to approximately $150 million. The division operates under the Westpac, St.George, BankSA and Bank of Melbourne brands. Customers are provided with a wide range of banking and financial products and services to support their borrowing, payments and transaction needs. In addition, specialist services are provided for cash flow finance, trade finance, automotive and equipment finance, property finance and treasury. The division is also responsible for consumer customers with auto finance loans. BB works in an integrated way with Consumer Bank, BTFG and WIB in the sales and service of certain financial services and products including corporate superannuation, foreign exchange and interest rate hedging. The revenue from these products is mostly retained by the product originator. 1 Averages are based on a six month period. Westpac Group 2018 Interim Financial Results Announcement | 49 As at As atAs at 30 Sept31 March 20172017 31 March 2018 Credit quality Impairment charges to average loans annualised1 Mortgage 90+ day delinquencies Other consumer loans 90+ day delinquencies Business: impaired assets to TCE Total stressed assets to TCE 0.18% 0.64% 1.81% 0.48% 2.48% 0.19%0.27% 0.60%0.55% 1.68%1.32% 0.47%0.63% 2.13%2.29% $bn As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Deposits Term deposits Other Total deposits Net loans Mortgages Business Other Provisions Total net loans Deposit to loan ratio Total assets TCE Average interest-earning assets1 45.0 63.3 43.741.738 63.360.6-4 108.3 54.7 89.5 8.6 (1.1) 107.0102.316 53.952.514 87.986.224 8.78.9(1)(3) (1.1)(1.2)-(8) 151.7 149.4146.424 71.39% 71.62%69.88%(23bps)151bps 155.0 153.1149.913 199.8 145.8 199.1196.0-2 143.9141.613 $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Economic profit Expense to income ratio Net interest margin 2,021 589 1,9751,91026 58455716 2,610 (930) 2,5592,46726 (921)(897)14 1,680 (137) 1,6381,57037 (143)(200)(4)(32) 1,543 (463) 1,4951,370313 (450)(412)312 1,080 1,045958313 717 35.63% 2.78% 706594221 35.99%36.36%(36bps)(73bps) 2.74%2.70%4bps8bps

2018 Interim financial results Divisional results Financial performance First Half 2018 - Second Half 2017 Cash earnings of $1,080 million was $35 million, or 3% higher than Second Half 2017. The result was supported by a 2% increase in net operating income, disciplined expense management and a 4% reduction in impairment charges. First Half 2018 - First Half 2017 Cash earnings was $122 million, or 13% higher than First Half 2017 driven by core earnings growth of 7% and a 32% decline in impairment charges. Growth in core earnings was principally due to increased fee income and higher margins. 50 | Westpac Group 2018 Interim Financial Results Announcement Net interest income up $111 million, 6%  Lending growth of 4% was supported by an increase in SME (up 5%) and targeted industries, including professional services and agriculture;  An 8% increase in both term deposits and transaction balances supported the 6% rise in deposits; and  Net interest margin increased 8 basis points from an improvement in both asset and deposit spreads. Margins increased from pricing changes on certain mortgages and business loans and higher deposit spreads from the maturity of some highly priced term deposits. This was partly offset by the impact of the Bank Levy (7 basis points). Non-interest income up $32 million, 6%  Higher line fees from both portfolio growth and the full period impact of repricing for certain facilities, including unused limits. Operating expenses up $33 million, 4%  Increased investment spending and regulatory and compliance costs led to most of the increase; and  Business as usual cost increases were largely offset by efficiency gains from digitisation of processes including extending the LOLA loan origination platform to St.George business customers and improved segmentation of SME customers to bankers. Impairment charges down $63 million, 32%  Credit quality remains sound, with total stressed assets to TCE of 2.48%. Auto delinquencies were higher, but this was mostly due to the changes in treatment and reporting of hardship; and  Lower impairment charges were principally due to a decline in individual provisions in the commercial portfolio. Economic profit up $123 million, 21%  Growth was higher than the 13% rise in cash earnings as the division focused on managing returns and reducing its exposure to more capital intensive segments. Net interest income up $46 million, 2%  The 2% increase in lending was due to 2% growth across SME (including mortgages) and Commercial segments across a range of industries including property, entertainment and construction;  Deposits increased $1.3 billion, or 1%, with most of the growth in term deposits (up 3%); and  Net interest margin was 4 basis points higher from repricing on certain mortgages through 2017 and higher term deposit spreads. These gains were partially offset by the Bank Levy (3 basis points). Non-interest income up $5 million, 1%  The rise was supported by higher business line fees from both portfolio growth and from pricing for facilities including unused limits. Operating expenses up $9 million, 1%  Most of the operating expense increase was due to higher investment related costs along with a rise in regulatory and compliance costs; and  Increases from business as usual costs have largely been offset by productivity benefits from: - Digital capabilities including increasing self-service and the take-up of e-statements; - Process improvements including the extension of the simplified loan origination platform (LOLA), greater use of electronic documents along with streamlining processes for customer on-boarding and credit risk reviews; and - Improving customer segmentation to better align customers to the right banker. Impairment charges down $6 million, 4%  Credit quality remains sound, although the level of stressed assets to TCE increased 35 basis points to 2.48% from 2.13%. Most of the increase in stress was from Commercial customers moving into watchlist; and  Auto finance delinquencies were higher, mostly due to seasonal trends; and  Lower impairment charges were driven by the reduction in impaired downgrades in the commercial portfolio, particularly on larger exposures. Economic profit up $11 million, 2%  Economic profit increased 2%, below the 3% lift in cash earnings as more capital was allocated to the division, principally to mortgages and equipment finance.

2018 Interim financial results Divisional results 3.3 BT Financial Group (Australia) BT Financial Group (Australia) (BTFG) is the Australian wealth management and insurance arm of the Westpac Group providing a broad range of associated services. BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation and retirement products, wealth administration platforms, private wealth, margin lending and equities broking. BTFG’s insurance business covers the manufacturing and distribution of life, general and lenders mortgage insurance. The division also uses third parties to manufacture certain general insurance products. In managing risk across all insurance classes the division reinsures certain risks using external providers. In addition to the BT brand, BTFG operates a range of financial service brands along with the banking brands of Westpac, St.George, Bank of Melbourne and BankSA for Private Wealth and Insurance. Following the sell down of Westpac’s investment in BT Investment Management (BTIM) to 10% in May 2017, the business is now accounted for as an available-for-sale investment. The only income from BTIM in First Half 2018 is $8 million of dividends received. 1 Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes). 2 Averages are based on a six month period. Westpac Group 2018 Interim Financial Results Announcement | 51 Cash earnings $m % Mov't % Mov't Half YearFull YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Funds Management business Insurance Total Funds Management and Insurance Capital and other Total cash earnings 253 175238456 173117(23)14 133 386 348355119 924100(25) 18 404 357379137 $bn As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Deposits Net loans Loans Provisions Total net loans Deposit to loan ratio Total funds Average funds2 31.7 30.729.737 20.119.338 ----20.8 - 20.8 20.119.338 152.40% 152.74%153.89%(34bps)(149bps) 197.7 191.4191.533 192.6183.638 198.2 $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Economic profit Expense to income ratio Income on invested capital1 285 274237420 8508946-898 1,183 1,1241,13155 (610)(589)(1)2 (601) 582 514542137 (1)(3)200-(3) 579 513539137 (156)(160)129 (175) 404 357379137 2672982411 54.27%52.08%(347bps)(128bps) 3036(17)(31) 332 50.80% 25

2018 Interim financial results Divisional results Financial performance First Half 2018 - Second Half 2017 Cash earnings of $404 million, was $47 million or 13% higher than Second Half 2017. While the business continued to grow with higher funds, increased insurance premiums and a rise in lending, performance was impacted by seasonally higher insurance claims. Cash earnings growth for the half also benefited from the non-repeat of provisions for customer refunds and payments raised in Second Half 2017 of $58 million (post-tax). 52 | Westpac Group 2018 Interim Financial Results Announcement Net interest income up $11 million, 4%  Continued growth in Private Wealth was primarily driven by a 3% rise in deposits and 3% rise in loans; and  Net interest margin was up 8 basis points from pricing changes to certain mortgage types and higher deposit spreads. These were partly offset by the impact of the Bank Levy ($5 million). Non-interest income up $48 million, 6%  Funds Management contribution was up $94 million (or 18%): - Lift in funds income mainly due to provisions raised in Second Half 2017 for customer refunds and payments ($83 million) not repeated. This was partially offset by lower margins from product mix changes, including the migration to MySuper products which has now been completed and a lower regulatory change levy; - Panorama has seen funds on the platform rise by around 40% to $9.4 billion. These gains have been partially offset by net outflows on legacy platforms, with some third party advisors switching customers to their own platforms; - A higher contribution from investments in boutique funds also contributed to the rise; and - Offsetting growth has been lower advice income ($6 million) mostly from reduced activity.  Insurance income was $42 million (or 15%) lower: - General insurance was $40 million lower from higher claims including for major weather events (Victorian hailstorms, Cyclone Marcus in the Northern Territory along with New South Wales and Victorian bushfires); - Life insurance was higher from an increase in in-force premiums. The rise was principally due to BTFG commencing management of Group Insurance for BTFG Corporate Super; and - LMI contribution was $3 million lower, as the volume of higher LVR loans written was lower.  Returns on capital were $4 million down due to a lower investment contribution. Operating expenses down $9 million, 1%  The decline in operating expenses over the half was mostly due to seasonal factors as expenses tend to be higher in the second half of the year to support end of financial year activities;  Productivity savings, including from the centralisation of certain activities, more than offset business as usual expense increases; and  Partly offsetting this, investment expenses were higher mostly from costs associated with the continued development of Panorama. Economic profit up $65 million, 24%  The uplift in economic profit was higher than the increase in cash earnings due to changes in BTFG’s operating structure, including a reduction in corporate entities which has reduced the capital required to be held by the division.

2018 Interim financial results Divisional results First Half 2018 - First Half 2017 Cash earnings was $25 million or 7% higher than First Half 2017, mostly due to higher net interest income from balance sheet growth and an increase in net interest margin. Westpac Group 2018 Interim Financial Results Announcement | 53 Net interest income up $48 million, 20%  Balance sheet growth was mostly due to Private Wealth with deposit growth of 7% and lending up 8%; and  Net interest margin was up 33 basis points mostly due to pricing changes of certain mortgage types and term deposits. These were partly offset by the impact of the Bank Levy ($9 million). Non-interest income up $4 million, flat  The Funds Management contribution was down $15 million (or 2%), this was mostly due to lower revenue following the further sale of shares in BTIM (with $23 million recorded in First Half 2017 and $8 million in First Half 2018); - Funds revenue was also higher, with 8% growth in average funds, including from higher markets, partially offset by lower margins from product mix changes; and - Advice income was $20 million lower mostly from reduced activity, partly offset by higher Ascalon seed pool performance ($14 million).  Insurance income was up $29 million (or 14%); - General insurance income was $34 million higher mostly from lower claims associated with seasonal weather events which were $44 million lower in First Half 2018; - Life insurance income was $7 million higher with growth in in-force premiums including from the management of Group Insurance for BTFG Corporate Super. These gains were partly offset by higher claims; and - LMI contribution was lower from a reduction in loans originated with an LVR >90%.  Capital and other income was down $10 million mostly related to higher hedging costs. Operating expenses up $12 million, 2%  Most of the increase in operating expenses was from investment related spending, including costs associated with Panorama;  Regulatory and compliance costs have remained high but were flat compared to the prior corresponding period; and  Productivity savings mostly offset business as usual expense increases. Economic profit up $34 million, 11%  A reduction in capital, following a return of capital from a reduction in Life Insurance entities and an increase in cash earnings has resulted in an 11% increase in economic profit.

2018 Interim financial results Divisional results 3.3.1 Funds Management business Movement of Group Funds Market share in key Australian wealth products are displayed below. Current Australian market share5 Product Market share Rank Platforms (includes Wrap and Corporate Super) Retail (excludes Cash) Corporate Super 18.4% 17.5% 12.6% 1 1 3 1 Second Half 2017 includes investments revaluation loss of $32 million. 2 Other movement includes market movement and other client transactions including fund transfers, account fees and distributions. 3 Packaged funds include Advance and Management Accounts. 4 Other includes Capital and Reserves. 5 Market share of Group Funds based on published market share statistics from Strategic Insight as at 31 December 2017 and represents the addition of St.George Wealth and BT Wealth business market share at this time. 54 | Westpac Group 2018 Interim Financial Results Announcement $bn As at As atAs at% Mov't% Mov't NetOther30 Sept 31 MarchMar 18 -Mar 18 - Inflows OutflowsFlowsMov't220172017Sept 17Mar 17 31 March 2018 Superannuation Platforms Packaged funds3 Other4 Total funds 37.4 1.9(1.7)0.21.036.235.834 12.0(12.2)(0.2)3.5115.3113.335 3.2(2.5)0.70.936.438.44(1) ---0.23.54.06(8) 118.6 38.0 3.7 197.7 17.1(16.4)0.75.6191.4191.533 $m % Mov't % Mov't Half YearHalf Year Mar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income1 Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Expense to income ratio 281 268228523 53764618(2) 631 912 805874134 (549)(535)(1)2 (544) 368 256339449 (2)(1)100large (4) 364 254338438 (79)(100)4111 (111) 253 175238456 59.65% 68.20%61.21%large(156bps)

2018 Interim financial results
Divisional results

3.3.2 Insurance business

The Insurance business result includes the Westpac and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	3	4	6	(25)	(50)
Non-interest income	243	285	214	(15)	14
Net operating income	246	289	220	(15)	12
Operating expenses	(55)	(49)	(50)	12	10
Core earnings	**191**	**240**	**170**	**(20)**	**12**
Impairment (charges) / benefits	-	2	(2)	(100)	(100)
Operating profit before tax	**191**	**242**	**168**	**(21)**	**14**
Tax and non-controlling interests	(58)	(69)	(51)	(16)	14
Cash earnings	**133**	**173**	**117**	**(23)**	**14**
Expense to income ratio	22.36%	16.96%	22.73%	large	(37bps)

Cash earnings $m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Life Insurance	75	84	76	(11)	(1)
General Insurance	43	73	18	(41)	139
Lenders Mortgage Insurance	15	16	23	(6)	(35)
Total cash earnings	**133**	**173**	**117**	**(23)**	**14**

Insurance key metrics

Life Insurance in-force premiums $m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Life Insurance in-force premiums at start of period	1,068	1,030	973	4	10
Sales / New Business[1]	283	112	122	153	132
Lapses	(75)	(74)	(65)	1	15
Life Insurance in-force premiums at end of period[2]	**1,276**	**1,068**	**1,030**	**19**	**24**

Claims ratios[3] for Insurance Business (%)	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Life Insurance	44	35	38	26	16
General Insurance	54	35	71	54	(24)
Lenders Mortgage Insurance	20	27	7	(26)	186

Gross written premiums $m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
General Insurance gross written premium	251	258	250	(3)	-
Lenders Mortgage Insurance gross written premium[4]	90	109	141	(17)	(36)

[1] *First Half 2017 includes a methodology change for the calculation of premium discounts, creating a one-off increase of $32 million. This has no impact on earned premiums. Sales/New Business for First Half 2018 includes $201 million from Group Life insurance for BTFG Corporate Super.*

[2] *As at 1 January 2018, Westpac Life Insurance Services Limited became the preferred insurer for BTFG Corporate Superannuation members. The life insurance in-force premium for First Half 2018 consists of $1 billion retail, $276 million Group Life Insurance. (Second Half 2017: $993 million retail, $75 million Group Life Insurances; First Half 2017: $966 million retail, $64 million Group Life insurance).*

[3] *Claims ratios are claims over earned premium plus reinsurance rebate. The lenders mortgage insurance claims ratios have been calculated to include exchange commission.*

[4] *LMI gross written premium includes loans >90% LVR reinsured with Arch Reinsurance Limited. First Half 2018 gross written premiums includes $62 million from the arrangement (Second Half 2017: $73 million; First Half 2017 $107 million).*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 55

2018 Interim financial results
Divisional results

3.4 Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in financing, transactional banking, and financial and debt capital markets. Customers are supported throughout Australia as well as via branches and subsidiaries located in New Zealand, the US, UK and Asia. WIB is also responsible for Westpac Pacific currently providing a range of banking services in Fiji and PNG. WIB works in an integrated way with all the Group's divisions in the provision of more complex financial needs including across foreign exchange and fixed interest solutions.

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	675	672	656	-	3
Non-interest income	749	749	958	-	(22)
Net operating income	1,424	1,421	1,614	-	(12)
Operating expenses	(675)	(680)	(671)	(1)	1
Core earnings	**749**	**741**	**943**	**1**	**(21)**
Impairment (charges) / benefits	17	8	(64)	113	large
Operating profit before tax	**766**	**749**	**879**	**2**	**(13)**
Tax and non-controlling interests	(215)	(219)	(250)	(2)	(14)
Cash earnings	**551**	**530**	**629**	**4**	**(12)**
Economic profit	224	200	267	12	(16)
Expense to income ratio	47.40%	47.85%	41.57%	(45bps)	large
Net interest margin	1.58%	1.62%	1.56%	(4bps)	2bps

$bn	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Deposits	98.9	92.1	98.5	7	-
Net loans					
Loans	76.4	74.4	72.1	3	6
Provisions	(0.3)	(0.3)	(0.5)	-	(40)
Total net loans	**76.1**	**74.1**	**71.6**	**3**	**6**
Deposit to loan ratio	129.96%	124.29%	137.57%	large	large
Total assets	104.8	103.1	104.0	2	1
TCE	251.2	249.1	245.2	1	2
Average interest-earning assets[1]	85.9	82.6	84.5	4	2
Impairment charges/(benefits) to average loans annualised	(0.05%)	(0.02%)	0.18%	(3bps)	large
Impaired assets to TCE	0.04%	0.07%	0.18%	(3bps)	(14bps)
Total stressed assets to TCE	0.52%	0.55%	0.59%	(3bps)	(7bps)
Total funds	6.6	12.5	11.3	(47)	(42)

Revenue contribution

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Lending and deposit revenue	790	785	764	1	3
Markets, sales and fee income	451	447	504	1	(11)
Total customer revenue	**1,241**	**1,232**	**1,268**	**1**	**(2)**
Derivative valuation adjustments	-	27	19	(100)	(100)
Trading revenue	161	71	246	127	(35)
Hastings	23	63	30	(63)	(23)
Other[2]	(1)	28	51	large	large
Total WIB revenue	**1,424**	**1,421**	**1,614**	**-**	**(12)**

[1] *Averages are based on a six month period.*
[2] *Includes capital benefit and the Bank Levy.*

56 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Divisional results Financial performance First Half 2018 - Second Half 2017 Cash earnings of $551 million was $21 million, or 4%, higher than Second Half 2017. 1% increase in core earnings and an impairment benefit. This was supported by the First Half 2018 - First Half 2017 Cash earnings was $78 million or 12% lower compared to First Half 2017. The primary reason for the decline was the strong markets performance in the prior corresponding period which was not repeated. Westpac Group 2018 Interim Financial Results Announcement | 57 Net interest income up $19 million, 3% • Loans increased 6% with growth in Asia (including trade finance of $1.7 billion) and utilisation of mortgage warehouse facilities following the run-down of balances in First Half 2017 as loans were securitised; • Deposits were up $0.4 billion although there was a shift in the composition of Australian deposits with higher transaction balances offset by lower term deposits. Offshore deposits were up, consistent with the growth in lending in Asia; and • Net interest margin was 2 basis points higher from disciplined loan pricing and changes in deposit mix, partly offset by the impact of the Bank Levy (7 basis points). Non-interest income down $209 million, 22% • Markets revenue was lower compared to First Half 2017, which benefited from strong trading income and fees associated with a number of large customer transactions. By comparison, fewer large transactions occurred in First Half 2018. Operating expenses up $4 million, 1% • Operating expense growth of 1% was mainly due to increased risk and compliance costs. Productivity savings largely offset business as usual expenses. Impairment benefit $17 million compared to an impairment charge of $64 million • Credit quality remained sound, with the ratio of impaired assets to TCE down 14 basis points following the work-out and write-off of some larger facilities; and • The movement in impairment charges was due primarily to a small number of large impairments in First Half 2017 that were not repeated. Economic profit down $43 million, 16% • Economic profit was down 16% from the reduction in cash earnings from the lower financial markets contribution. Net interest income up $3 million, flat • Loans increased 3% primarily with growth in Asia trade finance ($1.2 billion) and lending across financial institutions, natural resources and large corporates; • Deposits were up 7% primarily from higher Australian term deposits and term deposits originating in Asia supporting the higher lending in that region; and • Net interest margin declined 4 basis points, primarily from the full period impact of the Bank Levy (3 basis points). Non-interest income flat • Markets income was higher mostly from higher income across commodities and foreign exchange; and • Partially offset by a lower Hastings contribution including seasonally lower performance fees ($30 million). Operating expenses down $5 million, 1% • Productivity initiatives, including refinement of the division’s operating model, led to the 1% reduction in operating expenses. Impairment benefit of $17 million, up $9 million • Impaired assets to TCE reduced 3 basis points to 0.04% with no new large impaired assets emerging over the period; and • Impairment charges were a benefit from write-backs following the successful work-out of several impaired facilities. Economic profit up $24 million,12% • Disciplined balance sheet management and a reduction in capital allocated to certain institutional facilities has reduced allocated capital. Combined with higher cash earnings led to the 12% increase in economic profit.

2018 Interim financial results Divisional results 3.5 Westpac New Zealand Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac brand while insurance and wealth products are provided under Westpac Life and BT brands, respectively. technology, operations and treasury. Westpac New Zealand also maintains its All figures are in New Zealand dollars (NZ$). own infrastructure, including 1 Total deposits in this table refer to total customer deposits. 2 Averages are based on a six month period. 58 | Westpac Group 2018 Interim Financial Results Announcement As at As atAs at 30 Sept31 March 20172017 31 March 2018 Credit quality Impairment charges/(benefits) to average loans annualised Mortgage 90+ day delinquencies Other consumer loans 90+ day delinquencies Impaired assets to TCE Total stressed assets to TCE 0.07% 0.16% 0.86% 0.21% 1.86% (0.10%)(0.09%) 0.12%0.14% 0.57%0.58% 0.18%0.20% 2.06%2.41% NZ$bn As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Deposits Term deposits Other Total deposits1 Net loans Mortgages Business Other Provisions Total net loans Deposit to loan ratio Total assets TCE Third party liquid assets Average interest-earning assets2 Total funds 31.6 30.0 30.027.8514 28.429.063 61.6 47.9 29.5 2.1 (0.4) 58.456.858 46.946.224 28.628.633 2.22.1(5)-(0.4)(0.4)--79.1 77.376.523 77.88% 75.55%74.25%233bps363bps 89.8 88.387.123 111.7 8.6 86.0 10.3 108.8107.034 8.78.4(1)2 86.085.6--10.19.726 NZ$m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment (charges) / benefits Operating profit before tax Tax and non-controlling interests Cash earnings Economic profit Expense to income ratio Net interest margin 922 244 899839310 252259(3)(6) 1,166 (468) 1,1511,09816 (475)(487)(1)(4) 698 (27) 676611314 4036largelarge 671 (189) 716647(6)4 (208)(184)(9)3 482 508463(5)4 207 40.14% 2.15% 236195(12)6 41.27%44.35%(113bps)large 2.09%1.96%6bps19bps

2018 Interim financial results Divisional results Financial performance (NZ$) First Half 2018 - Second Half 2017 Core earnings increased 3% over the half supported by a 6 basis point increase in net interest margin and productivity benefits. An impairment charge of NZ$27 million in First Half 2018, compared to an impairment benefit of NZ$40 million in Second Half 2017, resulted in cash earnings being 5% lower than Second Half 2017. Westpac Group 2018 Interim Financial Results Announcement | 59 Net interest income up $23 million, 3% • Lending increased 2%, a little below system as the division focused on return over growth. The increase was split across mortgages and business lending. Three quarters of the mortgage growth was in owner occupied lending while business growth was across a broad range of sectors; • Deposits increased 5% over the half, fully funding loan growth. Growth was spread evenly across term and at call accounts from both consumers and businesses; and • Net interest margin was up 6 basis points from some repricing of mortgages and business lending. These were partly offset by lower deposit spreads from changes in deposit mix (as customers switched to higher yield term deposits) and competition for term deposits. Non-interest income down $8 million, 3% • Decline was due primarily to lower cards income and a decline in institutional fees; and • Higher income from a further rise in total funds which was up 2%, partly offset the decline. Operating expenses down $7 million, 1% • In 2017 New Zealand completed the first phase of its transformation program, with the benefits from that program continuing to flow through. Project spend associated with the program was also lower; and • Productivity savings from this program included lower network costs with fewer branches (a further five branches closed in First Half 2018), increased self-serve and digitising more activity. Impairment charge of $27 million compared to an impairment benefit of $40 million • Credit quality improved with stressed assets to TCE reducing 20 basis points to 1.86%. The decline was mostly due to the continued improvement in the dairy sector. Other consumer delinquencies increased 29 basis points to 86 basis points, mostly from an operational issue in credit card collections; and • The movement in impairment charges was principally due to increasing consumer delinquencies and Second Half 2017 benefiting from write-backs on some large facilities and improvements in the dairy industry. Economic profit down $29 million, 12% • The 12% reduction in economic profit is greater than the 5% reduction in cash earnings due the impact of the $67 million movement in impairment charges.

2018 Interim financial results Divisional results First Half 2018 - First Half 2017 Core earnings increased 14% supported by a 19 basis point rise in net interest margin and productivity benefits leading to lower expenses. An impairment charge of NZ$27 million in First Half 2018, compared to an impairment benefit of NZ$36 million in First Half 2017, resulted in lower cash earnings growth (4%). 60 | Westpac Group 2018 Interim Financial Results Announcement Net interest income up $83 million, 10% • Two thirds of the 3% growth in lending was in mortgages with most of the remainder in business lending across a broad range of sectors; • Deposit balances grew around twice the level of lending resulting in the deposit to loan ratio increasing by over three percentage points. Most deposit growth was in term products as customers sought higher yields in the low interest rate environment; and • Net interest margin was 19 basis points higher, supported by disciplined growth and repricing of certain mortgages and business loans. First Half 2017 also included a one-off $10 million adjustment (a cost) associated with accelerating the amortisation of deferred mortgage costs (this contributed 2 basis points to the rise in margins). These benefits were partly offset by lower deposit spreads from competition for term deposits. Non-interest income down $15 million, 6% • Decline was primarily from the full period impact of removing certain consumer fees in 2017. Institutional banking fees were also lower given reduced activity; and • Declines were partially offset by fees from a 6% increase in total funds balances and higher insurance income from lower claims. Merchant fees were also higher following some repricing through the half. Operating expenses down $19 million, 4% • The decline in expenses was due to productivity initiatives flowing from the division’s transformation program. This included increased self-serve and digitisation of activity, which supported a net reduction of six branches along with savings from reviews of major contracts. Project spend associated with the program was also lower. Impairment charge of $27 million compared to an impairment benefit of $36 million • Credit quality remained sound with stressed assets to TCE reducing 55 basis points to 1.86%. The decline was due mostly to improved conditions in the dairy sector. Consumer 90+ day delinquencies were higher but continued to be at near historic lows; and • The movement in impairment charges was mostly due to the absence of the benefits reflected in First Half 2017 from the work-out and write-back of a few large facilities. Economic profit up $12 million, 6% • Economic profit growth was higher than the 4% rise in cash earnings with no major changes in capital allocated.

2018 Interim financial results
Divisional results

3.6 Group Businesses

This segment comprises:

- Treasury which is responsible for the management of the Group's balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits;
- Group Technology[1], which comprises functions for the Australian businesses, is responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration;
- Core Support[2], which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal and human resources; and
- Group Businesses also includes earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate presentation of performance of the Group's operating segments, earnings from non-core asset sales, earnings and costs associated with the Group's Fintech investments, and certain other head office items such as centrally raised provisions.

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	437	291	422	50	4
Non-interest income	13	(14)	(19)	large	large
Net operating income	450	277	403	62	12
Operating expenses	(289)	(224)	(232)	29	25
Core earnings	**161**	**53**	**171**	**large**	**(6)**
Impairment (charges) / benefits	(13)	32	11	large	large
Operating profit before tax	**148**	**85**	**182**	**74**	**(19)**
Tax and non-controlling interests	(90)	(77)	(98)	17	(8)
Cash earnings	**58**	**8**	**84**	**large**	**(31)**

Treasury $m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	406	272	403	49	1
Non-interest income	6	5	3	20	100
Net operating income	412	277	406	49	1
Cash earnings	**269**	**172**	**264**	**56**	**2**

Treasury Value at Risk (VaR)[3]

$m	Average	High	Low
Six months ended 31 March 2018	39.3	56.7	27.0
Six months ended 30 September 2017	33.2	57.4	24.2
Six months ended 31 March 2017	43.6	56.4	31.4

1 *Costs are fully allocated to other divisions in the Group.*
2 *Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses.*
3 *VaR includes trading book and banking book exposures. The banking book component includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes.*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 61

2018 Interim financial results Divisional results Financial performance First Half 2018 - Second Half 2017 Cash earnings increased $50 million in the half primarily from higher Treasury revenue, offset by increased expenses and higher impairment charges. First Half 2018 - First Half 2017 Cash earnings decreased $26 million primarily from increased expenses and higher impairment charges, partly offset by higher non-interest income. 62 | Westpac Group 2018 Interim Financial Results Announcement Net operating income up $47 million, 12%  Impact of New Zealand earnings hedges and gain from asset sales; and  Treasury revenue was little changed. Expenses up $57 million, 25%  Higher regulatory and compliance costs, including costs associated with the Royal Commission;  An increase in employee costs; and  Expenses associated with the Group’s fintech investments. Impairment charges $24 million movement  Movement in impairments reflecting a $13 million charge, primarily from an increase in the centrally held overlay provision during the half, compared to an $11 million benefit in First Half 2017. Net operating income up $173 million, 62%  Net interest income increased $146 million primarily from Treasury related to interest rate risk management, including management of short-term basis risk; and  Non-interest income increased $27 million due to the impact of New Zealand earnings hedges and a $10m gain on asset sales. Expenses up $65 million, 29%  Increase in costs associated with the Royal Commission;  Additional employee costs; and  Lower GST and payroll tax recoveries. Impairment charges $45 million movement  Movement in impairments reflecting a change to centrally held overlays, predominantly from an increase in the overlays provision in the half ($12 million), compared to a $32 million benefit in Second Half 2017. Tax and non-controlling interests up $13 million, 17%  Effective tax rate is higher than the Australian company tax rate of 30%, mostly due to the impact of hybrid distributions that are not tax deductible.

2018 Interim financial results Table of contents 4.1 Directors’ report 64 4.2 Consolidated income statement 89 4.3 Consolidated statement of comprehensive income 90 4.4 Consolidated balance sheet 91 4.5 Consolidated statement of changes in equity 92 4.6 Consolidated cash flow statement 93 4.7 Notes to the consolidated financial statements 94 Note 1 Basis of preparation 94 Note 2 Segment reporting 97 Note 3 Net interest income 101 102 Note 4 Non-interest income Note 5 Operating expenses 103 Note 6 Income tax 104 Note 7 Earnings per share 105 Note 8 Average balance sheet and interest rates 106 Note 9 Loans 107 Note 10 Provisions for impairment charges 108 Note 11 Credit quality 109 Note 12 Deposits and other borrowings 111 Note 13 Fair values of financial assets and liabilities 112 Note 14 Contingent liabilities, contingent assets and credit commitments 118 Note 15 Shareholders’ equity 121 Note 16 Notes to the consolidated cash flow statement 123 Note 17 Subsequent events 124 4.8 Statutory statements 125 Westpac Group 2018 Interim Financial Results Announcement | 63 4.0 Interim financial report 2018

2018 Interim financial report Directors' report 4.0 4.1 Interim financial report 2018 Directors’ report The Directors of Westpac present their report together with the financial statements of Westpac and its controlled entities (collectively referred to as ‘the Group’) for the half year ended 31 March 2018. Directors The names of the Directors of Westpac holding office at any time during, and since the end of, the half year and the period for which each has served as a Director are set out below: Name Position Lindsay Maxsted Brian Hartzer Nerida Caesar Ewen Crouch AM Alison Deans Craig Dunn Robert Elstone Peter Hawkins Peter Marriott Peter Nash Chairman since December 2011 and Director since March 2008. Managing Director & Chief Executive Officer since February 2015. Director since September 2017. Director since February 2013. Director since April 2014. Director since June 2015. Retired in December 2017. Director from February 2012. Director since December 2008. Director since June 2013. Director since March 2018. Review and results of the Group’s operations during the half year Net profit attributable to owners of Westpac Banking Corporation for First Half 2018 was $4,198 million, an increase of $291 million or 7% compared to First Half 2017. Features of this result included a $384 million or 4% increase in net operating income before operating expenses and impairment charges, a $92 million or 2% increase in operating expenses and a $100 million or 20% decrease in impairment charges. Net interest income increased $665 million or 9% compared to First Half 2017, with total loan growth of 5%, mostly from Australian housing which grew 6%. Reported net interest margin increased 11 basis points to 2.16%, reflecting higher spreads on certain mortgage types (including investor lending and loans with an interest-only feature), and increased deposit spreads. These were partly offset by the Bank Levy which was effective from July 2017. Non-interest income decreased $281 million or 9% compared to First Half 2017 primarily due to a decrease in trading income of $226 million and the impact of economic hedges on New Zealand earnings ($63 million lower). Operating expenses increased $92 million or 2% compared to First Half 2017. The rise in operating expenses includes annual salary increases and higher technology expenses related to the Group’s investment program and a rise in regulatory and compliance costs, including costs associated with the Royal Commission. These increases were partly offset by productivity benefits and lower amortisation of intangibles. Impairment charges were $100 million or 20% lower compared to First Half 2017. Asset quality remained sound, with stressed exposures as a percentage of total committed exposures at 1.09%, down 5 basis points compared to First Half 2017. The decrease in the impairment charges was primarily due to reduced individual provisions for larger facilities. The effective tax rate of 30.4% was lower than the First Half 2017 effective tax rate of 30.7%. The Board has determined an interim dividend of 94 cents per share, unchanged compared to the interim dividend determined for First Half 2017. The interim dividend is fully franked. A review of the operations and results of the Group and its divisions for the half year ended 31 March 2018 is set out in Section 2 and Section 3 of this Interim Financial Results Announcement and in ‘Risk factors’, which forms part of the Directors’ Report. Further information about our financial position and financial results is included in the financial statements, which form part of the Interim financial report. 64 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Significant developments Corporate significant developments Bank Levy for Authorised Deposit-taking Institutions (ADIs) On 23 June 2017, legislation was enacted that introduced a new levy on ADIs with liabilities of at least $100 billion (Bank Levy). The Bank Levy became effective from 1 July 2017 and the rate is set at 0.06% per annum of certain ADI liabilities. There is no end date provided for the Bank Levy. Royal Commission into the banking, superannuation and financial services industries On 14 December 2017, the Australian Government established a Royal Commission into potential misconduct in Australia's banks and other financial services entities. The terms of reference for the Royal Commission require it to consider (amongst other things) the conduct of banks, insurers, financial service providers, superannuation funds (not including self-managed superannuation funds) and intermediaries between borrowers and lenders, and the effectiveness of Australian regulators in addressing misconduct in financial institutions. The Royal Commission is not required to inquire into matters such as the financial stability of Australia's banks. A final report is to be provided by the Commission to the Australian Government by 1 February 2019, and an interim report may be produced no later than 30 September 2018. The Royal Commission is currently investigating potential misconduct and conduct, practices, behaviour or business activities by financial services entities that may fall below community standards and expectations. The Commission has invited public submissions to identify instances of alleged misconduct and systemic issues which may have contributed to such conduct as well as the public's views on what changes the Royal Commission should recommend. Public hearings have also taken place (with more expected to be scheduled) to consider aspects of alleged conduct in the financial services industry in greater detail, in which a number of consumers have given evidence of their particular experiences. Westpac participated in the first and second round of public hearings relating to consumer lending practices and the provision of financial advice. In closing submissions for these hearings, Counsel Assisting identified a number of issues that have the potential to impact the broader financial services industry. These issues included matters such as the appropriateness of various industry practices, including the treatment of customers, remuneration, governance and compliance with legal and regulatory obligations, as well as aspects of industry structure. In addition, Counsel Assisting identified a number of findings it regarded as open to the Commission to make in respect of the case studies the Commission considered during the hearing phases. These include certain breaches of the Corporations Act 2001 (Cth), National Consumer Credit Protection Act 2009 (Cth) and Australian Securities and Investments Commission Act 2001 (Cth) by various financial services entities including Westpac. The Commission will consider Counsel Assisting’s submissions and determine whether or not to make findings of misconduct by relevant financial services entities including, potentially, Westpac. The terms of reference also require the Royal Commission to investigate the adequacy of existing laws and policies of the Federal Government relating to the provision of banking, superannuation and financial services, and whether any further changes to the legal framework are necessary to minimise the likelihood of misconduct. Consequently, as part of its findings, the Royal Commission is likely to recommend changes to Australia's legal framework regarding certain aspects of financial services. In the event that the Federal Government supports the recommended changes, it may make changes to legislation and regulation. The Royal Commission will also investigate the practices of our regulators. These investigations, and any findings or recommendations made by the Royal Commission, may lead to regulators commencing investigations into various financial services entities including Westpac, which could subsequently result in administrative or enforcement action being taken. It could also lead to our regulators altering their existing policies and practices (including increasing their expectations for entities that they regulate, including Westpac). Parliamentary inquiries and other reviews On 16 September 2016, the Chairman of the House of Representatives Standing Committee on Economics announced that the Committee had commenced its Review of the Four Major Banks (Parliamentary Review). The terms of reference for the Parliamentary Review are wide-ranging, with one area of focus being how individual banks and the industry as a whole are responding to issues identified through other inquiries, including through the Australian Banking Association (ABA) action plan. Westpac attended public hearings of the Parliamentary Review on 6 October 2016, 8 March 2017 and 11 October 2017. Westpac will appear at the next round of public hearings on 11 October 2018. The first report of the Parliamentary Review was published on 24 November 2016 and contained ten recommendations. The second report was published on 21 April 2017. In its second report, the Committee restated its support for the recommendations in the first report and supported a recommendation of the Australian Small Business and Family Enterprise Ombudsman to remove non-monetary default clauses in small business loan contracts. Westpac Group 2018 Interim Financial Results Announcement | 65

2018 Interim financial report Directors' report The third report was published on 7 December 2017. In its third report, the Committee made recommendations to ensure merchants have the choice of how to process "tap and go" payments on dual network cards, that the Australian Competition and Consumer Commission (ACCC) as part of its inquiry into residential mortgage products should assess the repricing of interest-only mortgages that occurred in June 2017, that legislation is introduced to mandate banks' participation in Comprehensive Credit Reporting and that the Attorney-General should review the threshold transaction reporting obligations in light of the issues identified in the Australian Transaction Reports and Analysis Centre's case against the Commonwealth Bank of Australia. In May 2017, the Australian Government announced that it supported nine of the ten recommendations made by the Committee in its first report and announced a range of measures designed to implement these recommendations, such as: • • the introduction of the Banking Executive Accountability Regime (discussed below); an independent review to recommend the best approach to implement an open banking regime with respect to banking product and consumer data (discussed below); and the creation of a new dispute resolution framework, including the establishment of the Australian Financial Complaints Authority, which is designed to be a single external dispute resolution body for the handling of financial and superannuation disputes and is expected to be operational by 1 November 2018. • On 29 November 2016, the Senate referred an inquiry into the regulatory framework for the protection of consumers, including small businesses, in the banking, insurance and financial services sector to the Senate Economics References Committee. The terms of reference for the inquiry focus on a range of matters relating to the protection of consumers against wrongdoing in the sector. They also require the inquiry to examine the availability and adequacy of redress and support for consumers who have been victims of wrongdoing. The inquiry is scheduled to produce a report by 26 June 2018. In addition to the reviews and inquiries mentioned above, the ACCC is undertaking a specific inquiry, until 30 June 2018, into the pricing of residential mortgages by those banks affected by the Bank Levy (including Westpac), which includes monitoring the extent to which the Bank Levy is passed on to customers. An interim report was published in March 2018 and a final report is due later in 2018. The inquiry into the pricing of residential mortgages is the first task of the Financial Services Unit (FSU), established by the ACCC in 2017 to undertake regular inquiries into specific financial services competition issues. From July 2018 onwards, the FSU will commence market studies work. The precise scope of that work has not yet been determined, and could include a review of the impact of regulatory measures which affect the ability of smaller banks to compete against the major banks, barriers to entry in financial services markets and consumer switching. On 1 May 2018, in the context of the publication of the final report in relation to the prudential inquiry into The Commonwealth Bank of Australia, APRA indicated that all regulated financial institutions would benefit from conducting a self-assessment into their frameworks and practices in relation to governance, culture and accountability. For large financial institutions such as Westpac, APRA noted it will also be seeking written assessments in relation to these matters that have been reviewed and endorsed by their Board. It is expected that matters relating to governance, culture and accountability will continue to be ongoing areas of focus for APRA. As these reviews and inquiries progress, they may lead to further regulation and reform. Open banking regime On 9 February 2018 the final report of the Review into Open Banking in Australia was released. The report makes 50 recommendations in total, including recommendations on: • • • • • the regulatory framework to support open banking; what data should be shared and with whom; what safeguards are needed to inspire confidence in data sharing; how data should be transferred; and how open banking should be rolled out. A Government response to the report is expected in 2018. The report recommends that the major banks, including Westpac, would need to achieve compliance 12 months after the Government response. Westpac lodged a submission with Treasury on 23 March 2018 in response to the review. 66 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Banking Executive Accountability Regime In February 2018, the Australian Parliament enacted the Banking Executive Accountability Regime (BEAR), which will be included in the Banking Act 1959. The Government's stated intention is to introduce a strengthened responsibility and accountability framework for the most senior and influential directors and executives in ADI groups (referred to as 'accountable persons' under BEAR). BEAR applies to large ADIs, such as Westpac, from 1 July 2018 (with transitional arrangements for certain aspects of BEAR). BEAR involves a range of new measures, including: • imposing a set of requirements to be met by ADIs and accountable persons, including accountability obligations; requirements for ADIs to register accountable persons with APRA prior to their commencement in an accountable person role, to maintain and provide APRA with a map of the roles and responsibilities of accountable persons across the ADI group, and to give APRA accountability statements for each accountable person detailing that individual's roles and responsibilities; and new and stronger APRA enforcement powers, including disqualification powers in relation to accountable persons who breach the obligations of BEAR and a new civil penalty regime that will enable APRA to seek civil penalties in the Federal Court of up to $210 million (for large ADIs, such as Westpac) where an ADI breaches its obligations under BEAR and the breach relates to 'prudential matters'. • • Productivity Commission Inquiry into Competition in the Australian Financial System In May 2017, the Australian Government announced a Productivity Commission inquiry into competition in the financial system. This review was a recommendation of the Financial System Inquiry. The terms of reference are broad and require the Productivity Commission to review competition in Australia's financial system with a view to improving consumer outcomes, the productivity and international competitiveness of the financial system and the economy more broadly, and supporting ongoing financial system innovation, while balancing these with financial stability objectives. The Productivity Commission released its draft report on 7 February 2018 in which it found that financial system regulation since the Global Financial Crisis had favoured stability over competition. A number of the Productivity Commission's draft recommendations were aimed at addressing this perceived regulatory imbalance, including that: • the Australian Government implement an open banking system (refer to section on open banking regime above); an existing regulator receive a mandate to 'champion' competition in the financial system; ASIC impose a clear duty on mortgage aggregators that are owned by lenders to act in the consumer's best interest; the Australian Government require all lenders to offer customers refunds for the cost of lenders mortgage insurance when customers elect to refinance or pay out their loan; and the Payments System Board introduce a ban on card payment interchange fees by mid-2019. • • • • Westpac has responded to the draft report and the proposed recommendations. The Productivity Commission is due to hand its final report to the Government by 1 July 2018, after which it is expected that the Government will consider and respond to the Productivity Commission's findings. Australian Banking Association Banking Reform Program and industry initiatives On 21 April 2016, the ABA announced an action plan to protect consumer interests, increase transparency and accountability and build trust and confidence in banks. The reform program includes a number of industry-led initiatives including: • • • • • • a review of product sales commissions and product based payments; the establishment of an independent customer advocate in each bank; supporting the broadening of external dispute resolution schemes; evaluating the establishment of an industry-wide, mandatory, last resort compensation scheme; strengthening protections available to whistleblowers; the implementation of a new information sharing protocol to help stop individuals with a history of poor conduct moving around the industry; strengthening the commitment to customers in the Banking Code of Practice; and supporting ASIC as a strong regulator. • • Westpac Group 2018 Interim Financial Results Announcement | 67

2018 Interim financial report Directors' report The banks have committed to transition to the new Banking Code of Practice within 12 months of ASIC approving the Code. The banks are also continuing to implement the recommendations from the Retail Banking Remuneration Review chaired by Mr Stephen Sedgwick. This review considered product sales commissions and product based payments in retail banking and recommended that retail bank staff and managers no longer receive incentives based directly or solely on sales performance. The banks have committed to implement these recommendations by 2020. On 17 April 2018, the independent governance expert overseeing the ABA action plan, Mr Ian McPhee, released his eighth and final report titled, Australian banking industry: Package of Initiatives, which noted that banks have made good progress in delivering the initiatives, with most initiatives now implemented. The banks will continue to provide information about their implementation of key industry initiatives through an external reporting framework. Australian Securities and Investments Commission (ASIC) Enforcement Review Taskforce On 19 October 2016, the Australian Government announced that the ASIC Enforcement Review Taskforce (Taskforce) will conduct a review into the suitability of ASIC's existing regulatory tools (including the penalties available) and whether they need to be strengthened. The Taskforce completed its report in December 2017 and made 50 recommendations to the Australian Government. On 20 April 2018, the Australian Government announced that it has agreed, or agreed in principle, to all 50 recommendations and will prioritise the implementation of 30 of those recommendations. The remaining 20 recommendations will be considered with the final report of the Royal Commission. The Taskforce made recommendations on, among other things: • reforms to the mandatory breach reporting framework including when a reporting obligation is triggered, expanding the class of reports that must be made to include misconduct by individual advisers and employees and strengthening the penalties for failing to report, including through the introduction of an infringement notice regime; strengthening ASIC's licensing powers, which would enable ASIC to take action to refuse to grant, or to suspend or cancel, a licence where the applicant or licensee is not considered to be a fit and proper person; expanding ASIC's powers to ban individuals working in financial services businesses where they are found to be unfit, improper or incompetent; increasing fines and strengthening penalties for corporate and financial sector misconduct; providing ASIC with the power to issue directions to financial services licensees and credit licensees in relation to the conduct of their business; and enhancing ASIC’s search warrant powers to provide them with greater flexibility to use seized materials and granting ASIC access to telecommunications intercept material. • • • • • In progressing these recommendations, the Australian Government will require legislative amendments and has announced that it will consult on draft legislation. Product design and distribution obligations and product intervention power On 21 December 2017, Treasury released draft legislation that would amend the Corporations Act 2001 (Cth) and the National Consumer Credit Protection Act 2009 (Cth) in order to grant ASIC a product intervention power and introduce a new 'principles-based' product design and distribution obligation on issuers and distributors. Westpac lodged a submission with Treasury on 12 February 2018 in response to the draft legislation. Financial benchmarks reform Legislation designed to strengthen the regulation of financial benchmarks commenced on 12 April 2018. The measures set out in the Treasury Laws Amendment (2017 Measures No.5) Act 2018 include: • ASIC being empowered to develop enforceable rules for administrators and entities that make submissions to significant benchmarks (such as Westpac), including the power to compel submissions to benchmarks in the case that other calculation mechanisms fail; administrators of significant benchmarks being required to hold a new 'benchmark administration' licence issued by ASIC (unless granted an exemption); and the manipulation of any financial benchmark or financial product used to determine a financial benchmark (such as negotiable certificates of deposit) being made a specific criminal and civil offence. • • 68 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Residential mortgage lending - reviews by and engagement with regulators In recent years, regulators have focused on aspects of residential mortgage lending standards across the industry. APRA has been looking at, and speaking publicly about, the broader issue of bank serviceability standards pertaining to residential mortgage lending. Over recent months, Westpac has further strengthened its controls on mortgage serviceability requirements. This work has been guided by the findings identified through the 2016/17 targeted review of data used in residential mortgage serviceability assessments, which was undertaken by Westpac (and other large ADIs) at APRA’s request. The focus of the review was on the adequacy of controls used to ensure borrower information in serviceability assessments was complete and accurate. Westpac engaged PricewaterhouseCoopers (PwC) to undertake the targeted review which was completed in May 2017. Based on the results of their evaluation of the design and operating effectiveness of the controls in place, PwC issued a qualified opinion on the basis of 8 of the 10 control objectives stipulated by APRA. While PwC found that Westpac had implemented a wide range of controls related to verifying certain categories of borrower information (particularly in relation to income), they noted that Westpac should give further consideration to strengthening controls in certain areas, such as declared expenses and other debts. Westpac is continuing to engage with APRA in relation to its progress in strengthening these controls. In the mortgage area, ASIC continues to focus on interest only mortgage origination and high risk customer groups. ASIC has also reviewed public statements by some banks (including Westpac) about interest rate changes, following the introduction of APRA's macro prudential limits for ADIs in respect of interest only lending flows. Westpac is working with ASIC on their reviews in these areas. BBSW proceedings Following ASIC's investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct, including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac's trading in the relevant market. The proceedings were heard in late 2017. Judgment is pending. In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of other Australian and international banks alleging misconduct in relation to BBSW. These proceedings are at an early stage and the level of damages sought has not been specified. Westpac is defending these proceedings. ASIC's responsible lending litigation against Westpac On 1 March 2017, ASIC commenced Federal Court proceedings against Westpac in relation to home loans entered into between December 2011 and March 2015, which were automatically approved by Westpac's systems as part of broader processes. ASIC has alleged that the way in which Westpac used the Household Expenditure Measure (HEM) benchmark to assess the suitability of home loans for customers during this period was in contravention of the National Consumer Credit Protection Act 2009 (Cth) (NCCPA). On 26 September 2017, ASIC amended its court documents to include an additional allegation that the way serviceability was assessed for interest only loans during the same period also contravened the NCCPA. ASIC has also raised specific allegations in respect of seven loan applications. ASIC alleges that Westpac improperly assessed whether those loans were unsuitable because of the way Westpac used HEM, and for five of the loan applications (which are loans with an interest only period), because of the way Westpac assessed serviceability. ASIC has not made any criminal allegations, or allegations against specific individuals. Westpac is defending the proceedings. The trial is scheduled for September 2018. Outbound scaled advice division proceedings On 22 December 2016, ASIC commenced Federal Court proceedings against BT Funds Management Limited (BTFM) and Westpac Securities Administration Limited in relation to a number of superannuation account consolidation campaigns conducted between 2013 and 2016. ASIC has alleged that in the course of some of these campaigns, customers were provided with personal advice in contravention of a number of Corporations Act 2001 (Cth) provisions. ASIC has selected 15 specific customers as the focus of their claim. The proceedings were heard in February 2018. Judgment is pending. Westpac Group 2018 Interim Financial Results Announcement | 69

2018 Interim financial report Directors' report Class action against Westpac Banking Corporation and Westpac Life Insurance Services Limited On 12 October 2017 a class action was filed in the Federal Court of Australia on behalf of customers who, since October 2011, obtained insurance issued by Westpac Life Insurance Services Limited (WLIS) on the recommendation of certain financial advisers employed within the Westpac Group. The plaintiffs have alleged that aspects of the financial advice provided by those advisers breached fiduciary and statutory duties owed to the advisers' clients, including the duty to act in the best interests of the client, and that WLIS was knowingly involved in those alleged breaches. Westpac and WLIS are defending the proceedings. An initial trial in the proceedings has been scheduled for March 2019. Brexit On 29 March 2017, the Prime Minister of the United Kingdom (UK) notified the European Council in accordance with Article 50 of the Treaty on European Union of the UK's intention to withdraw from the European Union (EU), triggering a two year period for the negotiation of the UK's withdrawal from the EU. As Westpac's business and operations are based predominantly in Australia and New Zealand, the direct impact of the UK's departure from the EU is unlikely to be material to Westpac. However, it remains difficult to predict the impact that Brexit may have on financial markets, the global economy and the global financial services industry. Reduction of the corporate tax rate On 11 May 2017, the Australian Government introduced into Parliament a bill to reduce the corporate tax rate progressively from 30% to 25% over the next 10 years for all corporate entities in a staged approach with reference to aggregated annual turnover thresholds. If the legislation is passed in its current form, the changes will begin to take effect from 1 July 2023, when the corporate tax rate for Westpac will reduce to 27.5%. Accordingly, the proposed reduction to the corporate tax rate will not significantly impact Westpac in the short term. A reduction to the corporate tax rate will reduce the value of imputation credits ultimately attached to franked dividends and distributions to certain security holders, and require restatement of our deferred tax balances. Taxation of cross-border financing arrangements The Australian and New Zealand Governments have each decided to implement the Organisation for Economic Co-operation and Development's (OECD) proposals relating to the taxation treatment of cross-border financing arrangements. These proposals may affect the taxation arrangements for 'hybrid' regulatory capital instruments issued by Westpac. If implemented without grandfathering, the potential effect of the OECD proposals is to increase the after-tax cost to Westpac of certain previously issued Additional Tier 1 capital securities. The Australian Government released revised draft legislation in March 2018 which provides limited grandfathering for hybrid instruments issued before 9 May 2017. In December 2017, the New Zealand Government introduced the Taxation (Neutralising Base Erosion and Profit Shifting) Bill 2017 into Parliament in response to the OECD's proposals. The bill is currently being reviewed by the Finance and Expenditure Committee and most changes contained in the bill are expected to commence on 1 July 2018. Anti-Money laundering and counter-terrorism financing reforms and initiatives On 13 December 2017, the Anti-Money Laundering and Counter-Terrorism Financing Amendment Act 2017 (Cth) (Amendment Act) received Royal Assent. The Amendment Act introduced a number of reforms to the Anti-Money Laundering and Counter Terrorism Financing Act 2006 (Cth) (AML/CTF Act), including: • expanding the Australian Transaction Reports and Analysis Centre's (AUSTRAC) power to issue infringement notices and remedial directions; refining the 'tipping-off' provisions so that reporting entities can share information with certain related bodies corporate; and regulating digital currency exchange providers. • • Many of the changes introduced by the Amendment Act arise from a recent review of Australia's AML/CTF framework (Statutory Review), the findings of which were set out in the Report on the Statutory Review of the AML/CTF Act and Associated Rules and Regulations, which was tabled in Parliament on 29 April 2016. The Statutory Review took into account the relevant findings of the Financial Action Task Force's mutual evaluation of Australia's AML/CTF regime. The Government has published a 'Project Plan' for implementing the reforms recommended by the Statutory Review, and it is likely further reforms will be legislated in the near future. In addition to the potential for ongoing legislative change, over the past few years AUSTRAC has increasingly emphasised its role in collecting, analysing and disseminating financial intelligence data to its law enforcement partners. One way AUSTRAC has sought to do this is through greater collaboration with the financial services industry. In 2016, AUSTRAC created the Fintel Alliance, an initiative which involves AUSTRAC, various financial services entities (including Westpac) and public sector bodies collaborating with the aim of developing and sharing actionable intelligence and insights that address key AML/CTF risks. 70 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report In this environment of ongoing legislative reform, regulatory change and increased industry focus, Westpac continues to engage with AUSTRAC and assess and enhance its AML/CTF systems, policies, processes and controls. Comprehensive Credit Reporting (CCR) On 28 March 2018, the National Consumer Credit Protection Amendment (Mandatory Comprehensive Credit Reporting) Bill 2018 was introduced into Parliament. If passed, the bill will require the provision of CCR data to commence by 1 July 2018. This would require large ADIs (with total resident assets over $100 billion) to provide a monthly update to credit reporting bodies of all open consumer credit accounts, including credit cards, personal loans, mortgages and consumer auto loans. The four major banks will be required to supply 50% of their credit data by 28 September 2018, increasing to 100% a year later. Westpac is committed to meeting the mandatory CCR requirements, as the Group recognises that CCR supports principles of responsible lending by enhancing transparency of consumers' existing liabilities and visibility of customer’s repayment history information. Westpac is also focused on ensuring the highest level of security of customer data is maintained within the data sharing arrangements that will underpin CCR data supply and use. Harper Competition Reforms In November 2017, the Competition and Consumer Amendment (Competition Policy Review) Act 2017 and the inter-related Competition and Consumer Amendment (Misuse of Market Power) Act 2017 came into effect, making significant changes to the Competition and Consumer Act 2010 (Cth) following recommendations by the Competition Policy Review which was chaired by Professor Ian Harper. These reforms included: • broadening the scope of the existing prohibition on misuse of market power. Corporations with substantial market power are prohibited from engaging in conduct with the purpose or likely effect of substantially lessening competition in a market; a new prohibition on engaging in a 'concerted practice' that has the purpose, effect or likely effect of substantially lessening competition; • • • in light of the new concerted practices prohibition, the repeal of the bank-specific prohibition on price signalling; providing the ACCC with a 'class exemption' power which enables it to determine that various provisions in the Competition and Consumer Act 2010 (Cth) do not apply to certain types of conduct; and streamlining the existing procedure to review proposed mergers. • APRA Prudential Standard CPS 234: Information Security Management On 7 March 2018, APRA released a consultation draft of a new cross-industry prudential standard CPS 234: Information Security Management. APRA announced that the proposed standard is aimed at improving the ability of APRA-regulated entities to detect cyber adversaries and respond swiftly and effectively in the event of a breach. The proposed prudential standard would require APRA-regulated entities to (amongst other things): • define the information security related roles and responsibilities of the board, senior management and governing bodies; maintain an information security capability that is commensurate with the size and extent of threats the entity faces; implement information security controls to protect information assets; undertake regular testing and assurance on the effectiveness of those information security controls; have mechanisms to detect and respond to information security incidents in a timely manner; and notify APRA of material information security incidents. • • • • • APRA announced that it intends to finalise the proposed prudential standard towards the end of 2018, with a view to implementing from 1 July 2019. Westpac continues to enhance its systems and processes to further mitigate cybersecurity risks. Issue of Westpac Capital Notes 5 On 13 March 2018, Westpac issued A$1.69 billion of securities known as Westpac Capital Notes 5, which qualify as Additional Tier 1 capital under APRA's capital adequacy framework. Westpac Group 2018 Interim Financial Results Announcement | 71

2018 Interim financial report Directors' report Transfer and conversion of Westpac convertible preference shares (CPS) On 13 March 2018, $623 million of CPS were transferred to the Westpac CPS nominated party for $100 each pursuant to the Westpac Capital Notes 5 reinvestment offer. Those CPS were subsequently bought back and cancelled by Westpac. On 3 April 2018, the remaining $566 million of CPS were transferred to the Westpac CPS nominated party for $100 each. Following the transfer, those remaining CPS were converted into 19,189,765 ordinary shares. APRA's proposed changes to capital standards The Australian Government completed a review of the Australian Financial System and recommended that APRA set capital standards such that the capital ratios of Australian ADIs are "unquestionably strong". On 19 July 2017, APRA released an Information Paper titled 'Strengthening Banking System Resilience - Establishing Unquestionably Strong Capital Ratios'. In its release, APRA concluded that the four major Australian banks, including Westpac, need to have a CET1 Ratio of at least 10.5%, as measured under the existing capital framework to be considered "unquestionably strong." Banks are expected to meet this new benchmark by 1 January 2020. APRA has announced that it expects to consult on draft prudential standards giving effect to the new framework in 2018, leading to the determination of final prudential standards in 2019. The new framework is anticipated to take effect in early 2021. On 14 February 2018, APRA commenced consultation and released a discussion paper titled, 'Revision to the Capital Framework for Authorised Deposit-Taking Institutions'. The paper included proposed revisions to the capital framework which incorporated the Basel Committee on Banking Supervision (BCBS) finalising the Basel III reforms in December 2017, as well as other changes to better align the framework to risks, including in relation to home lending. In relation to proposed traded market risk reforms published by the BCBS (also referred to as “Fundamental Review of the Trading Book”), APRA have advised that it will defer its decision on the scope and timing of any domestic implementation of the market risk framework until after it has been finalised by the BCBS. APRA also released a discussion paper titled 'Leverage Ratio Requirements for Authorised Deposit-Taking Institutions'. This discussion paper proposes to impose a minimum leverage ratio requirement of 4% for ADIs that use the internal ratings-based approach to determine capital adequacy from 1 July 2019. Australian banks are currently required to report leverage ratios under the existing requirements as part of Pillar 3 disclosures. APRA has announced that its revisions to the capital framework are not intended to necessitate further capital increases for the industry above the 10.5% benchmark. However, given the proposals include higher risk weights for certain mortgage products, such as interest only loans and loans for investment purposes, the impact on individual banks may vary. Given that the proposals are at the early consultation stage and final details remain unclear, it is too soon to determine the final impact on Westpac. Further details of Westpac’s other regulatory disclosures required in accordance with prudential standard APS 330 can be accessed at https://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/. Resolution planning including additional loss absorbing capacity and APRA's crisis management powers In response to the FSI recommendations, the Australian Government also agreed to further reforms regarding crisis management and establish a framework for minimum loss-absorbing and recapitalisation capacity. On 5 March 2018, legislation was passed to strengthen APRA's crisis management powers. The intention of these reforms is to strengthen APRA's powers to facilitate the orderly resolution of an institution so as to protect the interests of depositors and to protect the stability of the financial system. The reforms also enhance APRA's ability to take actions in relation to resolution planning, including measures to ensure regulated entities and their groups are better prepared for resolution. APRA expects to commence consultation on a framework for minimum loss-absorbing and recapitalisation capacity later in 2018. The intention of this would be to facilitate the orderly resolution of banks and minimise taxpayer support. Macro-prudential regulation From December 2014, APRA began using macro-prudential measures targeting mortgage lending that continue to impact lending practices in Australia. This included limiting investment property lending growth to below 10%, imposing additional levels of conservatism in serviceability assessments, and restricting mortgage lending with interest only terms to 30% of new mortgage lending. APRA also indicated that it expects ADIs to place strict internal limits on the volume of interest only loans with loan-to-valuation ratios above 80%. Westpac has implemented steps to achieve these limits, including introducing differential pricing for investor property loans and interest only loans, a restriction on the volume of interest only loans with an LVR of greater than 80% (includes limit increases, interest only term extension and switches), no repayment switch fee for customers switching to principal and interest from interest only loans and no longer accepting external refinances (from other financial institutions) for owner occupied interest only loans. Interest only residential mortgages 72 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report constituted 22.9% of new mortgage lending for the quarter ended 31 March 2018 (currently 39.5% of Westpac's overall Australian residential mortgage portfolio as at 31 March 2018). On 26 April 2018, APRA announced its intention to remove the existing 10% limit on investment property lending growth and replace it with more permanent measures to strengthen lending standards. In order to no longer be subject to this limit from 1 July 2018, ADIs will be required to demonstrate to APRA that they have been operating below the 10% limit for at least the past 6 months. In addition, an ADI’s Board will be required to provide an assurance to APRA in relation to its lending policies and practices. Other Regulatory Developments Net Stable Funding Ratio In December 2016, APRA released an updated prudential standard on liquidity (APS 210) which took effect from 1 January 2018. The revised APS 210 includes the Net Stable Funding Ratio (NSFR) requirement; a measure designed to encourage longer-term funding of assets and better match the duration of assets and liabilities. Westpac's NSFR as at 31 March 2018 was 112%, above the NSFR requirement of 100%. Committed Liquidity Facility - annual revision The Reserve Bank of Australia makes available to ADIs a Committed Liquidity Facility (CLF) that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity. Westpac's CLF allocation has been increased from $49.1 billion in 2017 to $57.0 billion for 2018. Transition to AASB 9 AASB 9 Financial Instruments (AASB 9) will replace AASB 139 Financial Instruments: Recognition and Measurement from 1 October 2018. AASB 9 includes a forward looking 'expected credit loss' impairment model, revised classification and measurement model and modifies the approach to hedge accounting. The Group intends to quantify the potential impact of adopting AASB 9 once it is practical to provide a reliable estimate. Westpac expects that this will be reported in the Westpac 2018 Full Year financial results. Further details of the changes under the new standard are included in Note 1 to the consolidated financial statements. European Union General Data Protection Regulation The European Union (EU) General Data Protection Regulation (GDPR) contains new data protection requirements that will apply from 25 May 2018. The GDPR is intended to 'strengthen and unify' data protection for individuals across the EU and supersedes the existing EU Data Protection Directive. Australian businesses of any size may need to comply if they have an establishment in the EU, if they offer goods or services in the EU, or if they monitor the behaviour of individuals in the EU. Westpac is implementing a number of changes or updates to policies and systems before commencement of the GDPR. OTC derivatives reform International regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe, with a current focus on variation margin, initial margin and risk mitigation practices for non-centrally cleared derivatives. Variation margin requirements were implemented in a number of key jurisdictions for Westpac (being Australia, the EU, US and Hong Kong) during full year 2017, and a substantial amount of work has also been completed with regard to global standards for risk mitigation practices relating to trading relationship documentation, trade confirmations, portfolio reconciliation and compression and valuation and dispute resolution processes, largely concentrating on Australian regulations which came into force in March 2018. In addition, certain global initial margin requirements commenced on 1 September 2016. These requirements are being introduced in phases until 1 September 2020 and work is underway to comply with the regulations. New Zealand Regulatory reforms and significant developments in New Zealand include: RBNZ - Revised Outsourcing Policy On 19 September 2017, the RBNZ advised Westpac New Zealand Limited (WNZL) of changes to its conditions of registration that will give effect to the RBNZ's revised Outsourcing Policy (BS11) (Revised Outsourcing Policy). Both the changes to the conditions of registration and the Revised Outsourcing Policy came into effect on 1 October 2017. The Revised Outsourcing Policy sets out requirements that banks need to meet when outsourcing particular functions and services, especially if the service provider is a related party of the bank. WNZL will have two years before it must fully comply with the requirement to maintain a compendium of outsourcing arrangements and five years to fully comply with other aspects of the Revised Outsourcing Policy. Westpac Group 2018 Interim Financial Results Announcement | 73

2018 Interim financial report Directors' report RBNZ Capital Review In March 2017, the RBNZ outlined its plans for its review of bank capital requirements. The RBNZ's aim is to agree a capital regime that ensures a very high level of confidence in the solvency of the banking system while avoiding economic inefficiency. The review will look at the three key components of the regulatory capital regime: • • • the definition of eligible capital instruments; the measurement of risk, in particular the risk weights attached to credit exposures; and the minimum capital ratio and buffers. The RBNZ has said that the outcomes of the review will be heavily influenced by the international regulatory context, the risk characteristics of the New Zealand system, and the RBNZ's regulatory capital approach. The RBNZ released a high-level Issues Paper in May 2017 and a consultation paper considering what type of financial instruments should qualify as bank capital in July 2017. On 21 December 2017, the RBNZ released its issues paper on the capital ratio denominator. Based on the high level information released to date, the expectation is that the RBNZ will likely propose increasing capital ratios and certain risk weights, with internal ratings-based (IRB) banks having fewer models to use (to reduce the difference between standardised and IRB banks). RBNZ - Relaxation of restrictions on high Loan-to-Value Ratio (LVR) mortgage lending On 29 November 2017 the RBNZ announced it would ease LVR restrictions. From 1 January 2018, the revised LVR restrictions are that: • no more than 15% (previously 10%) of each bank's new mortgage lending to owner occupiers can be at LVRs of more than 80%; and • no more than 5% of each bank's new mortgage lending to residential property investors can be at LVRs of more than 65% (previously 60%). Reform of the regulation of financial advice The New Zealand Government announced plans for changes to the regime regulating financial advice in July 2016. In December 2017, the Financial Services Legislation Amendment Bill had its first reading in Parliament and was referred to Select Committee. Under the proposed new regime, financial advice will be provided by licensed firms who will employ financial advisers and nominated representatives. A Code of Conduct will apply to all advice and advisers and representatives will be subject to the same duties and ethical standards, including a duty to give priority to the client's interests. Firms will be responsible for ensuring their advisers and representatives comply with these duties. The reforms will also remove legislative barriers to the provision of robo-advice. A two stage transition is proposed. Firms (including WNZL) will be required to hold a transitional licence by April 2019, to comply with the new regime by October 2019, and to hold a full licence by May 2021. RBNZ - Review under section 95 of the Reserve Bank of New Zealand Act 1989 On 10 February 2017, the RBNZ issued WNZL with a notice under section 95 of the Reserve Bank of New Zealand Act 1989, requiring WNZL to obtain an independent review of its compliance with advanced internal rating-based aspects of the RBNZ's 'Capital Adequacy Framework (Internal Models Based Approach) (BS2B)' (BS2B). WNZL has disclosed non-compliance with BS2B (compliance with which is a condition of registration for WNZL) in its quarterly disclosure statements. On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from the review. The changes to WNZL's conditions of registration came into effect on 31 December 2017 and increase the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also undertaken to the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios. The RBNZ requires WNZL to sufficiently address non-compliance issues by 30 June 2019. A remediation plan has been provided to the RBNZ. Review of the Reserve Bank of New Zealand Act In November 2017, the New Zealand Government announced it will undertake a review of the Reserve Bank of New Zealand Act 1989. In December 2017, the Minister of Finance appointed an Independent Expert Advisory Panel to provide input into and support the Review. The Review aims to ensure the RBNZ's monetary and financial policy framework still provides the most efficient and effective model for New Zealand. The Review will consist of two phases. Phase 1 focuses on whether the RBNZ's decision-making process for monetary policy is robust. New Zealand Treasury has sought industry feedback on the parameters of Phase 2, which will consider broader issues, including the macro prudential framework and the current prudential supervision model. 74 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Residential Mortgage Bond Collateral Standard Review When the RBNZ lends to banks and other counterparties it does so against 'eligible collateral' (mortgage bonds). In New Zealand, mortgage bonds are not generally traded. On 17 December 2017, the RBNZ published an issues paper proposing an enhanced mortgage bond standard aimed at supporting confidence and liquidity in the financial system, and a more standardised and transparent framework for mortgage bonds, which would improve their quality and make them more marketable and a new format for mortgage bonds. The RBNZ has sought feedback on its proposals. Risk factors Our business is subject to risks that can adversely impact our financial performance, financial condition and future performance. If any of the following risks occur, our business, prospects, reputation, financial performance or financial condition could be materially adversely affected, with the result that the trading price of our securities could decline and as a security holder you could lose all, or part, of your investment. You should carefully consider the risks described and the other information in this Interim Financial Results Announcement and in our 2017 Annual Report before investing in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. Risks relating to our business Our businesses are highly regulated and we could be adversely affected by changes in laws, regulations or regulatory policy As a financial institution, we are subject to detailed laws and regulations in each of the jurisdictions in which we operate or obtain funding, including Australia, New Zealand, the United Kingdom, the United States and various jurisdictions in Asia and the Pacific. We are also supervised by a number of different regulatory and supervisory authorities which have broad administrative powers over our businesses. In Australia, the relevant regulatory authorities include the Australian Prudential Regulation Authority (APRA), Reserve Bank of Australia (RBA), Australian Securities and Investments Commission (ASIC), Australian Securities Exchange (ASX), Australian Competition and Consumer Commission (ACCC), the Australian Transaction Reports and Analysis Centre (AUSTRAC) and the Australian Taxation Office (ATO). The Reserve Bank of New Zealand (RBNZ) and the Financial Markets Authority (FMA) have supervisory oversight of our New Zealand operations. In the United States, we are subject to supervision and regulation by the US Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System, the Commodity Futures Trading Commission (CFTC), the US Securities and Exchange Commission (SEC) and the Office of Foreign Assets Control (OFAC). In the United Kingdom, we are subject to supervision and regulation by the Financial Conduct Authority (FCA) and the Prudential Regulation Authority (PRA). In Asia, we are subject to supervision and regulation by local authorities, including the Monetary Authority of Singapore (MAS), the China Banking Regulatory Commission (CBRC) and the Hong Kong Monetary Authority (HKMA). In other jurisdictions in which we operate, we are also required to comply with relevant requirements of the local regulatory bodies. The Group’s business, prospects, reputation, financial performance and financial condition could all be affected by changes to law and regulation, changes to policies and changes in the supervisory activities and expectations of our regulators. As with other financial services providers, we face increasing supervision and regulation in most of the jurisdictions in which we operate or obtain funding particularly in the areas of funding, liquidity, capital adequacy, prudential regulation, tax, anti-money laundering and counter-terrorism financing, conduct, consumer protection (including in the design and distribution of financial products), remuneration, competition privacy (including mandatory data breach notification obligations), data access, information security, anti-bribery and corruption, and economic and trade sanctions. Regulatory changes could impact us in a number of ways. For example, new regulation could require us to have increased levels of liquidity and higher levels of, and better quality, capital and funding. Regulatory change could also result in restrictions on how we operate our business by imposing restrictions on the types of businesses we can conduct, requiring us or our competitors to change our business models or requiring us to amend our corporate structure. If regulatory change has any such effect, it could adversely affect one or more of our businesses, restrict our flexibility, require us to incur substantial costs and could impact the profitability of one or more of our business lines. Any such costs or restrictions could adversely affect our business, prospects, financial performance or financial condition. Regulation may also affect how we provide products and services to our customers. New laws and regulations could restrict our ability to provide products and services to certain customers (including by imposing regulatory limits on certain types of lending and on lending to certain customer segments), require us to alter our product and service offerings, restrict our ability to set prices for certain products and services or require us to alter the pricing that applies to products and services provided to new and existing customers. These types of changes could affect Westpac Group 2018 Interim Financial Results Announcement | 75

2018 Interim financial report Directors' report our profitability by adversely affecting our ability to maintain or increase margins and fees. This could occur because a regulation seeks to place a cap on the price of a product or service we provide, or because, in response to new regulation, we increase the price we charge for a product or service. This price increase could lead to customers seeking out alternative products or services, whether within the Group or with a competitor (including customers switching residential mortgages from interest-only to principal and interest). There are numerous sources of regulatory change that could affect our business. In some cases, changes to regulation are driven by international bodies. For example, in December 2010, the Basel Committee on Banking Supervision (BCBS) announced a revised global regulatory framework known as Basel III. Basel III, among other things, increased the required quality and quantity of capital held by banks and introduced new standards for the management of liquidity risk. The BCBS announced the finalisation of this framework in December 2017, while, in July 2017, APRA took steps to implement the next wave of capital requirements for banks by clarifying its expectations for banks to hold ‘unquestionably strong’ levels of capital. In other cases, authorities in the various jurisdictions in which we operate or obtain funding may propose regulatory change for financial institutions. Examples of proposed regulatory change that could impact us include changes to accounting and reporting standards, derivatives reform and changes to tax legislation (including dividend imputation). Further details on regulatory changes that may impact Westpac (including the Basel III framework) are set out in ‘Significant developments’ in this Interim Financial Results Announcement and our 2017 Annual Report, specifically ‘Significant Developments’ in Section 1. Further changes may occur driven by policy, prudential or political factors. Westpac is currently operating in an environment where there is increased political scrutiny of the Australian financial services sector. This environment has served to increase the pace and scope of regulatory change. For example, as part of the Federal Government’s 2017 Budget, a series of reforms impacting the banking sector were announced, including the introduction of the Bank Executive Accountability Regime (BEAR) and the Bank Levy on ADIs with liabilities of at least A$100 billion. Further details about the Bank Levy and BEAR are set out in ‘Significant developments’ in this Interim Financial Results Announcement and our 2017 Annual Report, specifically ‘Significant developments’ in Section 1. Legislation introduced in one jurisdiction may lead to other governments seeking to introduce similar legislation in their jurisdiction. This was demonstrated by the South Australian Government’s proposal to introduce a levy on the banks that are subject to the Federal Government’s Bank Levy. While the South Australian Government has announced that it will not proceed with the proposed South Australian levy, it is possible that other governments may attempt to introduce their own version of the Bank Levy or similar legislation in the future. As part of the heightened political scrutiny on the financial services sector, the Australian Government, other regulators and parliamentary bodies are increasingly initiating reviews and inquiries (such as the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry, the Financial System Inquiry, the House of Representatives Standing Committee on Economics’ ongoing ‘Review of Australia’s Four Major Banks’, the Senate Economics References Committee’s inquiry into consumer protection in the banking, insurance and financial sector, the Productivity Commission’s Inquiry into Competition in the Australian Financial System and the ACCC’s Residential Mortgage Price Inquiry). These reviews and commissions of inquiry could lead to substantial regulatory change or investigations, which could have a material impact on our business, prospects, reputation, financial performance or financial condition. It is also possible that governments or regulators in jurisdictions in which we operate or obtain funding might revise their application of existing regulatory policies that apply to, or impact, our business (including by instituting macro-prudential limits on lending). Regulators or governments may take this action for a variety of reasons, including for reasons relating to national interest and/or systemic stability. Regulatory changes and the timing of their introduction continue to evolve and we manage our businesses in the context of regulatory uncertainty and complexity. The nature and impact of future changes are not predictable and are beyond our control. Regulatory compliance and the management of regulatory change are an important part of our planning processes. We expect that we will be required to continue to invest significantly in compliance and the management and implementation of regulatory change and, at the same time, significant management attention and resources will be required to update existing, or implement new, processes to comply with new regulations. Furthermore, the challenge in managing regulatory change may be heightened by multiple jurisdictions seeking to adopt a coordinated approach to the introduction of new regulations. Where these jurisdictions elect not to adopt regulation in a uniform manner across each jurisdiction, this may result in conflicts between the specific requirements of the different jurisdictions in which we operate. For further information refer to ‘Significant developments’ in this Interim Financial Results Announcement and our 2017 Annual Report, specifically ‘Significant developments’ in Section 1 and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. 76 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Our businesses are highly regulated and we could be adversely affected by failing to comply with laws, regulations or regulatory policy We are responsible for ensuring that we comply with all applicable legal and regulatory requirements (including accounting standards) and industry codes of practice in the jurisdictions in which we operate or obtain funding, as well as meeting our ethical standards. The Group is subject to compliance risk, which is the risk of legal or regulatory sanction or financial or reputational loss, arising from our failure to abide by the compliance obligations required of us. This risk is exacerbated by the increasing complexity and volume of domestic and global regulation. Compliance risk can also arise where we interpret our regulatory obligations, compliance requirements and rights (including in relation to tax incentives and GST recoveries) differently to our regulators or a court. The Group employs a compliance management system which is designed to identify, assess and manage compliance risk. This system includes (amongst other things) frameworks, policies, procedures, controls and assurance oversight. While this system is currently in place, it may not always be effective. Breakdowns may occur in this compliance management system due, for example, to flaws in the design of controls or underlying processes. This could result in potential breaches of our compliance obligations, as well as poor customer outcomes. The Group also depends on its employees, contractors and external service providers to ‘do the right thing’ in order for it to meet its compliance obligations. If an employee, contractor or external service provider fails to act in an appropriate manner, such as by neglecting to follow a policy or by engaging in misconduct, these actions could result in poor customer outcomes and a failure by the Group to comply with its compliance obligations. The Group’s failure, or suspected failure, to comply with a compliance obligation could lead to a regulator commencing surveillance or an investigation into the Group, which may, depending on the circumstances, result in the regulator taking administrative or enforcement action against us (including seeking fines or other monetary penalties). In addition, the failure or alleged failure of our competitors to comply with their compliance obligations could lead to increased regulatory scrutiny across the financial services sector. In many cases, our regulators have broad administrative and enforcement powers. For example, under the Banking Act 1959 (Cth), APRA can, in certain circumstances, investigate our affairs and/or issue a direction to us (such as a direction to comply with a prudential requirement, to conduct an audit, to remove a Director, executive officer or employee or not to undertake transactions). Other regulators also have the power to investigate, including looking into past conduct. The powers exercisable by our regulators may also be expanded in the future. For example, the Australian Government has consulted on draft legislation to provide ASIC with a product intervention power and has also consulted on expanding ASIC’s powers to ban individuals working in the financial services sector. Further details are set out in ‘Significant developments’ in this Interim Financial Results Announcement and in our 2017 Annual Report, specifically ‘Significant developments’ in Section 1. Changes may also occur in the oversight approach of regulators which could result in a regulator exercising its enforcement powers rather than adopting a more consultative approach. In recent years, there have been significant increases in the nature and scale of regulatory investigations, enforcement actions and the quantum of fines issued by global regulators. The nature of regulatory activity can be wide-ranging and may result in litigation, fines, penalties, reputational damage, revocation, suspension or variation of conditions of relevant regulatory licences (including potentially requiring us to change or adjust our business model) or other enforcement or administrative action or agreements (such as enforceable undertakings). For example: • In April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct in relation to the setting of the bank bill swap reference rate in the period April 2010 to June 2012, including market manipulation and unconscionable conduct. Westpac defended these proceedings with the trial concluding in late 2017. Judgment is currently pending; On 1 March 2017, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia in relation to certain home loan responsible lending practices (including interest only lending). Westpac is defending the proceedings with a trial set down for September 2018; and On 15 March 2017, Westpac entered into an enforceable undertaking with ASIC following ASIC’s industry-wide investigation into wholesale Spot Foreign Exchange (FX) trading activity between January 2008 and June 2013. As part of the enforceable undertaking, Westpac undertook, amongst other things, to continue to progress its program of strengthening its policies and processes in its Spot FX trading business, with input from an independent expert. • • Westpac Group 2018 Interim Financial Results Announcement | 77

2018 Interim financial report Directors' report Furthermore, regulatory action may result in Westpac being exposed to the risk of litigation brought by third parties (including through class action proceedings). The outcome of such litigation (including class action proceedings) may be payment of compensation to third parties and/or further remediation activities. In addition, action taken in one jurisdiction may prompt similar action to be taken in another jurisdiction. During the half-year ended 31 March 2018, Westpac has responded to requirements, compulsory notices and requests for information from its regulators as part of both industry-wide and Westpac-specific reviews, including in relation to matters involving sales practices, responsible lending, broker conduct, reverse mortgages, interest only loans, the provision of financial advice, ongoing advice service fees, consumer credit insurance and anti-money laundering and counter-terrorism financing. Regulatory investigations, inquiries, litigation, fines, penalties, revocation, suspension or variation of conditions of relevant regulatory licences or other enforcement or administrative action or agreements (such as enforceable undertakings) could, either individually or in aggregate with other regulatory action, adversely affect our business, prospects, reputation, financial performance or financial condition. The failure to comply with financial crime obligations could have an adverse effect on our business and reputation The Group is subject to anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws and economic and trade sanctions laws in the jurisdictions in which it operates. These laws can be complex, and are undergoing change in a number of jurisdictions. In recent years there has been increased focus on compliance with financial crime obligations, with regulators around the globe commencing large-scale investigations and taking enforcement action where they have identified non-compliance (often seeking significant monetary penalties). While the Group has systems, policies, processes and controls in place that are designed to manage its financial crime obligations, these may not always be effective. If we fail to comply with these obligations, we could face regulatory action such as litigation, fines, penalties and the revocation, suspension or variation of licence conditions. Non-compliance could also lead to litigation commenced by third parties (including class action proceedings) and cause reputational damage. These actions could, either individually or in aggregate, adversely affect our business, reputation, prospects, financial performance or financial condition. Reputational damage could harm our business and prospects Our ability to attract and retain customers and our prospects could be adversely affected if our reputation is damaged. Reputation risk is the risk of loss of reputation, stakeholder confidence or public trust and standing. It arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our current and planned activities, processes, performance and behaviours. During the full year ended 30 September 2017, we commenced a broader program to reduce complexity and resolve prior issues that have the potential to impact customers and reputation. This program has continued throughout the half-year ended 31 March 2018. As part of these reviews, we are strengthening our processes and controls in certain businesses and we have identified some prior instances where we are now taking action to put things right so that our customers are not at a disadvantage from certain past practices. For further information about these and other internal reviews, refer to Note 14 in this Interim Financial Results Announcement and to our 2017 Annual Report, specifically Note 31 to the financial statements. There are various potential sources of reputational damage. Westpac’s reputation may be damaged where any of its policies, processes, practices or behaviours result in a negative outcome for a customer or a class of customers. Other potential sources of reputational damage include the failure to effectively manage risks in accordance with our risk management frameworks, potential conflicts of interest, failure to comply with legal and regulatory requirements, failure to meet our market disclosure obligations, regulatory investigations into past conduct, adverse findings from regulatory reviews (including Westpac-specific and industry-wide reviews), making inaccurate public statements, environmental, social and ethical issues, engagement and conduct of external suppliers, failure to comply with anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws, economic and trade sanctions legislation or privacy laws, litigation, failure of information security systems, improper sales and trading practices, failure to comply with personnel and supplier policies, improper conduct of companies in which we hold strategic investments, technology failures and security breaches and inadequate record keeping which may prevent Westpac from demonstrating that a past decision was appropriate at the time it was made. 78 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report Westpac may incur reputational damage where its conduct, practices, behaviours or business activities fall below evolving community standards and expectations. As these expectations may exceed the standard required in order to comply with the law, Westpac may incur reputational damage even where it has met its legal obligations. A divergence between community expectations and Westpac’s practices could arise in a number of ways, including in relation to our product and services disclosure practices, the features and benefits available under our products, lending practices, remuneration structures, pricing policies and the use and protection of data. Our reputation could also be adversely affected by the actions of the financial services industry in general or from the actions of our competitors, customers, suppliers, joint-venture partners, strategic partners and other counterparties. Furthermore, the risk of reputational damage may be heightened by the increasing use of social media. Failure, or perceived failure, to appropriately address issues that could or do give rise to reputational risk could also impact the regulatory change agenda, give rise to additional legal risk, subject us to regulatory investigations, regulatory enforcement actions, fines and penalties or litigation brought by third parties (including class actions), require us to remediate and compensate customers and incur remediation costs or harm our reputation among customers, investors and the marketplace. This could lead to loss of business which could adversely affect our business, prospects, financial performance or financial condition. The Royal Commission may result in further and ongoing reputational damage to the Group, as well as potentially lead to regulatory enforcement activity, litigation and changes in laws, regulations or regulatory policy, all of which may have an adverse effect on our business and prospects The Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry is currently investigating (amongst other things) whether any conduct, practices, behaviours or business activities engaged in by financial services entities amounted to potential misconduct, or fell below community standards and expectations. The Royal Commission is currently scheduled to provide its final report and recommendations to the Australian Government by 1 February 2019; however, it is possible that this date will be extended in the future. The Royal Commission’s inquiries have made public, and are likely to continue to make public, instances where the Group or entities or persons associated with the Group engaged in potential misconduct or failed to meet community standards and expectations. The Royal Commission’s Terms of Reference are broad and enable the Royal Commission to investigate potential misconduct in a wide range of areas. The public hearings of the Royal Commission have to date examined consumer lending practices and the provision of financial advice. These investigations, including the public hearings, submissions, evidence and eventual findings of the Royal Commission, have had, and are likely to continue to have, an adverse impact on the Group’s reputation. Furthermore, the Royal Commission may make findings that Westpac (including persons or entities acting on its behalf) has engaged in misconduct. These findings may lead to regulators commencing investigations into the Group, which could subsequently result in administrative or enforcement action being taken. The Group may also be exposed to an increased risk of litigation (including class action proceedings) in connection with matters raised publicly at the Royal Commission, particularly if the Royal Commission makes a finding of misconduct affecting the Group or the industry in a way that affects the Group. The Royal Commission may recommend changes to Australia’s legal framework. Under the Royal Commission’s Terms of Reference, it is required to investigate the adequacy of existing laws and policies of the Federal Government relating to the provision of banking, superannuation and financial services, and whether any further changes to the legal framework are necessary to minimise the likelihood of misconduct. Consequently, the Royal Commission is likely, in its reports, to recommend changes to Australia’s legal framework, which the Federal Government may pass into legislation. The Royal Commission will also investigate the practices of our regulators. These investigations, and any findings or recommendations made by the Royal Commission, may result in our regulators altering their existing policies and practices (including increasing their expectations for entities that they regulate). Depending on the nature of any changes to Australia’s legal framework and/or the policies and practices of our regulators which might be prompted by the Royal Commission, there may be an adverse effect on our business, prospects, financial performance or financial condition. The Royal Commission may also lead to increased political or regulatory scrutiny of the financial industry in New Zealand. We could suffer information security risks, including cyberattacks The proliferation of new technologies, the increasing use of the internet and telecommunications to conduct financial transactions and the growing sophistication and activities of attackers (including organised crime and state-sponsored actors) have resulted in increased information security risks for major financial institutions such as Westpac and our external service providers. Westpac Group 2018 Interim Financial Results Announcement | 79

2018 Interim financial report Directors' report While Westpac has systems in place to protect against, detect and respond to cyberattacks, these systems may not always be effective and there can be no assurance that we will not suffer losses from cyberattacks or other information security breaches in the future. In addition, as cyber threats continue to evolve, we may be required to expend significant additional resources to modify or enhance our systems or to investigate and remediate any vulnerabilities or incidents. Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement measures to protect the security, integrity and confidentiality of our information, there is a risk that the computer systems, software and networks on which we rely may be subject to security breaches, unauthorised access, malicious software, external attacks or internal breaches that could have an adverse impact on our confidential information or that of our customers and counterparties. Major banks in other jurisdictions have suffered security breaches from sophisticated cyberattacks. Our external service providers or other parties that facilitate our business activities (such as vendors, exchanges, clearing houses, central depositories and financial intermediaries) are also subject to the risk of cyberattacks. Any such security breach could result in the loss of customers and business opportunities, significant disruption to Westpac’s operations, misappropriation of Westpac’s confidential information and/or that of our customers and damage to Westpac’s computers or systems and/or those of our customers. Such a security breach could also result in reputational damage, claims for compensation and regulatory investigations and penalties, which could adversely affect our business, prospects, financial performance, or financial condition. Our risk and exposure to such threats remains heightened because of the evolving nature of technology, Westpac’s prominence within the financial services industry, the prominence of our customers (including government, mining and health) and our plans to continue to improve and expand our internet and mobile banking infrastructure. We could suffer losses due to technology failures The reliability, integrity and security of our information and technology is crucial in supporting our customers’ banking requirements and meeting our compliance obligations and our regulators’ expectations. While the Group has a number of processes in place to provide for and monitor the availability and recovery of our systems, there is a risk that our information and technology systems might fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control. If we incur a technology failure we may fail to meet a compliance obligation, or our customers may be adversely affected (such as where they are unable to access online banking services for an extended period of time or where an underlying technology issue results in a customer not receiving a product or service on the terms and conditions they agreed to). This could potentially result in reputational damage, remediation costs and a regulator commencing an investigation and/or taking administrative or enforcement action against us. Further, in order to continue to deliver new products and services to customers and comply with our regulatory obligations, we need to regularly renew and enhance our technology. We are constantly managing technology projects including projects to consolidate technology platforms, simplify and enhance our technology and operations environment, improve productivity and provide for a better customer experience. Failure to implement these projects or manage associated change effectively could result in cost overruns, unrealised productivity, operational instability or reputational damage. In turn, this could place us at a competitive disadvantage and adversely affect our financial performance. Adverse credit and capital market conditions or depositor preferences may significantly affect our ability to meet funding and liquidity needs and may increase our cost of funding We rely on deposits, and credit and capital markets, to fund our business and as a source of liquidity. Our liquidity and costs of obtaining funding are related to credit and capital market conditions. Global credit and capital markets can experience periods of extreme volatility, disruption and decreased liquidity as was demonstrated during the Global Financial Crisis. While there have now been extended periods of stability in these markets, the environment remains unpredictable. The main risks we face are damage to market confidence, changes to the access and cost of funding and a slowing in global activity or other impacts on entities with whom we do business. As of 31 March 2018, approximately 30% of our total funding originated from domestic and international wholesale markets. Of this, around 65% was sourced outside Australia and New Zealand. Customer deposits provide around 62% of total funding. Customer deposits held by Westpac are comprised of both term deposits which can be withdrawn after a certain period of time and at call deposits which can be withdrawn at any time. A shift in investment preferences could result in deposit withdrawals by customers which could increase our need for funding from other, potentially less stable, or more expensive, forms of funding. 80 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report If market conditions deteriorate due to economic, financial, political or other reasons, there may also be a loss of confidence in bank deposits and we could experience unexpected deposit withdrawals. In this situation our funding costs may be adversely affected and our liquidity and our funding and lending activities may be constrained. If our current sources of funding prove to be insufficient, we may be forced to seek alternative financing. The availability of such alternative financing, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions, the availability of credit, our credit ratings and credit market capacity. Even if available, these alternatives may be more expensive or on unfavourable terms, which could adversely affect our financial performance, liquidity, capital resources or financial condition. There is no assurance that we will be able to obtain adequate funding and do so at acceptable prices, nor that we will be able to recover any additional costs. If Westpac is unable to source appropriate funding, we may also be forced to reduce our lending or begin selling liquid securities. Such actions may adversely impact our business, prospects, liquidity, capital resources, financial performance or financial condition. Westpac enters into collateralised derivative obligations, which may require Westpac to post additional collateral based on movements in market rates, which has the potential to adversely affect Westpac’s liquidity or ability to use derivative obligations to hedge its interest rate, currency and other financial instrument risks. For a more detailed description of liquidity risk, refer to ‘Funding and liquidity risk management’ in Note 22 to the financial statements in our 2017 Annual Report. Sovereign risk may destabilise financial markets adversely Sovereign risk is the risk that governments will default on their debt obligations, will be unable to refinance their debts as they fall due or will nationalise parts of their economy including assets of financial institutions such as Westpac. Sovereign defaults could negatively impact the value of our holdings of high quality liquid assets. There may also be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than those experienced during the Global Financial Crisis. Such an event could destabilise global financial markets adversely affecting our liquidity, financial performance or financial condition. Failure to maintain credit ratings could adversely affect our cost of funds, liquidity, competitive position and access to capital markets Credit ratings are independent opinions on our creditworthiness. Our credit ratings can affect the cost and availability of our funding from capital markets and other funding sources and they may be important to customers or counterparties when evaluating our products and services. Therefore, maintaining high credit ratings is important. The credit ratings assigned to us by rating agencies are based on an evaluation of a number of factors, including our financial strength, the quality of our governance, structural considerations regarding the Australian financial system and the credit rating of the Australian Government. A credit rating downgrade could be driven by a downgrade of the Australian Government, the occurrence of one or more of the other risks identified in this section or by other events including changes to the methodologies used by the rating agencies to determine ratings. A downgrade or series of downgrades to our credit ratings could have an adverse effect on our cost of funds and related margins, collateral requirements, liquidity, competitive position and our access to capital markets. The extent and nature of these impacts would depend on various factors, including the extent of any ratings change, whether our ratings differ among agencies (split ratings) and whether any ratings changes also impact our competitors or the sector. A systemic shock in relation to the Australian, New Zealand or other financial systems could have adverse consequences for Westpac or its customers or counterparties that would be difficult to predict and respond to There is a risk that a major systemic shock could occur that causes an adverse impact on the Australian, New Zealand or other financial systems. As outlined above, during the past decade the financial services industry and capital markets have been, and may continue to be, adversely affected by market volatility, global economic conditions, geopolitical instability (such as threats of or actual conflict occurring around the world) and political developments (such as Brexit and the introduction of tariffs and other trade barriers by various countries). A shock to one of the major global economies could again result in currency and interest rate fluctuations and operational disruptions that negatively impact the Group. Any such market and economic disruptions could adversely affect financial institutions such as Westpac because consumer and business spending may decrease, unemployment may rise and demand for the products and services we provide may decline, thereby reducing our earnings. These conditions may also affect the ability of our borrowers to repay their loans or our counterparties to meet their obligations, causing us to incur higher credit losses and affect investors’ willingness to invest in the Group. These events could also result in the undermining of Westpac Group 2018 Interim Financial Results Announcement | 81

2018 Interim financial report Directors' report confidence in the financial system, reducing liquidity, impairing our access to funding and impairing our customers and counterparties and their businesses. If this were to occur, our business, prospects, financial performance or financial condition could be adversely affected. The nature and consequences of any such event are difficult to predict and there can be no certainty that we could respond effectively to any such event. Declines in asset markets could adversely affect our operations or profitability Declines in Australian, New Zealand or other asset markets, including equity, residential and commercial property and other asset markets, could adversely affect our operations and profitability. Declining asset prices also impact our wealth management business. Earnings in our wealth management business are, in part, dependent on asset values because we typically receive fees based on the value of securities and/or assets held or managed. A decline in asset prices could negatively impact the earnings of this business. Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold against loans and derivatives. This may impact our ability to recover amounts owing to us if customers or counterparties were to default. It may also affect our level of provisioning which in turn impacts our profitability and financial condition. Our business is substantially dependent on the Australian and New Zealand economies Our revenues and earnings are dependent on economic activity and the level of financial services our customers require. In particular, lending is dependent on various factors including economic growth, business investment, business and consumer sentiment, levels of employment, interest rates, asset prices and trade flows in the countries in which we operate. We conduct the majority of our business in Australia and New Zealand and, consequently, our performance is influenced by the level and cyclical nature of lending in these countries. These factors are in turn impacted by both domestic and international economic conditions, natural disasters and political events. A significant decrease in Australian and New Zealand housing valuations could adversely impact our home lending activities because borrowers with loans in excess of their property value show a higher propensity to default. In the event of defaults our security may be eroded, causing us to incur higher credit losses. The demand for our home lending products may also decline due to adverse changes in tax legislation (such as changes to tax rates, concessions or deductions), regulatory requirements or other buyer concerns about decreases in values. Adverse changes to economic and business conditions in Australia and New Zealand and other countries such as China, India and Japan, could also adversely affect the Australian economy and our customers. In particular, due to the current economic relationship between Australia and China, particularly in the mining and resources sectors, a slowdown in China’s economic growth could negatively impact the Australian economy. Changes in commodity prices, Chinese government policies and broader economic conditions could, in turn, result in reduced demand for our products and services and affect the ability of our borrowers to repay their loans. If this were to occur, it could negatively impact our business, prospects, financial performance or financial condition. An increase in defaults in credit exposures could adversely affect our liquidity, capital resources, financial performance or financial condition Credit risk is the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. It is a significant risk and arises primarily from our lending activities. We establish provisions for credit impairment based on current information. If economic conditions deteriorate, some customers and/or counterparties could experience higher levels of financial stress and we may experience a significant increase in defaults and write-offs, and be required to increase our provisioning. Such events would diminish available capital and could adversely affect our liquidity, capital resources, financial performance or financial condition. Credit risk also arises from certain derivative, clearing and settlement contracts we enter into, and from our dealings with, and holdings of, debt securities issued by other banks, financial institutions, companies, clearing houses, governments and government bodies, the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets. For a discussion of our risk management procedures, including the management of credit risk, refer to the ‘Risk management’ section and Note 22 to the financial statements in our 2017 Annual Report. 82 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report We face intense competition in all aspects of our business The financial services industry is highly competitive. We compete, both domestically and internationally, with retail and commercial banks, asset managers, investment banking firms, brokerage firms, other financial service firms and businesses in other industries with emerging financial services aspirations. This includes specialist competitors that may not be subject to the same capital and regulatory requirements and therefore may be able to operate more efficiently. Digital technologies are changing consumer behaviour and the competitive environment. The use of digital channels by customers to conduct their banking continues to rise and emerging competitors are increasingly utilising new technologies and seeking to disrupt existing business models, including in relation to digital payment services. The Group faces competition from established providers of financial services as well as from banking businesses developed by non-financial services companies. If we are unable to compete effectively in our various businesses and markets, our market share may decline. Increased competition may also adversely affect us by diverting business to our competitors or creating pressure to lower margins and fees. Increased competition for deposits could also increase our cost of funding and lead us to seek access to other types of funding or reduce lending. We rely on bank deposits to fund a significant portion of our balance sheet and deposits have been a relatively stable source of funding. We compete with banks and other financial services firms for such deposits. To the extent that we are not able to successfully compete for deposits, we would be forced to rely more heavily on other, potentially less stable or more expensive forms of funding, or reduce lending. We are also dependent on our ability to offer products and services that match evolving customer preferences. If we are not successful in developing or introducing new products and services or responding or adapting to changes in customer preferences and habits, we may lose customers to our competitors. This could adversely affect our business, prospects, financial performance or financial condition. For more detail on how we address competitive pressures refer to ‘Competition’ in Section 1 of our 2017 Annual Report. We could suffer losses due to market volatility We are exposed to market risk as a consequence of our trading activities in financial markets, our defined benefit plan and through the asset and liability management of our financial position. This is the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices and interest rates including the potential for negative interest rates. This includes interest rate risk in the banking book, such as the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities. If we were to suffer substantial losses due to any market volatility it may adversely affect our business, prospects, liquidity, capital resources, financial performance or financial condition. For a discussion of our risk management procedures, including the management of market risk, refer to the ‘Risk management’ section of our 2017 Annual Report. We could suffer losses due to operational risks Operational risk is the risk of loss resulting from inadequacies or failures of processes, systems or people or from external events. It also includes, among other things, technology risk, model risk and outsourcing risk, as well as the risk of business disruption due to external events such as natural disasters, environmental hazard, damage to critical utilities, and targeted activism and protest activity. While we have policies, processes and controls in place to manage these risks, these may not always be effective. If a process or control is ineffective, it could result in an adverse outcome for Westpac’s customers. For example, a process breakdown could result in a customer not receiving a product on the terms and conditions, or at the pricing, they agreed to. In addition, inadequate record keeping may prevent Westpac from demonstrating that a past decision was appropriate at the time it was made. If this was to occur, Westpac may incur significant costs in paying refunds and compensation to customers, as well as remediating any underlying process breakdown. These types of failure may also result in increased regulatory scrutiny, with a regulator potentially commencing an investigation and/or taking other enforcement, administrative or supervisory action. We could incur losses from fraudulent applications for loans or from incorrect or fraudulent payments and settlements, particularly real-time payments. Fraudulent conduct can also emerge from external parties seeking to access the bank’s systems and customers’ accounts. If systems, procedures and protocols for managing fraud fail, or are ineffective, they could lead to losses which could adversely affect our business, prospects, reputation, financial performance or financial condition. As a financial services organisation, Westpac is heavily reliant on the use of data and models in the conduct of its business (including in the calculation of risk weighted assets). We are therefore exposed to model risk, being the risk of loss arising because of errors or inadequacies in data or a model, or in the control and use of the model. Westpac also relies on a number of suppliers, both in Australia and overseas, to provide services to it and its customers. Failure by these suppliers to deliver services as required could disrupt services and adversely impact Westpac’s operations, profitability or reputation. Westpac Group 2018 Interim Financial Results Announcement | 83

2018 Interim financial report Directors' report Operational risks can directly impact our reputation and result in financial losses (including through decreased demand for our products and services) which would adversely affect our financial performance or financial condition. For a discussion of our risk management procedures, including the management of operational risk, refer to the ‘Risk management’ section of our 2017 Annual Report. We could suffer losses due to litigation (including class action proceedings) The Group (and individual entities within the Group) may, from time to time, be involved in legal proceedings, regulatory actions or arbitration arising from the conduct of their business and the performance of their legal and regulatory obligations. Proceedings could be commenced against the Group by a range of potential plaintiffs, such as our customers, shareholders, suppliers and counterparties. These plaintiffs may commence proceedings individually or they may commence class action proceedings. In recent years, there has been an increase in the number of class action proceedings brought against financial services companies (and other organisations more broadly), many of which have resulted in significant monetary settlements. From time to time, class action proceedings are commenced against the Group. For example: • In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of other Australian and international banks alleging misconduct in relation to the bank bill swap reference rate. These proceedings are at an early stage and the level of damages sought has not been specified. Westpac is defending these proceedings. • On 12 October 2017 a class action against Westpac and Westpac Life Insurance Services Limited (WLIS) was filed in the Federal Court of Australia. The class action was filed on behalf of customers who, since October 2011, obtained insurance issued by WLIS on the recommendation of certain financial advisers employed within the Westpac Group. The plaintiffs have alleged that aspects of the financial advice provided by those advisers breached fiduciary and statutory duties owed to the advisers’ clients, including the duty to act in the best interests of the client, and that WLIS was knowingly involved in those alleged breaches. Westpac and WLIS are defending the proceedings. An initial trial in the proceedings has been scheduled for March 2019. Furthermore, the risk of a class action proceeding being commenced is heightened by adverse information and findings from a regulatory investigation or inquiry (such as the Royal Commission into Misconduct in the Financial Services Industry) or from adverse media coverage. Litigation (including class action proceedings) may, either individually or in aggregate, adversely affect the Group’s business, operations, prospects, reputation or financial condition. Such matters are subject to many uncertainties (for example, the outcome may not be able to be predicted accurately) and the Group may be required to comply with broad court orders, including enforcement orders or otherwise pay money such as damages, fines, penalties or legal costs. The Group’s material contingent liabilities are described in Note 14 to the financial statements in this Interim Financial Results Announcement. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise. We could suffer losses due to conduct risk Conduct risk is the risk that our provision of services and products results in unsuitable or unfair outcomes for our stakeholders or undermines market integrity. This risk can arise through the poor conduct of our employees, contractors and external service providers. In addition, conduct risk could occur through the provision of products and services to our customers that do not meet their needs or do not support market integrity. This could occur through a failure to meet professional obligations to specific clients (including fiduciary and suitability requirements), poor product design and implementation, failing to adequately consider customer needs, or selling products and services outside of customer target markets or a failure to adequately provide the products or services we had agreed to provide a customer. While we have frameworks, policies, processes and controls that are designed to manage poor conduct outcomes, these policies and processes may not always be effective. The failure of these policies and processes could result in financial losses and reputational damage and this could adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to failures in governance or risk management strategies We have implemented risk management strategies, frameworks and internal controls involving processes and procedures intended to identify, monitor and manage risks including liquidity risk, credit risk, equity risk, market risk (such as interest rate and foreign exchange risk), compliance risk, conduct risk, insurance risk, sustainability risk, related entity (contagion) risk and operational risk, all of which may impact the Group’s reputation. 84 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Directors' report However, there are inherent limitations with any risk management framework as there may exist, or emerge in the future, risks that we have not anticipated or identified. The effectiveness of risk management frameworks is also connected to the establishment and maintenance of a sound risk management culture. The development of appropriate remuneration structures can play an important role in supporting the establishment of, and contributing to the maintenance, of a sound risk culture. However, if there is a deficiency in the design or operation of our remuneration structures, this could have a negative effect on our risk culture, which could, in turn, have an adverse impact on the effectiveness of our risk management frameworks. If any of our governance or risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented, we could suffer unexpected losses and reputational damage which could adversely affect our business, prospects, financial performance or financial condition. For a discussion of our risk management procedures, refer to the ‘Risk management’ section in our 2017 Annual Report. Climate change may have adverse effects on our business We, our customers and external suppliers, may be adversely affected by the physical risks of climate change, including increases in temperatures, sea levels, and the frequency and severity of adverse climatic events including fires, storms, floods, and droughts. These effects, whether acute or chronic in nature, may directly impact us and our customers through reputational damage, environmental factors, insurance risk, business disruption and an increase in defaults in credit exposures. Initiatives to mitigate or respond to adverse impacts of climate change may in turn impact market and asset prices, economic activity, and customer behaviour, particularly in geographic locations and industry sectors adversely affected by these changes. Failure to effectively manage these transition risks could adversely affect our business, prospects, reputation, financial performance or financial condition. We could suffer losses due to environmental factors We and our customers operate businesses and hold assets in a diverse range of geographic locations. Any significant environmental change or external event (including fire, storm, flood, earthquake, pandemic, civil unrest or terrorism events) in any of these locations has the potential to disrupt business activities, impact on our operations, damage property and otherwise affect the value of assets held in the affected locations and our ability to recover amounts owing to us. In addition, such an event could have an adverse impact on economic activity, consumer and investor confidence, or the levels of volatility in financial markets, all of which could adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to insurance risk We have exposure to insurance risk in our life insurance, general insurance and lenders mortgage insurance businesses, which may adversely affect our business, operations or financial condition. Insurance risk is the risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and mis-estimation of the cost of incurred claims. In the life insurance business, risk arises primarily through mortality (death) and morbidity (illness and injury) risks, the costs of claims relating to those risks being greater than was anticipated when pricing those risks and policy lapses. In the general insurance business, insurance risk arises mainly through environmental factors (including storms, floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activity, as well as general variability in home and contents insurance claim amounts. The frequency and severity of external events such as natural disasters is difficult to predict and it is possible that the amounts we reserve for potential losses from existing events, such as those arising from natural disaster events, may not be adequate to cover actual claims that may arise. In the lenders mortgage insurance business, insurance risk arises primarily from unexpected downturn in economic conditions leading to higher levels of mortgage defaults from unemployment or other economic factors. If our reinsurance arrangements are not effective, this could also lead to greater risks, and more losses than anticipated. Changes in critical accounting estimates and judgements could expose the Group to losses The Group is required to make estimates, assumptions and judgements when applying accounting policies and preparing its financial statements, particularly in connection with the calculation of provisions (including those related to credit losses) and the determination of the fair value of financial instruments. A change in a critical accounting estimate, assumption and/or judgement resulting from new information or from changes in circumstances or experience could result in the Group incurring losses greater than those anticipated or provided for. This may have an adverse effect on the Group’s financial performance, financial condition and reputation. The Westpac Group 2018 Interim Financial Results Announcement | 85

2018 Interim financial report Directors' report Group’s financial performance and financial condition may also be impacted by changes to accounting standards or to generally accepted accounting principles. We could suffer losses due to impairment of capitalised software, goodwill and other intangible assets that may adversely affect our business, operations or financial condition. In certain circumstances Westpac may be exposed to a reduction in the value of intangible assets. As at 31 March 2018, Westpac carried goodwill principally related to its investments in Australia, other intangible assets principally relating to assets recognised on acquisition of subsidiaries and capitalised software balances. Westpac is required to assess the recoverability of the goodwill and other intangible asset balances on at least an annual basis or wherever an indicator of impairment exists. For this purpose Westpac uses a discounted cash flow calculation. Changes in the methodology or assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of part or all of the intangible assets. Capitalised software and other intangible assets are assessed for indicators of impairment at least annually or on indication of impairment. In the event that an asset is no longer in use, or its value has been reduced or that its estimated useful life has declined, an impairment will be recorded, adversely impacting the Group’s financial condition. The estimates and assumptions used in assessing the useful life of an asset can be affected by a range of factors including changes in strategy and the rate of external changes in technology and regulatory requirements. We could suffer losses if we fail to syndicate or sell down underwritten securities As a financial intermediary, we underwrite listed and unlisted debt and equity securities. Underwriting activities include the development of solutions for corporate and institutional customers who need capital and investor customers who have an appetite for certain investment products. We may guarantee the pricing and placement of these facilities. We could suffer losses if we fail to syndicate or sell down our risk to other market participants. This risk is more pronounced in times of heightened market volatility. Certain strategic decisions may have adverse effects on our business Westpac, at times, evaluates and may implement strategic decisions and objectives including diversification, innovation, divestment or business expansion initiatives. The expansion or integration of a new business, or entry into a new business, can be complex and costly and may require Westpac to comply with additional local or foreign regulatory requirements which may carry additional risks. Westpac also acquires and invests in businesses owned and operated by external parties. These transactions involve a number of risks for the Group. For example, Westpac may incur financial losses if a business it invests in does not perform as anticipated or subsequently proves to be overvalued at the time that the transaction was entered into. In addition, we may be unable to successfully divest businesses or assets. These activities may, for a variety of reasons, not deliver the anticipated positive business results and could have a negative impact on our business, prospects, engagement with regulators, financial performance or financial condition. Rounding of amounts ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191 applies to Westpac and in accordance with that Legislative Instrument all amounts have been rounded to the nearest million dollars unless otherwise stated. 86 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report
Directors' report

Auditor's independence declaration

A copy of the auditor's independence declaration as required under section 307C of the *Corporations Act 2001* is below.

pwc

Auditor's Independence Declaration

As lead auditor for the review of Westpac Banking Corporation for the half-year ended 31 March 2018, I declare that to the best of my knowledge and belief, there have been:

(a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the review; and

(b) no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

Lona Mathis
Partner
PricewaterhouseCoopers

Sydney
7 May 2018

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Level 11, 1PSQ, 169 Macquarie Street, Parramatta NSW 2150, PO Box 1155 Parramatta NSW 2124
T: +61 2 9659 2476, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

200 Westpac GROUP

Westpac Group 2018 Interim Financial Results Announcement | 87

2018 Interim financial report Directors' report Responsibility statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: (i) the interim financial statements have been prepared in accordance with AASB 134 Interim Financial Reporting and are in compliance with IAS 34 Interim Financial Reporting issued by the International Accounting Standards Board; and (ii) the Directors’ Report includes a fair review of the information required by DTR 4.2.7 R of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority. Signed in accordance with a resolution of the Board of Directors. Lindsay Maxsted Chairman Brian Hartzer Managing Director and Chief Executive Officer Sydney, Australia 7 May 2018 88 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Consolidated financial statements 4.2 Consolidated income statement for the half year ended 31 March 2018 Westpac Banking Corporation and its controlled entities (7,936) (7,780) (2) - 3,130 3,156 (8) (9) 11,033 (4,801) (360) 10,769 (4,633) (493) 1 (2) 9 4 2 (20) (1,787) (1,731) 3 6 (2) (5) - (60) 4,083 3,907 3 7 121.2 116.7 116.8 112.6 2 3 6 6 The above consolidated income statement should be read in conjunction with the accompanying notes. 1 Comparative for 31 March 2017 have been restated. Westpac Group 2018 Interim Financial Results Announcement | 89 $mNote % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Interest income3 16,090 15,83915,39325 Interest expense3 (7,812) Net interest income 8,278 7,9037,61359 Non-interest income4 2,875 Net operating income before operating expenses and impairment charges 11,153 Operating expenses5 (4,725) Impairment charges10 (393) Profit before income tax 6,035 5,8725,64337 Income tax expense6 (1,835) Net profit for the period 4,200 4,0853,91237 Net profit attributable to non-controlling interests (2) Net profit attributable to owners of Westpac Banking Corporation 4,198 Earnings per share (cents) Basic7 123.7 Diluted17 119.7

2018 Interim financial report
Consolidated financial statements

4.3 **Consolidated statement of comprehensive income** for the half year ended 31 March 2018

Westpac Banking Corporation and its controlled entities

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net profit for the period	**4,200**	**4,085**	**3,912**	***3***	***7***
Other comprehensive income					
Items that may be reclassified subsequently to profit or loss					
Gains/(losses) on available-for-sale securities:					
Recognised in equity	(33)	(93)	168	*(65)*	*large*
Transferred to income statements	(9)	(2)	(1)	*large*	*large*
Gains/(losses) on cash flow hedging instruments:					
Recognised in equity	(65)	(20)	(71)	*large*	*(8)*
Transferred to income statements	94	86	29	*9*	*large*
Exchange differences on translation of foreign operations	35	(78)	(38)	*large*	*large*
Income tax on items taken to or transferred from equity:					
Available-for-sale securities reserve	13	28	(46)	*(54)*	*large*
Cash flow hedge reserve	(9)	(19)	13	*(53)*	*large*
Share of associates' other comprehensive income:					
Recognised in equity (net of tax)	-	5	(2)	*(100)*	*(100)*
Transferred to income statements	-	9	-	*(100)*	-
Items that will not be reclassified subsequently to profit or loss					
Own credit adjustment on financial liabilities designated at fair value (net of tax)	24	(111)	(53)	*large*	*large*
Remeasurement of defined benefit obligation recognised in equity (net of tax)	(13)	76	114	*large*	*large*
Other comprehensive income for the period (net of tax)	**37**	**(119)**	**113**	***large***	***(67)***
Total comprehensive income for the period	**4,237**	**3,966**	**4,025**	***7***	***5***
Attributable to:					
Owners of Westpac Banking Corporation	4,235	3,964	4,020	*7*	*5*
Non-controlling interests	2	2	5	-	*(60)*
Total comprehensive income for the period	**4,237**	**3,966**	**4,025**	***7***	***5***

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

90 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Consolidated financial statements 4.4 Consolidated balance sheet as at 31 March 2018 Westpac Banking Corporation and its controlled entities 18,397 7,128 15,912 9,545 17 (44) 36 (58) 25,324 24,033 60,710 684,919 10,643 1,048 60 1,487 1,112 11,652 5,362 30,977 24,619 59,952 666,946 10,934 1,409 716 1,574 986 11,639 4,784 (19) 12 7 2 (2) 26 33 (11) 1 - 21 (33) 9 8 5 (4) (6) (89) (16) 14 - 36 21,907 533,591 21,390 522,513 (13) 3 (11) 5 4,056 25,375 168,356 308 9,019 1,462 10 8,783 4,894 28,457 167,306 144 9,158 1,187 17 8,449 38 (5) 3 (3) (3) (15) 70 13 14 (15) 4 108 (4) 5 - 18 34,889 (495) 794 26,100 33,765 (501) 845 25,206 1 14 12 4 4 13 5 8 61,288 59,315 2 6 61,342 59,372 2 6 The above consolidated balance sheet should be read in conjunction with the accompanying notes. Westpac Group 2018 Interim Financial Results Announcement | 91 $mNote As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Assets Cash and balances with central banks Receivables due from other financial institutions Trading securities and financial assets designated at fair value Derivative financial instruments Available-for-sale securities Loans9 Life insurance assets Regulatory deposits with central banks overseas Investments in associates Property and equipment Deferred tax assets Intangible assets Other assets 21,580 3,977 20,627 26,904 64,857 701,393 10,481 1,318 80 1,328 1,120 11,693 6,497 Total assets 871,855 851,875839,99324 Liabilities Payables due to other financial institutions Deposits and other borrowings12 Other financial liabilities at fair value through income statement Derivative financial instruments Debt issues Current tax liabilities Life insurance liabilities Provisions Deferred tax liabilities Other liabilities 19,073 547,736 5,590 24,066 174,138 299 8,763 1,245 17 9,930 Total liabilities excluding loan capital 790,857 772,867763,51524 Loan capital 18,333 17,66617,10647 Total liabilities 809,190 790,533780,62124 Net assets 62,665 61,34259,37226 Shareholders’ equity Share capital: Ordinary share capital15 Treasury shares and RSP treasury shares15 Reserves15 Retained profits 35,168 (565) 890 27,122 Total equity attributable to owners of Westpac Banking Corporation 62,615 Non-controlling interests 50 5457(7)(12) Total shareholders' equity and non-controlling interests 62,665

2018 Interim financial report Consolidated financial statements 4.5 Consolidated statement of changes in equity for the half year ended 31 March 2018 Westpac Banking Corporation and its controlled entities Total equity attributable to owners of Westpac Banking Total shareholders' equity and non-controlling Share Capital Non-controlling Retained $m (Note 15) Reserves profits Corporation Interests interests Balance at 1 October 2016 Net profit for the period Net other comprehensive income for the period Total comprehensive income for the period Transactions in capacity as equity holders Dividends on ordinary shares1 Dividend reinvestment plan Other equity movements Share based payment arrangements Exercise of employee share options and rights Purchase of shares (net of issue costs) (Acquisition)/Disposal of treasury shares Other Total contributions and distributions Balance at 31 March 2017 33,014 727 24,379 58,120 61 58,181 - - - 52 3,907 61 3,907 113 5 - 3,912 113 - 52 3,968 4,020 5 4,025 - 327 - - (3,141) - (3,141) 327 - - (3,141) 327 - 6 (37) (46) - 65 - - - 1 - - - - - 65 6 (37) (46) 1 - - - - (9) 65 6 (37) (46) (8) 250 66 (3,141) (2,825) (9) (2,834) 33,264 845 25,206 59,315 57 59,372 Net profit for the period Net other comprehensive income for the period Total comprehensive income for the period Transactions in capacity as equity holders Dividends on ordinary shares1 Dividend reinvestment plan Other equity movements Share based payment arrangements Exercise of employee share options and rights Purchase of shares (net of issue costs) (Acquisition)/Disposal of treasury shares Other Total contributions and distributions Balance at 30 September 2017 - - - (84) 4,083 (35) 4,083 (119) 2 - 4,085 (119) - (84) 4,048 3,964 2 3,966 - 1,125 - - (3,150) - (3,150) 1,125 - - (3,150) 1,125 - 5 (6) 6 - 33 - - - - - - - - (4) 33 5 (6) 6 (4) - - - - (5) 33 5 (6) 6 (9) 1,130 33 (3,154) (1,991) (5) (1,996) 34,394 794 26,100 61,288 54 61,342 The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes. 1 2018 comprises 2017 final dividend 94 cents (2017: 2017 interim dividend 94 cents and 2016 final dividend 94 cents), all fully franked at 30%. 92 | Westpac Group 2018 Interim Financial Results Announcement Net profit for the period--4,1984,19824,200 Net other comprehensive income for the period-261137-37 Total comprehensive income for the period-264,2094,23524,237 Transactions in capacity as equity holders Dividends on ordinary shares1--(3,187)(3,187)-(3,187) Dividend reinvestment plan310--310-310 Other equity movements Share based payment arrangements-69-69-69 Exercise of employee share options and rights------Purchase of shares (net of issue costs)(31)--(31)-(31) (Acquisition)/Disposal of treasury shares(70)--(70)-(70) Other-1-1(6)(5) Total contributions and distributions20970(3,187)(2,908)(6)(2,914) Balance at 31 March 201834,60389027,12262,6155062,665

2018 Interim financial report
Consolidated financial statements

4.6 Consolidated cash flow statement for the half year ended 31 March 2018

Westpac Banking Corporation and its controlled entities

$m	Note	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Cash flows from operating activities						
Interest received		15,998	15,832	15,301	1	5
Interest paid		(7,820)	(7,722)	(7,693)	1	2
Dividends received excluding life business		1	3	24	(67)	(96)
Other non-interest income received		2,901	2,208	2,856	31	2
Operating expenses paid		(4,310)	(3,688)	(4,278)	17	1
Income tax paid excluding life business		(1,793)	(1,454)	(1,934)	23	(7)
Life business:						
Receipts from policyholders and customers		946	1,172	1,067	(19)	(11)
Interest and other items of similar nature		15	12	12	25	25
Dividends received		83	272	161	(69)	(48)
Payments to policyholders and suppliers		(794)	(900)	(961)	(12)	(17)
Income tax paid		(51)	(97)	(67)	(47)	(24)
Cash flows from operating activities before changes in operating assets and liabilities		5,176	5,638	4,488	(8)	15
Net (increase)/decrease in:						
Trading securities and financial assets designated at fair value		4,982	5,464	(10,518)	(9)	large
Loans		(14,764)	(18,103)	(8,712)	(18)	69
Receivables due from other financial institutions		3,245	2,310	343	40	large
Life insurance assets and liabilities		(88)	175	44	large	large
Regulatory deposits with central banks overseas		(250)	336	(28)	large	large
Derivative financial instruments		(1,100)	(2,987)	(2,055)	(63)	(46)
Other assets		(126)	(358)	558	(65)	large
Net increase/(decrease) in:						
Other financial liabilities at fair value through income statement		1,526	(840)	159	large	large
Deposits and other borrowings		12,008	11,541	11,521	4	4
Payables due to other financial institutions		(2,965)	616	3,243	large	large
Other liabilities		48	(294)	279	large	(83)
Net cash provided by/(used in) operating activities	16	**7,692**	**3,498**	**(678)**	**120**	**large**
Cash flows from investing activities						
Proceeds from available-for-sale securities		11,495	9,562	16,155	20	(29)
Purchase of available-for-sale securities		(15,575)	(10,475)	(16,553)	49	(6)
Purchase of intangible assets		(389)	(422)	(344)	(8)	13
Purchase of property and equipment		(95)	(163)	(101)	(42)	(6)
Proceeds from disposal of property and equipment		63	24	41	163	54
Purchase of associates		(13)	(52)	-	(75)	-
Proceeds from disposal of associates		-	630	-	(100)	-
Proceeds from disposal of controlled entities, net of cash disposed	16	9	-	-	-	-
Net cash (used in)/provided by investing activities		**(4,505)**	**(896)**	**(802)**	**large**	**large**
Cash flows from financing activities						
Issue of loan capital (net of issue costs)		1,618	2,330	2,107	(31)	(23)
Redemption of loan capital		(1,025)	(1,672)	(516)	(39)	99
Net increase/(decrease) in debt issues		2,124	1,465	1,784	45	19
Proceeds from exercise of employee options		-	5	6	(100)	(100)
Purchase of shares on exercise of employee options and rights		(4)	(6)	(11)	(33)	(64)
Shares purchased for delivery of employee share plan		(27)	-	(27)	-	-
Purchase of RSP treasury shares		(70)	(3)	(65)	large	8
Net sale/(purchase) of other treasury shares		-	(12)	19	(100)	(100)
Payment of dividends		(2,877)	(2,025)	(2,814)	42	2
Payment of distributions to non-controlling interests		(6)	(5)	(8)	20	(25)
Net cash provided by/(used in) financing activities		**(267)**	**77**	**475**	**large**	**large**
Net increase/(decrease) in cash and cash equivalents		2,920	2,679	(1,005)	9	large
Effect of exchange rate changes on cash and cash equivalents		263	(194)	(98)	large	large
Cash and cash equivalents as at the beginning of the period		18,397	15,912	17,015	16	8
Cash and cash equivalents as at the end of the period		**21,580**	**18,397**	**15,912**	**17**	**36**

The above consolidated cash flow statement should be read in conjunction with the accompanying notes. Details of the reconciliation of net cash (used in)/provided by operating activities to net profit are provided in Note 16.

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 93

2018 Interim financial report Notes to the consolidated financial statements 4.7 Notes to the consolidated financial statements Note 1. Basis of preparation This general purpose interim financial report for the half year ended 31 March 2018 has been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001 and is also compliant with International Accounting Standard IAS 34 Interim Financial Reporting. The interim financial report does not include all the notes of the type normally included in an annual financial report. Accordingly, this interim report is to be read in conjunction with the annual financial report for the year ended 30 September 2017 and any relevant public announcements made by Westpac during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001 and the ASX Listing Rules. The interim financial report complies with current Australian Accounting Standards (AAS) as they relate to interim financial reports. The interim financial report was authorised for issue by the Board of Directors on 7 May 2018. All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. Amendments to Accounting Standards effective this period No amendments were adopted during the period. Critical accounting assumptions and estimates In preparing the interim financial report, the application of the Group’s accounting policies requires the use of judgement, assumptions and estimates. The areas of judgement, assumptions and estimates in the interim financial report, including the key sources of estimation uncertainty, are consistent with those in the annual financial report for the year ended 30 September 2017. Future developments in accounting standards The following new standards and interpretations which may have a material impact on the Group have been issued but are not yet effective, and unless otherwise stated, have not been early adopted by the Group: AASB 9 Financial Instruments (December 2014) (AASB 9) will replace AASB 139 Financial Instruments: Recognition and Measurement (AASB 139). It includes a forward looking ‘expected credit loss’ impairment model, revised classification and measurement model and modifies the approach to hedge accounting. The standard is effective for the 30 September 2019 year end. The major changes under the standard and details of the implementation project are outlined below. Impairment AASB 9 introduces a revised impairment model which requires entities to recognise expected credit losses based on unbiased forward looking information, replacing the existing incurred loss model which only recognises impairment if there is objective evidence that a loss has been incurred. Key elements of the new impairment model are: • requires more timely recognition of expected credit losses using a three stage approach. For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is required (stage 1). For financial assets where there has been a significant increase in credit risk or where the asset is credit impaired a provision for full lifetime expected losses is required (stages 2 and 3 respectively); expected credit losses are probability-weighted amounts determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. This will involve a greater use of judgement than the existing impairment model; and interest is calculated on the gross carrying amount of a financial asset, except where the asset is credit impaired (i.e. stage 3). • • Implementation Measurement Models have been developed and tested for significant portfolios with parallel runs to be performed during the second half of the year. The results of these parallel runs will be used to test models, analyse the results and make refinements where appropriate. 94 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Notes to the consolidated financial statements Note 1. Basis of preparation (continued) These models use three main components to determine the expected credit loss (as well as the time value of money) including: • • • Probability of default (PD): the probability that a counterparty will default; Loss given default (LGD): the loss that is expected to arise in the event of a default; and Exposure at default (EAD): the estimated outstanding amount of credit exposure at the time of the default. The models use a 12 month timeframe for expected losses in stage 1 and a lifetime timeframe for expected losses in stages 2 and 3. The models incorporate past experience, current conditions and multiple probability-weighted macroeconomic scenarios for reasonably supportable future economic conditions. Where appropriate, adjustments will be made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models. The Group intends to quantify the potential impact of adopting AASB 9 once it is practical to provide a reliable estimate. We expect that this will be reported in the Westpac 2018 Full Year financial results. Movement between stages An asset will move from stage 1 to stage 2 if there has been a significant increase in credit risk. The judgement to determine this will be primarily based on changes in internal customer risk grades since origination of the facility. The movement between stages 2 and 3 will be based on whether financial assets are credit-impaired at the reporting date which is expected to be similar to the individual assessment of impairment for financial assets under the current AASB 139. Assets may move in both directions through the stages of the impairment model. Assets previously in stage 2 may move back to stage 1 if it is no longer considered that there has been a significant deterioration of credit risk. Similarly, assets in stage 3 may move back to stage 2 if they are no longer assessed to be credit-impaired. Forward looking information The estimation of forward looking information is a key area requiring judgement. The Group intends to consider a minimum of three future macroeconomic scenarios. These will include a base case scenario along with upside and downside scenarios. The macroeconomic variables in these scenarios, based on current economic forecasts, include (but are not limited to) unemployment rates, gross domestic product and residential and commercial property price indices. The macroeconomic variables and probability weightings of the three scenarios will be subject to the approval of the Group Chief Financial Officer and Chief Risk Officer with oversight from the Board of Directors. Governance The Group is establishing a governance framework and implementing appropriate controls to address the new requirements of AASB 9 including key areas of judgement such as the determination of a significant increase in credit risk and the use of forward looking information in future economic scenarios along with controls addressing credit data and systems and the expected credit loss models. The AASB 9 provision calculation models are being independently reviewed, validated and approved in accordance with the Group’s model risk policies. The key judgements in relation to the new provisioning methodology are being progressively discussed and agreed with the Board Risk and Compliance Committee (BRCC) and Board Audit Committee. Classification and measurement AASB 9 replaces the classification and measurement model in AASB 139 with a new model that categorises financial assets based on a) the business model within which the assets are managed, and b) whether the contractual cash flows under the instrument solely represent the payment of principal and interest. Financial assets will be measured at: • amortised cost where the business model is to hold the financial assets in order to collect contractual cash flows and those cash flows represent solely payments of principal and interest; fair value through other comprehensive income where the business model is to both collect contractual cash flows and sell financial assets and the cash flows represent solely payments of principal and interest. Non-traded equity instruments can also be measured at fair value through other comprehensive income; or fair value through profit or loss if they are held for trading or if the cash flows on the asset do not solely represent payments of principal and interest. An entity can also elect to measure a financial asset at fair value through profit or loss if it eliminates or reduces an accounting mismatch. • • The accounting for financial liabilities is largely unchanged. Westpac Group 2018 Interim Financial Results Announcement | 95

2018 Interim financial report Notes to the consolidated financial statements Note 1. Basis of preparation (continued) Implementation The Group’s classification and measurement implementation project is in progress including an assessment of business models and a review of the contractual cash flows across financial assets balances. The Group does not currently expect that there will be a material change to the classification and measurement of financial instruments as a result of implementing AASB 9. Hedging AASB 9 will change hedge accounting by increasing the eligibility of both hedged items and hedging instruments and introducing a more principles-based approach to assessing hedge effectiveness. Adoption of the new hedge accounting model is optional until the IASB completes its accounting for dynamic risk management project. Until this time, current hedge accounting under AASB 139 can continue to be applied. Implementation The Group will apply the option to continue hedge accounting under AASB 139, however will implement the amended AASB 7 hedge accounting disclosures as required. Transition The impairment and classification and measurement requirements of AASB 9 will be applied retrospectively by adjusting the opening balance sheet at the date of initial application, 1 October 2018, with no restatement of comparatives as permitted by the standard. However, detailed transitional disclosures will be provided in accordance with the amended requirements of AASB 7. AASB 15 Revenue from Contracts with Customers (AASB 15) was issued on 28 May 2014 and will be effective for the 30 September 2019 financial year. The standard provides a single comprehensive model for revenue recognition. It replaces AASB 118 Revenue and related interpretations. The application of AASB 15 is not expected to have a material impact on the Group. AASB 16 Leases was issued on 24 February 2016 and will be effective for the 30 September 2020 financial year. The main changes under the standard are: • all operating leases of greater than 12 months duration will be required to be presented on balance sheet as a right-of-use asset and lease liability. The asset and liability will initially be measured at the present value of non-cancellable lease payments and payments to be made in optional periods where it is reasonably certain that the option will be exercised. Details of the Group’s lease obligations are included in Note 30 of the 2017 Annual Report; and • all leases on balance sheet will give rise to a combination of interest expense on the lease liability and depreciation of the right-of-use asset. The standard will result in the recognition of an asset and liability in the balance sheet, however, the quantum of these balances will be determined by the level of operating lease commitments greater than 12 months duration at adoption and is not yet practicable to determine. AASB 2016-2 Amendments to Australian Accounting Standards – Disclosure Initiative: Amendments to AASB 107 was issued on 23 March 2016 and will be effective for the 30 September 2018 year end. Comparatives are not required on first application. The standard requires additional disclosures regarding both cash and non-cash changes in liabilities arising from financing activities. The standard is not expected to have a material impact on the Group. AASB 17 Insurance Contracts was issued on 18 July 2017 and will be effective for the 30 September 2022 year end unless early adopted. This will replace AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts. The main changes under the standard are: • the scope of the standard may result in some contracts that are currently “unbundled”, i.e. accounted for separately as insurance and investment contracts being required to be “bundled” and accounted for as an insurance contract; portfolios of contracts (with similar risks which are managed together) will be required to be disaggregated to a more granular level by both the age of a contract and the likelihood of the contract being onerous in order to determine the recognition of profit over the contract period (i.e. the contractual service margin). The contractual service margin uses a different basis to recognise profit to the current Margin on Services approach for life insurance and therefore the pattern of profit recognition is likely to differ; risk adjustments, which reflect uncertainties in the amount and timing of future cash flows, are required for both general and life insurance contracts rather than just general insurance contracts under the current accounting standards; • • 96 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report Notes to the consolidated financial statements Note 1. Basis of preparation (continued) • the contract boundary, which is the period over which profit is recognised, differs and is determined based on the ability to compel the policyholder to pay premiums or the substantive obligation to provide coverage/services. For some general insurance contracts (e.g. some lender mortgage insurance and reinsurance contracts) this may result in the contract boundary being longer. For life insurance, in particular term renewable contracts, the contract boundary is expected to be shorter. Both will be impacted by different patterns of profit recognition compared to the current standards; a narrower definition of what acquisition costs may be deferred; an election to recognise changes in assumptions regarding discount rate in other comprehensive income rather than in profit and loss; an election to recognise changes in the fair value of assets supporting policy liabilities in other comprehensive income rather than through profit and loss; reinsurance contracts and the associated liability is to be determined separately to the gross contract liability and may have different contract boundaries; and additional disclosure requirements. • • • • • The standard is expected to result in a reduction in the level of deferred acquisition costs, however the quantum of this and the profit and loss impacts to the Group are not yet practicable to determine. Note 2. Segment reporting Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflects the management of the business, rather than the legal structure of the Group. Internally, Westpac uses ‘cash earnings’ in assessing the financial performance of its divisions. Management believes this allows the Group to: • • • more effectively assess current year performance against prior years; compare performance across business divisions; and compare performance across peer companies. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit. To determine cash earnings, three categories of adjustments are made to reported results: • • material items that key decision makers at Westpac believe do not reflect ongoing operations; items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and accounting reclassifications between individual line items that do not impact statutory results. • Internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is determined on an arm’s length basis. Reportable operating segments The operating segments are defined by the customers they service and the services they provide: • Consumer Bank (CB): - responsible for sales and service of banking and financial products and services; - customer base is consumer customers in Australia and some micro SME; and - operates under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. • Business Bank (BB): - responsible for sales and service of banking and financial products and services; - customer base is SME and commercial business customers for facilities up to approximately $150 million; and - operates under the Westpac, St.George, BankSA and Bank of Melbourne brands. Westpac Group 2018 Interim Financial Results Announcement | 97

2018 Interim financial report Notes to the consolidated financial statements Note 2. Segment reporting (continued) • BT Financial Group (Australia) (BTFG): - Westpac’s Australian wealth management and insurance division; - services include the manufacturing and distribution of investment, superannuation and retirement products, wealth administration platforms, private wealth, margin lending and equities broking; - BTFG’s insurance business covers the manufacturing and distribution of life, general and lenders mortgage insurance; - operates under the Advance, Asgard, Licensee Select, BT Select, and Securitor brands, as well as the Advice, Private Banking and Insurance operations of Westpac, St.George, Bank of Melbourne and BankSA brands. Westpac Institutional Bank (WIB): - Westpac’s institutional financial services division delivering a broad range of financial products and services; - transactional banking, financing and debt capital markets, specialised capital, and alternative investment solutions; - customer base includes commercial, corporate, institutional and government customers; - supports customers throughout Australia, as well as via branches and subsidiaries located in New Zealand, the US, UK and Asia; and - also responsible for Westpac Pacific, providing a range of banking services in Fiji and Papua New Guinea (PNG). Westpac New Zealand: - responsible for sales and service of banking, wealth and insurance products to customers in New Zealand; - customer base includes consumer, business, institutional and government customers; - operates under the Westpac brand for banking products, the Westpac Life brand for life insurance products and the BT brand for wealth products. Group Businesses include: - Treasury which is responsible for the management of the Group’s balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily sourced from managing the Group’s balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits; - Group Technology1 which comprises functions for the Australian businesses is responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; - Core Support2, which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal, and human resources; and - Group Businesses also includes items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales, earnings and costs associated with the Group’s fintech investments, and certain other head office items such as centrally held provisions. • • • Revisions to segment allocations In First Half 2018, Westpac implemented a number of changes to the presentation of its divisional financial information. These changes have no impact on the Group’s overall results or balance sheet but impact divisional results and balance sheets. Comparative divisional financial information has been restated for these changes. The changes include updates to the methodologies to allocate certain costs, revenues and capital to divisions. These changes can be summarised as: 1. Allocating additional capital from Group Businesses to operating divisions, following greater clarity from APRA on updates to its capital framework; Updating the Group’s cost of funds transfer pricing methodology, including the allocation of revenue from balance sheet management activities; Realigning divisional earnings and balance sheet disclosures for recent customer transfers; and Refining expense allocations to improve the allocation of support costs to divisions. 2. 3. 4. 1 Costs are fully allocated to other divisions in the Group. 2 Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses. 98 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report
Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

The tables below present the segment results on a cash earnings basis for the Group:

	Half Year March 18						
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	4,040	2,021	285	675	843	437	8,301
Non-interest income	377	589	898	749	224	13	2,850
Net operating income before operating expenses and impairment charges	**4,417**	**2,610**	**1,183**	**1,424**	**1,067**	**450**	**11,151**
Operating expenses	(1,730)	(930)	(601)	(675)	(429)	(289)	(4,654)
Impairment (charges) / benefits	(233)	(137)	(3)	17	(24)	(13)	(393)
Profit before income tax	**2,454**	**1,543**	**579**	**766**	**614**	**148**	**6,104**
Income tax expense	(737)	(463)	(175)	(212)	(173)	(91)	(1,851)
Net profit attributable to non-controlling interests	-	-	-	(3)	-	1	(2)
Cash earnings for the period	**1,717**	**1,080**	**404**	**551**	**441**	**58**	**4,251**
Net cash earnings adjustments	(15)	(2)	-	-	10	(46)	(53)
Net profit for the period attributable to owners of Westpac Banking Corporation	**1,702**	**1,078**	**404**	**551**	**451**	**12**	**4,198**
Total assets	**385,959**	**154,969**	**35,806**	**104,766**	**84,285**	**106,070**	**871,855**
Total liabilities	**203,801**	**111,486**	**42,058**	**124,130**	**73,801**	**253,914**	**809,190**

	Half Year Sept 17[1]						
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	3,961	1,975	274	672	838	291	8,011
Non-interest income	380	584	850	749	235	(14)	2,784
Net operating income before operating expenses and impairment charges	**4,341**	**2,559**	**1,124**	**1,421**	**1,073**	**277**	**10,795**
Operating expenses	(1,727)	(921)	(610)	(680)	(442)	(224)	(4,604)
Impairment (charges) / benefits	(293)	(143)	(1)	8	37	32	(360)
Profit before income tax	**2,321**	**1,495**	**513**	**749**	**668**	**85**	**5,831**
Income tax expense	(697)	(450)	(156)	(216)	(187)	(78)	(1,784)
Net profit attributable to non-controlling interests	-	-	-	(3)	-	1	(2)
Cash earnings for the period	**1,624**	**1,045**	**357**	**530**	**481**	**8**	**4,045**
Net cash earnings adjustments	(58)	(5)	170	-	(7)	(62)	38
Net profit for the period attributable to owners of Westpac Banking Corporation	**1,566**	**1,040**	**527**	**530**	**474**	**(54)**	**4,083**
Total assets	**377,457**	**153,078**	**35,237**	**103,080**	**81,285**	**101,738**	**851,875**
Total liabilities	**202,689**	**111,385**	**41,431**	**118,875**	**71,432**	**244,721**	**790,533**

[1] *Divisional comparatives have been restated.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 99

2018 Interim financial report
Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

	Half Year March 17[1]						
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	3,677	1,910	237	656	791	422	7,693
Non-interest income	433	557	894	958	245	(19)	3,068
Net operating income before operating expenses and impairment charges	**4,110**	**2,467**	**1,131**	**1,614**	**1,036**	**403**	**10,761**
Operating expenses	(1,651)	(897)	(589)	(671)	(461)	(232)	(4,501)
Impairment (charges) / benefits	(272)	(200)	(3)	(64)	35	11	(493)
Profit before income tax	**2,187**	**1,370**	**539**	**879**	**610**	**182**	**5,767**
Income tax expense	(656)	(412)	(160)	(246)	(174)	(97)	(1,745)
Net profit attributable to non-controlling interests	-	-	-	(4)	-	(1)	(5)
Cash earnings for the period	**1,531**	**958**	**379**	**629**	**436**	**84**	**4,017**
Net cash earnings adjustments	(58)	(5)	(10)	-	(7)	(30)	(110)
Net profit for the period attributable to owners of Westpac Banking Corporation	**1,473**	**953**	**369**	**629**	**429**	**54**	**3,907**
Total assets	**367,008**	**149,947**	**35,279**	**103,959**	**79,605**	**104,195**	**839,993**
Total liabilities	**194,476**	**107,217**	**40,649**	**125,273**	**69,828**	**243,178**	**780,621**

Reconciliation of reported results to cash earnings

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	*% Mov't Mar 18 - Sept 17*	*% Mov't Mar 18 - Mar 17*
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	**4,198**	**4,083**	**3,907**	***3***	***7***
Amortisation of intangible assets	17	64	73	*(73)*	*(77)*
Fair value (gain)/loss on economic hedges	37	62	7	*(40)*	*large*
Ineffective hedges	9	20	(4)	*(55)*	*large*
Partial sale of BTIM shares	-	(171)	-	*(100)*	-
Treasury shares	(10)	(13)	34	*(23)*	*large*
Total cash earnings adjustments (post-tax)	**53**	**(38)**	**110**	***large***	***(52)***
Cash earnings	**4,251**	**4,045**	**4,017**	**5**	**6**

[1] *Divisional comparatives have been restated.*

100 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report
Notes to the consolidated financial statements

Note 3. Net interest income

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Interest income					
Cash and balances with central banks	140	146	95	*(4)*	*47*
Receivables due from other financial institutions	49	59	51	*(17)*	*(4)*
Net ineffectiveness on qualifying hedges	(13)	(28)	6	*(54)*	*large*
Trading securities and financial assets designated at fair value	275	292	266	*(6)*	*3*
Available-for-sale securities	930	881	914	*6*	*2*
Loans	14,678	14,467	14,037	*1*	*5*
Regulatory deposits with central banks overseas	9	8	9	*13*	-
Other interest income	22	14	15	*57*	*47*
Total interest income	**16,090**	**15,839**	**15,393**	**2**	**5**
Interest expense					
Payables due to other financial institutions	(153)	(145)	(134)	*6*	*14*
Deposits and other borrowings	(4,368)	(4,433)	(4,435)	*(1)*	*(2)*
Trading liabilities	(574)	(1,045)	(1,020)	*(45)*	*(44)*
Debt issues	(2,088)	(1,811)	(1,774)	*15*	*18*
Loan capital	(376)	(343)	(350)	*10*	*7*
Bank levy	(186)	(95)	-	*96*	-
Other interest expense	(67)	(64)	(67)	*5*	-
Total interest expense	**(7,812)**	**(7,936)**	**(7,780)**	**(2)**	**-**
Total net interest income	**8,278**	**7,903**	**7,613**	**5**	**9**

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 101

2018 Interim financial report
Notes to the consolidated financial statements

Note 4. Non-interest income

$m	Note	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Fees and commissions						
Facility fees		679	671	662	*1*	*3*
Transaction fees and commissions received		553	598	595	*(8)*	*(7)*
Other non-risk fee income		116	78	151	*49*	*(23)*
Total fees and commissions		**1,348**	**1,347**	**1,408**	**-**	***(4)***
Wealth management and insurance income						
Life insurance and funds management net operating income[1]		845	801	789	*5*	*7*
General insurance and lenders mortgage insurance net operating income		106	130	80	*(18)*	*33*
Total wealth management and insurance income		**951**	**931**	**869**	***2***	***9***
Trading income[2]		**487**	**489**	**713**	**-**	***(32)***
Other income						
Dividends received from other entities		1	1	1	-	-
Net gain on sale of associates[3]		-	279	-	*(100)*	-
Net gain on disposal of assets		10	-	6	-	*67*
Net gain/(loss) on derivatives held for risk management purposes[4]		(9)	(2)	54	*large*	*large*
Net gain/(loss) on financial instruments designated at fair value		26	5	6	*large*	*large*
Gain/(loss) on disposal of controlled entities	16	(9)	-	-	-	-
Rental income on operating leases		60	69	74	*(13)*	*(19)*
Share of associates' net profit		(3)	2	15	*large*	*large*
Other		13	9	10	*44*	*30*
Total other income		**89**	**363**	**166**	***(75)***	***(46)***
Total non-interest income		**2,875**	**3,130**	**3,156**	***(8)***	***(9)***

[1] *Wealth management and insurance income includes policy holder tax recoveries.*
[2] *Trading income represents a component of total markets income from WIB markets business, Westpac Pacific and Treasury foreign exchange operations in Australia and New Zealand.*
[3] *On 26 May 2017, the Group sold 60 million shares of BTIM (19% of BTIM's shares on issue).*
[4] *Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings.*

102 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial report
Notes to the consolidated financial statements

Note 5. Operating expenses

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Staff expenses					
Employee remuneration, entitlements and on-costs	2,119	2,111	2,022	-	5
Superannuation expense	197	186	194	6	2
Share-based payments	48	48	65	-	(26)
Restructuring costs	34	30	45	13	(24)
Total staff expenses	**2,398**	**2,375**	**2,326**	**1**	**3**
Occupancy expenses					
Operating lease rentals	319	324	324	(2)	(2)
Depreciation of property and equipment	131	143	148	(8)	(11)
Other	71	72	62	(1)	15
Total occupancy expenses	**521**	**539**	**534**	**(3)**	**(2)**
Technology expenses					
Amortisation and impairment of software assets	303	322	306	(6)	(1)
Depreciation and impairment of IT equipment	73	82	76	(11)	(4)
Technology services	341	299	340	14	-
Software maintenance and licenses	185	168	145	10	28
Telecommunications	102	106	84	(4)	21
Data processing	38	42	38	(10)	-
Total technology expenses	**1,042**	**1,019**	**989**	**2**	**5**
Other expenses					
Professional and processing services[1]	385	417	338	(8)	14
Amortisation and impairment of intangible assets and deferred expenditure	43	94	98	(54)	(56)
Postage and stationery	95	109	108	(13)	(12)
Advertising	93	80	75	16	24
Credit card loyalty programs	70	86	66	(19)	6
Non-lending losses	40	36	37	11	8
Other expenses	38	46	62	(17)	(39)
Total other expenses	**764**	**868**	**784**	**(12)**	**(3)**
Total operating expenses	**4,725**	**4,801**	**4,633**	**(2)**	**2**

[1] *Professional and processing services relates to:*
- *services provided by external suppliers including items such as cash handling and security services, marketing costs and research and recruitment fees (First Half 2018: $115 million; Second Half 2017 $151 million; First Half 2017: $117 million);*
- *operations processing (First Half 2018: $88 million; Second Half 2017 $91 million; First Half 2017: $93 million);*
- *consultants (First Half 2018: $76 million; Second Half 2017 $104 million; First Half 2017: $58 million);*
- *credit assessment (First Half 2018: $31 million; Second Half 2017 $25 million; First Half 2017: $28 million);*
- *legal and audit fees (First Half 2018: $61 million; Second Half 2017 $31 million; First Half 2017: $30 million);*
- *regulatory fees and share market related costs (First Half 2018: $14 million; Second Half 2017 $15 million; First Half 2017: $12 million).*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 103

2018 Interim financial report Notes to the consolidated financial statements Note 6. Income tax The income tax expense for the half year is reconciled to the profit before income tax as follows: 1,762 1,693 3 7 32 32 3 3 (5) (1) (1) (2) 15 (15) 2 - 13 - (2) (1) 17 (15) 2 (8) large (100) - (100) 13 (7) - - (38) - (50) (100) - (7) - 163 104 | Westpac Group 2018 Interim Financial Results Announcement $m % Mov't % Mov't Half YearHalf YearMar 18 - Mar 18 - Sept 17March 17Sept 17Mar 17 Half Year March 18 Profit before income tax 6,035 5,8725,64337 Tax at the Australian company tax rate of 30% 1,811 The effect of amounts which are not deductible/(assessable) in calculating taxable income Hybrid capital distributions 33 Life insurance: Tax adjustment on policyholder earnings 8 Adjustment for life business tax rates - Dividend adjustments (1) Other non-assessable items - Other non-deductible items 17 Adjustment for overseas tax rates (14) Income tax (over)/under provided in prior periods 2 Other items (21) Total income tax expense 1,835 1,7871,73136 Effective income tax rate 30.41% 30.43%30.68%(2bps)(27bps)

2018 Interim financial report
Notes to the consolidated financial statements

Note 7. Earnings per share

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted EPS is calculated by adjusting the basic earnings per share by assuming all dilutive potential ordinary shares are converted.

	Half Year March 18		Half Year Sept 17		Half Year March 17[1]	
$m	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to shareholders	4,198	4,198	4,083	4,083	3,907	3,907
Adjustment for Restricted Share Plan (RSP) dividends[2]	(2)	-	(5)	-	(1)	-
Adjustment for potential dilution:						
Distributions to convertible loan capital holders[3]	-	135	-	126	-	127
Adjusted net profit attributable to shareholders	**4,196**	**4,333**	**4,078**	**4,209**	**3,906**	**4,034**
Weighted average number of ordinary shares (millions)						
Weighted average number of ordinary shares on issue	3,400	3,400	3,375	3,375	3,352	3,352
Treasury shares (including RSP share rights)	(8)	(8)	(9)	(9)	(8)	(8)
Adjustment for potential dilution:						
Share-based payments	-	3	-	5	-	3
Convertible loan capital[3]	-	225	-	235	-	235
Adjusted weighted average number of ordinary shares	**3,392**	**3,620**	**3,366**	**3,606**	**3,344**	**3,582**
Earnings per ordinary share (cents)	**123.7**	**119.7**	**121.2**	**116.7**	**116.8**	**112.6**

[1] *Diluted EPS restated from 113.7 cents to 112.6 cents to align with methodology applied in the current period in determining the dilutive impact of convertible loan capital.*
[2] *Some RSP share rights have not vested and are not ordinary shares but do receive dividends. These RSP dividends are deducted to show the profit attributable to ordinary shareholders.*
[3] *The Group has issued convertible loan capital which is expected to convert into ordinary shares in the future. These convertible loan capital instruments are all dilutive and diluted EPS is therefore calculated as if the instruments had already been converted.*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 105

2018 Interim financial report Notes to the consolidated financial statements Note 8. Average balance sheet and interest rates 1 Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables include cash and balances with central banks and other interest earning assets. 2 Includes property and equipment, intangibles, deferred tax, non-interest bearing loans relating to mortgage offset accounts and other assets. 3 Includes net impact of Treasury balance sheet management activities and the Bank Levy. 4 Includes provisions for current and deferred income tax. 106 | Westpac Group 2018 Interim Financial Results Announcement Half Year Half YearHalf Year 30 September 201731 March 2017 31 March 2018 Average Interest Average Average Interest AverageAverage Interest Average balanceRatebalanceRate $m$m%$m$m% balanceRate $m$m% Assets 7,899591.510,354511.0 26,8832922.224,8512662.1 57,1248813.159,2989143.1 90881.81,16391.6 666,95014,5994.4649,11714,1534.4 Interest earning assets Receivables due from other financial institutions 5,934491.7 Trading securities and financial assets designated at fair value 23,8602752.3 Available-for-sale securities 61,0239303.1 Regulatory deposits with central banks overseas 95891.9 Loans and other receivables1 675,23614,8274.4 Total interest earning assets 759,76415,8394.2744,78315,3934.1 and interest income 767,01116,0904.2 Non-interest earning assets 1,7922,209 35,59339,764 10,96513,937 59,24560,982 Cash, receivables due from other financial institutions and regulatory deposits 2,459 Derivative financial instruments 34,130 Life insurance assets 10,753 All other assets2 61,643 Total non-interest earning assets 108,985 107,595116,892 Total assets 875,996 867,359861,675 19,1661451.518,4981341.5 489,7074,4331.8479,6924,4351.9 17,2173434.017,1993504.1 174,0753,0153.5174,2662,8613.3 Liabilities Interest bearing liabilities Payables due to other financial institutions 19,5711531.6 Deposits and other borrowings 494,8714,3681.8 Loan capital 17,9353764.2 Other interest bearing liabilities3 176,3992,9153.3 Total interest bearing liabilities 700,1657,9362.3689,6557,7802.3 and interest expense 708,7767,8122.2 Non-interest bearing liabilities 47,02845,165 39,86745,709 9,14811,980 11,77111,398 Deposits and payables due to other financial institutions 47,978 Derivative financial instruments 36,916 Life insurance policy liabilities 9,013 All other liabilities4 12,248 Total non-interest bearing liabilities 106,155 107,814114,252 Total liabilities 814,931 807,979803,907 Shareholders' equity 61,051 59,36457,744 1624 Non-controlling interests 14 Total equity 61,065 59,38057,768 Total liabilities and equity 875,996 867,359861,675 564,43212,5734.4551,26112,1994.4 73,0041,7384.772,8721,7224.7 29,5142881.924,9842321.9 417,3493,6801.8401,7813,6641.8 50,2975772.351,7915962.3 22,0611761.626,1201751.3 Loans and other receivables1 Australia 574,35712,7634.5 New Zealand 72,8071,7404.8 Other overseas 28,0723242.3 Deposits and other borrowings Australia 419,7863,5801.7 New Zealand 50,2725772.3 Other overseas 24,8132111.7

2018 Interim financial report
Notes to the consolidated financial statements

Note 9. Loans

$m	Note	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Australia						
Housing		437,239	427,167	413,938	*2*	*6*
Personal (loans and cards)		21,789	21,952	22,716	*(1)*	*(4)*
Business		151,904	150,542	147,705	*1*	*3*
Margin lending		1,872	1,885	1,928	*(1)*	*(3)*
Other		91	100	105	*(9)*	*(13)*
Total Australia		**612,895**	**601,646**	**586,392**	***2***	***5***
New Zealand						
Housing		44,974	43,198	42,281	*4*	*6*
Personal (loans and cards)		1,922	1,856	1,807	*4*	*6*
Business		28,068	26,667	26,544	*5*	*6*
Other		76	85	82	*(11)*	*(7)*
Total New Zealand		**75,040**	**71,806**	**70,714**	***5***	***6***
Other overseas						
Trade finance		3,942	2,818	2,281	*40*	*73*
Other		12,429	11,515	10,821	*8*	*15*
Total other overseas		**16,371**	**14,333**	**13,102**	***14***	***25***
Total loans		**704,306**	**687,785**	**670,208**	***2***	***5***
Provisions for impairment charges on loans	10	(2,913)	(2,866)	(3,262)	*2*	*(11)*
Total net loans[1,2]		**701,393**	**684,919**	**666,946**	***2***	***5***

[1] *Total net loans include securitised loans of $7,436 million as at 31 March 2018 ($7,651 million as at 30 September 2017 and $8,783 million as at 31 March 2017). The level of securitised loans excludes loans where Westpac is the holder of related debt securities.*

[2] *Total net loans include assets pledged for the covered bond programs of $34,106 million as at 31 March 2018 ($35,473 million as at 30 September 2017 and $30,883 million as at 31 March 2017).*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 107

2018 Interim financial results
Notes to the consolidated financial statements

Note 10. Provisions for impairment charges

$m	Half Year March 18	Half Year Sept 17	Half Year March 17
Individually assessed provisions			
Opening balance	480	787	869
Provisions raised	173	246	364
Write-backs	(67)	(144)	(144)
Write-offs	(104)	(399)	(289)
Interest adjustment	(7)	(10)	(6)
Other adjustments	(4)	-	(7)
Closing balance	**471**	**480**	**787**
Collectively assessed provisions			
Opening balance	2,639	2,726	2,733
Provisions raised	387	342	357
Write-offs	(430)	(525)	(443)
Interest adjustment	89	93	95
Other adjustments	9	3	(16)
Closing balance	**2,694**	**2,639**	**2,726**
Total provisions for impairment charges on loans and credit commitments	**3,165**	**3,119**	**3,513**
Less: provisions for credit commitments	(252)	(253)	(251)
Total provisions for impairment charges on loans	**2,913**	**2,866**	**3,262**

$m	Half Year March 18	Half Year Sept 17	Half Year March 17
Reconciliation of impairment charges			
Individually assessed provisions raised	173	246	364
Write-backs	(67)	(144)	(144)
Recoveries	(100)	(84)	(84)
Collectively assessed provisions raised	387	342	357
Impairment charges	**393**	**360**	**493**

108 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Notes to the consolidated financial statements

Note 11. Credit quality

Impaired assets

	Australia			New Zealand			Other Overseas			Total		
$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Non-Performing loans:												
Gross amount	923	975	1,388	184	152	164	13	15	18	1,120	1,142	1,570
Impairment provisions[1]	(444)	(460)	(740)	(54)	(41)	(54)	(5)	(6)	(7)	(503)	(507)	(801)
Net	479	515	648	130	111	110	8	9	11	617	635	769
Restructured loans:												
Gross amount	11	12	12	16	15	17	2	-	-	29	27	29
Impairment provisions[1]	(5)	(7)	(11)	(4)	(5)	(4)	(1)	-	-	(10)	(12)	(15)
Net	6	5	1	12	10	13	1	-	-	19	15	14
Overdrafts, personal loans and revolving credit greater than 90 days past due:												
Gross amount	368	362	368	17	11	11	1	-	-	386	373	379
Impairment provisions[2]	(172)	(187)	(206)	(13)	(8)	(8)	(1)	-	-	(186)	(195)	(214)
Net	196	175	162	4	3	3	-	-	-	200	178	165
Total impaired assets:												
Gross amount	1,302	1,349	1,768	217	178	192	16	15	18	1,535	1,542	1,978
Impairment provisions[1]	(621)	(654)	(957)	(71)	(54)	(66)	(7)	(6)	(7)	(699)	(714)	(1,030)
Net	**681**	**695**	**811**	**146**	**124**	**126**	**9**	**9**	**11**	**836**	**828**	**948**

1 *Includes individually assessed provisions and collectively assessed provisions on impaired loans.*
2 *Includes collectively assessed provisions on impaired loans.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 109

2018 Interim financial results
Notes to the consolidated financial statements

Note 11. Credit quality (continued)

Movement in gross impaired loans[1]

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Opening balance	1,542	1,978	2,159	(22)	(29)
New and increased - individually managed	471	440	589	7	(20)
Write-offs	(534)	(924)	(732)	(42)	(27)
Returned to performing or repaid	(387)	(471)	(570)	(18)	(32)
Portfolio managed - new/increased/returned/repaid	442	518	534	(15)	(17)
Exchange rate and other adjustments	1	1	(2)	-	large
Balance as at period end	**1,535**	**1,542**	**1,978**	**-**	**(22)**

Items 90 days past due, or otherwise in default, and not impaired

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Australia					
Housing products	2,860	2,672	2,619	7	9
Other products	736	650	678	13	9
Total Australia	**3,596**	**3,322**	**3,297**	**8**	**9**
New Zealand					
Housing products	124	89	92	39	35
Other products	31	28	21	11	48
Other overseas	18	19	22	(5)	(18)
Total overseas	**173**	**136**	**135**	**27**	**28**
Total	**3,769**	**3,458**	**3,432**	**9**	**10**

[1] *Movement represents a six month period.*

110 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Notes to the consolidated financial statements Note 12. Deposits and other borrowings 37,515 40,324 224,268 156,249 31,011 39,484 217,492 157,730 (19) 2 1 4 (2) 4 4 3 546 4,853 21,273 27,620 1,478 4,646 21,845 25,451 (5) 14 7 7 (65) 19 4 17 8,860 810 1,505 9,768 11,364 820 1,459 9,733 67 (8) (13) 26 30 (9) (10) 26 487,022 478,770 3 5 1 Comparatives have been restated. Westpac Group 2018 Interim Financial Results Announcement | 111 $m As at As atAs at% Mov't% Mov't 30 Sept31 MarchMar 18 -Mar 18 - 20172017Sept 17Mar 17 31 March 2018 Australia Certificates of deposit 30,387 Non-interest bearing, repayable at call 40,967 Other interest bearing at call1 227,021 Other interest bearing term1 161,864 Total Australia 460,239 458,356445,717-3 New Zealand Certificates of deposit 521 Non-interest bearing, repayable at call 5,510 Other interest bearing at call 22,685 Other interest bearing term 29,661 Total New Zealand 58,377 54,29253,42089 Overseas Certificates of deposit 14,765 Non-interest bearing, repayable at call 748 Other interest bearing at call 1,309 Other interest bearing term 12,298 Total overseas 29,120 20,94323,3763925 Total deposits and other borrowings 547,736 533,591522,51335 Deposits and other borrowings at fair value 45,337 46,56943,743(3)4 Deposits and other borrowings at amortised cost 502,399 Total deposits and other borrowings 547,736 533,591522,51335

2018 Interim financial results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities

Fair Valuation Control Framework

The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to:

- the revaluation of financial instruments;
- independent price verification;
- fair value adjustments; and
- financial reporting.

A key element of the Framework is the Revaluation Committee, comprising senior valuation specialists from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied.

The method of determining fair value differs depending on the information available.

Fair value hierarchy

A financial instrument's categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement.

The Group categorises all fair value instruments according to the hierarchy described below.

Valuation techniques

The Group applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes credit valuation adjustments (CVA) and funding valuation adjustments (FVA), which incorporates credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively.

The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined below:

Level 1 instruments

The fair value of financial instruments traded in active markets based on recent unadjusted quoted prices. These prices are based on actual arm's length basis transactions.

The valuations of Level 1 instruments require little or no management judgement.

Instrument	Balance sheet category	Includes:	Valuation
Exchange traded products	Derivatives	Exchange traded interest rate futures and options and commodity, energy and carbon futures	All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation.
Foreign exchange products	Derivatives	FX spot and futures contracts	
Equity products	Derivatives Trading securities and financial assets designated at fair value Other financial liabilities at fair value through income statement	Listed equities and equity indices	
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities Other financial liabilities at fair value through income statement	Australian and New Zealand Commonwealth government bonds	
Life insurance assets and liabilities	Life insurance assets Life insurance liabilities	Listed equities, exchange traded derivatives and short sale of listed equities within controlled managed investment schemes	

112 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 instruments

The fair value for financial instruments that are not actively traded are determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

- the use of market standard discounting methodologies;
- option pricing models; and
- other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes:	Valuation
Interest rate products	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives	Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model's interest rate inputs are benchmark interest rates and active broker quoted interest rates in the swap, bond and future markets. Interest rate volatilities are sourced from brokers and consensus data providers.
Foreign exchange products	Derivatives	FX swap, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models.
Other credit products	Derivatives	Single Name and Index credit default swaps (CDS)	Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
Commodity products	Derivatives	Commodity, energy and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discounts them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.
Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Australian residential mortgage backed securities (RMBS) denominated in Australian dollar and other asset backed securities (ABS).	Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available these are classified as Level 3 instruments.

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 113

2018 Interim financial results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 instruments (continued)

Instrument	Balance sheet category	Includes:	Valuation
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities Regulatory deposits Other financial liabilities through income statement	State and other government bonds, corporate bonds and commercial paper Security repurchase agreements and reverse repurchase agreements over non-asset backed debt securities	Valued using observable market prices, which are sourced from consensus pricing services, broker quotes or inter-dealer prices.
Loans at fair value	Loans	Fixed rate bills	Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness based on market observable inputs.
Certificates of deposit	Deposits and other borrowings	Certificates of deposit	Discounted cash flow using market rates offered for deposits of similar remaining maturities.
Debt issues at fair value	Debt issues	Debt issues	Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac's implied credit worthiness.
Life insurance assets and liabilities	Life insurance assets Life insurance liabilities	Corporate bonds, over the counter derivatives, units in unlisted unit trusts, life insurance contract liabilities, life investment contract liabilities and external liabilities of managed investment schemes controlled by statutory life funds.	Valued using observable market prices or other widely used and accepted valuation techniques utilising observable market input.

Level 3 instruments

Financial instruments valued where at least one input that could have a significant effect on the instrument's valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions.

These valuations are calculated using a high degree of management judgement.

Instrument	Balance sheet category	Includes:	Valuation
Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Collateralised loan obligations and offshore asset-backed debt instruments	As prices for these securities are not available from a consensus provider these are revalued based on third party revaluations (lead manager or inter-dealer). Due to their illiquidity and/or complexity they are classified as Level 3 assets.
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Government securities (predominantly PNG government bonds)	Government securities from illiquid markets are classified as Level 3. Fair value is monitored by reference to recent issuances.
Equity investments	Trading securities and Financial assets designated at fair value Available-for-sale	Investments in unlisted funds, boutique investment management companies, and strategic equity investments.	Valued using valuation techniques appropriate to the investment, including the use of recent arm's length transactions where available, discounted cash flow approach, reference to the net assets of the entity or to the most recent fund unit pricing. Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets.

114 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Notes to the consolidated financial statements Note 13. Fair values of financial assets and liabilities (continued) The table below summarises the attribution of financial instruments carried at fair value to the fair value hierarchy: 6,815 9 7,252 - 2,768 - 17,742 24,009 52,841 4,587 7,875 659 767 15 617 - - - 25,324 24,033 60,710 4,587 10,643 659 4,909 12 4,309 - 2,987 - 25,247 24,584 55,044 5,202 7,947 1,004 821 23 599 - - - 30,977 24,619 59,952 5,202 10,934 1,004 - 208 8 - - 46,569 3,848 25,358 4,673 9,019 - - 9 - - 46,569 4,056 25,375 4,673 9,019 - 325 16 - - 43,743 4,569 28,433 5,551 9,158 - - 8 - - 43,743 4,894 28,457 5,551 9,158 Westpac Group 2018 Interim Financial Results Announcement | 115 $m As at 31 March 2018 As at 30 Sept 2017As at 31 March 2017 Level 1Level 2Level 3Total Level 1Level 2Level 3TotalLevel 1Level 2Level 3Total Financial assets measured at fair value on a recurring basis Trading securities and financial assets designated at fair value 5,578 14,55849120,627 Derivative financial instruments 30 26,8621226,904 Available-for-sale securities 11,350 52,92458364,857 Loans - 3,789-3,789 Life insurance assets 2,681 7,800-10,481 Regulatory deposits with central banks overseas - 966-966 Total financial assets carried at fair value 19,639 106,8991,086127,624 16,844107,7131,399125,95612,217119,0281,443132,688 Financial liabilities measured at fair value on a recurring basis Deposits and other borrowings at fair value - 45,337-45,337 Other financial liabilities at fair value through income statement 375 5,215-5,590 Derivative financial instruments 22 24,038624,066 Debt issues at fair value - 4,031-4,031 Life insurance liabilities - 8,763-8,763 Total financial liabilities carried at fair value 397 87,384687,787 21689,467989,69234191,454891,803

2018 Interim financial results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Analysis of movements between Fair Value Hierarchy Levels

Transfers into or out of Level 3 are discussed in the following table.

The table below summarises the changes in financial instruments carried at fair value derived from non-market observable valuation techniques (Level 3):

	Half Year March 18					
$m	Trading Securities and Financial Assets Designated at Fair Value	Derivatives	Available-for-Sale Securities	Total Level 3 Assets	Derivatives	Total Level 3 Liabilities
Balance as at 1 October 2017	767	15	617	1,399	9	9
Gains/(losses) on assets and (gains)/losses on liabilities recognised in:						
Income statements	15	1	-	16	1	1
Available-for-sale reserve	-	-	(4)	(4)	-	-
Acquisitions and issues	54	1	784	839	1	1
Disposals and settlements	(283)	(5)	(816)	(1,104)	(5)	(5)
Transfers into or out of non-market observables	(66)	-	-	(66)	-	-
Foreign currency translation impacts	4	-	2	6	-	-
Balance as at 31 March 2018	**491**	**12**	**583**	**1,086**	**6**	**6**
Unrealised gains/(losses) recognised in the income statement for financial instrument held as at 31 March 2018	15	2	-	17	2	2

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group's reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for the period was $5 million (30 September 2017: $5 million profit).

116 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)[1]

Financial instruments not measured at fair value

The following table summarises the estimated fair value of financial instruments not measured at fair value for the Group:

	As at 31 March 2018		As at 30 Sept 2017		As at 31 March 2017	
$m	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets not measured at fair value						
Cash and balances with central banks	21,580	21,580	18,397	18,397	15,912	15,912
Receivables due from other financial institutions	3,977	3,977	7,128	7,128	9,545	9,545
Loans	697,604	697,905	680,332	680,568	661,744	662,184
Regulatory deposits with central banks overseas	352	352	389	389	405	405
Other financial assets	5,893	5,893	4,754	4,754	3,862	3,862
Total financial assets not measured at fair value	**729,406**	**729,707**	**711,000**	**711,236**	**691,468**	**691,908**
Financial liabilities not measured at fair value						
Payables due to other financial institutions	19,073	19,073	21,907	21,907	21,390	21,390
Deposits and other borrowings	502,399	503,095	487,022	487,723	478,770	479,624
Debt issues[1]	170,107	171,221	163,683	165,151	161,755	163,075
Loan capital	18,333	18,571	17,666	18,087	17,106	17,377
Other financial liabilities	8,589	8,589	7,490	7,490	7,069	7,069
Total financial liabilities not measured at fair value	**718,501**	**720,549**	**697,768**	**700,358**	**686,090**	**688,535**

A detailed description of how fair value is derived for financial instruments not measured at fair value is disclosed in Note 23 of the Group's annual financial statements for the year ended 30 September 2017.

[1] *The estimated fair value of debt issues includes the impact of changes in Westpac's credit spreads since origination.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 117

2018 Interim financial results
Notes to the consolidated financial statements

Note 14. Contingent liabilities, contingent assets and credit commitments

Undrawn credit commitments

The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments disclosed below. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual required liquidity and credit risk exposure is therefore less than the amounts disclosed.

The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Note 22 of the Group's annual financial statements for the year ended 30 September 2017 for further details of liquidity risk and credit risk management.

Undrawn credit commitments excluding derivatives at 31 March are as follows:

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	*% Mov't* Mar 18 - Sept 17	*% Mov't* Mar 18 - Mar 17
Undrawn credit commitments					
Letters of credit and guarantees[1]	15,306	15,460	17,702	*(1)*	*(14)*
Commitments to extend credit[2]	176,258	178,443	177,449	*(1)*	*(1)*
Other	249	648	314	*(62)*	*(21)*
Total undrawn credit commitments	**191,813**	**194,551**	**195,465**	***(1)***	***(2)***

Contingent assets

The credit commitments shown in the table above also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Contingent liabilities

The Royal Commission, regulatory action and internal reviews

Globally, regulators and other bodies continue to progress various reviews involving the financial services sector. The nature of these reviews can be wide ranging and, in Australia, currently include investigations into potential misconduct in credit and financial services. For example, the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry is currently investigating conduct, practices, behaviour or business activities by financial services entities including the Group that may amount to potential misconduct or that may fall below community standards and expectations. The Royal Commission may make findings that the Group (including persons or entities acting on its behalf) has engaged in misconduct including breaches of law or conduct that falls below community standards and expectations. For example, in the first two rounds of public hearings Counsel Assisting identified that it may be open for the Commission to find that that past practices of the Group had breached aspects of the *National Consumer Credit Protection Act 2009* (Cth) and the *Corporations Act 2001* (Cth) in relation to the specific case studies concerning the Group raised in the first two rounds of hearings.

Westpac will respond to those matters in its written submissions. Findings of that kind, if made, and any other findings made by the Royal Commission as it progresses, may result in litigation (including class action proceedings against the Group), fines, penalties, revocation, suspension or variation of conditions of relevant regulatory licences or other enforcement or administrative action being taken by regulators or other parties.

[1] *Letters of credit are undertakings to pay, against presentation documents, and obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.*

[2] *Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, at 31 March 2018 the Group had offered $4.6 billion (30 September 2017: $5.5 billion; 31 March 2017: $5.9 billion) of facilities to customers, which had not yet been accepted.*

118 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Notes to the consolidated financial statements Note 14. Contingent liabilities, contingent assets and credit commitments (continued) Regulators such as ASIC, APRA, ACCC and AUSTRAC are also currently conducting reviews (some of which are industry-wide) that currently involve or may involve the Group in the future. These reviews are separately considering a range of matters, including matters such as consumer credit insurance, responsible lending (including in the context of reverse mortgages and interest only lending), financial adviser conduct (including compliance with the obligation to act in the client’s best interests), life insurance claims handling, and the pricing of residential mortgages. These reviews and inquiries, which may be conducted by a regulator, and in some cases also an external third party assurance provider retained either by the regulator or by the Group, may result in litigation (including class action proceedings against the Group), fines, penalties, revocation, suspension or variation of conditions of relevant regulatory licences or other enforcement or administrative action being taken by regulators or other parties. Westpac has received various notices and requests for information from the Royal Commission, as well as from regulators as part of both industry-wide and Westpac-specific reviews. In addition, Westpac is undertaking a number of reviews to identify and resolve prior issues that have the potential to impact our customers and reputation. These reviews have identified, and may continue to identify, issues in respect of which we are or will be taking steps to put things right (including in relation to areas of industry focus such as record keeping, compliance with responsible lending obligations and the way some product terms and conditions are operationalised) so that our customers are not at a disadvantage from certain past practices and we improve our processes (including in relation to responsible lending controls and financial planning controls). An assessment of the likely cost to the Group of these ongoing ‘business as usual’ reviews and actions has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate. Litigation There are ongoing court proceedings, claims and possible claims for and against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.  Following ASIC’s investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct, including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac’s trading in the relevant market. The proceedings were heard in late 2017. Judgment is pending. In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of Australian and international banks alleging misconduct in relation to BBSW. Those proceedings are at a very early stage and the level of damages sought has not been specified. Westpac is defending these proceedings. On 1 March 2017, ASIC commenced litigation in relation to certain Westpac home loans (including certain interest only loans) alleging contraventions of the National Consumer Credit Protection Act 2009 (Cth). For further information, refer to ‘Significant developments’ in this Interim Financial Results Announcement. On 22 December 2016, ASIC commenced Federal Court proceedings against BT Funds Management Limited and Westpac Securities Administration Limited in relation to a number of superannuation account consolidation campaigns conducted between 2013 and 2016. ASIC has alleged that in the course of some of these campaigns, customers were provided with personal advice in contravention of a number of Corporations Act 2001 (Cth) provisions. ASIC has selected 15 specific customers as the focus of their claim. The proceedings were heard in February 2018. Judgment is pending. On 12 October 2017, a class action against Westpac and Westpac Life Insurance Services Limited (WLIS) was filed in the Federal Court of Australia. The class action was filed on behalf of customers who, since October 2011, obtained insurance issued by WLIS on the recommendation of certain financial advisers employed within the Westpac Group. The plaintiffs have alleged that aspects of the financial advice provided by those advisers breached fiduciary and statutory duties owed to the advisers’ clients, including the duty to act in the best interests of the client and that WLIS was knowingly involved in those alleged breaches. Westpac and WLIS are defending the proceedings. An initial trial in the proceedings has been scheduled for March 2019.     Westpac Group 2018 Interim Financial Results Announcement | 119

2018 Interim financial results Notes to the consolidated financial statements Note 14. Contingent liabilities, contingent assets and credit commitments (continued) Financial Claims Scheme Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities. Contingent tax risk Tax and regulatory authorities are reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities and the claiming of tax incentives (including research and development tax incentives) and GST. The Group also responds to various notices and requests for information it receives from tax and regulatory authorities. Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and holds appropriate provisions. Settlement risk The Group is subject to a credit risk exposure in the event that another counterparty fails to settle for its payments clearing activities (including foreign exchange). The Group seeks to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing mechanism. 120 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Notes to the consolidated financial statements

Note 15. Shareholders' equity

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Share capital			
Ordinary share capital, fully paid	35,168	34,889	33,765
Restricted Share Plan (RSP) treasury shares held[1]	(504)	(434)	(431)
Other treasury shares held[2]	(61)	(61)	(70)
Total treasury shares held	**(565)**	**(495)**	**(501)**
Total share capital	**34,603**	**34,394**	**33,264**
Non-controlling interests			
Other non-controlling interests	50	54	57
Total non-controlling interests	**50**	**54**	**57**

Ordinary Shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Opening balance	**3,394,364,279**	**3,356,614,808**	**3,346,166,853**
Dividend reinvestment plan[3]	9,807,759	37,749,471	10,447,955
Issued shares for the period	**9,807,759**	**37,749,471**	**10,447,955**
Closing balance	**3,404,172,038**	**3,394,364,279**	**3,356,614,808**

Ordinary shares purchased on market

Consolidated	Half Year March 2018 Number	Half Year March 2018 Average Price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	854,267	31.86
Restricted share plan (RSP)[4]	2,219,638	31.42
WPP - share rights exercised	131,678	32.01
LTI - options exercised[5]	12,832	31.42
Total ordinary shares purchased/(sold) on market[6]	**3,218,415**	

[1] *31 March 2018: 3,991,446 unvested shares held (30 September 2017: 3,549,035, 31 March 2017: 3,606,211).*
[2] *31 March 2018: 4,652,579 shares held (30 September 2017: 4,652,579, 31 March 2017: 4,953,603).*
[3] *The price per share for the issuance of shares in relation to the dividend re-investment plan for the 2017 final dividend was $31.62, 2017 interim dividend was $29.79, 2016 final dividend was $31.32.*
[4] *Ordinary shares allocated to employees under the RSP are classified as treasury shares until the shares vest.*
[5] *The average exercise price received was $30.10 on the exercise of the LTI options.*
[6] *The purchase of ordinary shares on market resulted in a tax benefit of $0.10 million being recognised as contributed equity.*

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 121

2018 Interim financial results
Notes to the consolidated financial statements

Note 15. Shareholders' equity (continued)

Reconciliation of movement in reserves

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017
Available-for-sale securities reserve			
Opening balance	64	131	10
Net gains/(losses) from changes in fair value	(33)	(93)	168
Income tax effect	10	27	(46)
Transferred to income statements	(9)	(2)	(1)
Income tax effect	3	1	-
Exchange differences	-	-	-
Closing balance	**35**	**64**	**131**
Share-based payment reserve			
Opening balance	1,431	1,398	1,333
Share-based payment expense	69	33	65
Closing balance	**1,500**	**1,431**	**1,398**
Cash flow hedge reserve			
Opening balance	(154)	(201)	(172)
Net gains/(losses) from changes in fair value	(65)	(20)	(71)
Income tax effect	19	6	21
Transferred to income statements	94	86	29
Income tax effect	(28)	(25)	(8)
Closing balance	**(134)**	**(154)**	**(201)**
Foreign currency translation reserve			
Opening balance	(529)	(451)	(413)
Exchange differences on translation of foreign operations (net of associated hedges)	35	(78)	(38)
Closing balance	**(494)**	**(529)**	**(451)**
Other reserves			
Opening balance	(18)	(18)	(19)
Transactions with owners	1	-	1
Closing balance	**(17)**	**(18)**	**(18)**
Group's share of reserves of associates	**-**	**-**	**(14)**
Total reserves	**890**	**794**	**845**

122 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Notes to the consolidated financial statements

Note 16. Notes to the consolidated cash flow statement

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period					
Net profit for the period	4,200	4,085	3,912	*3*	*7*
Adjustments:					
Depreciation, amortisation and impairment	550	645	624	*(15)*	*(12)*
Impairment charges	493	444	577	*11*	*(15)*
Net (decrease)/increase in current and deferred tax	(9)	236	(270)	*large*	*(97)*
(Increase)/decrease in accrued interest receivable	(96)	5	(80)	*large*	*20*
(Decrease)/increase in accrued interest payable	16	61	87	*(74)*	*(82)*
(Decrease)/increase in provisions	(217)	275	(233)	*large*	*(7)*
Other non-cash items	239	(113)	(129)	*large*	*large*
Cash flows from operating activities before changes in operating assets and liabilities	5,176	5,638	4,488	*(8)*	*15*
Net (increase)/decrease in derivative financial instruments	(1,100)	(2,987)	(2,055)	*(63)*	*(46)*
Net (increase)/decrease in life insurance assets and liabilities	(88)	175	44	*large*	*large*
(Increase)/decrease in other operating assets:					
Trading securities and financial assets designated at fair value	4,982	5,464	(10,518)	*(9)*	*large*
Loans	(14,764)	(18,103)	(8,712)	*(18)*	*69*
Receivables due from other financial institutions	3,245	2,310	343	*40*	*large*
Regulatory deposits with central banks overseas	(250)	336	(28)	*large*	*large*
Other assets	(126)	(358)	558	*(65)*	*large*
(Decrease)/increase in other operating liabilities:					
Other financial liabilities at fair value through income statement	1,526	(840)	159	*large*	*large*
Deposits and other borrowings	12,008	11,541	11,521	*4*	*4*
Payables due to other financial institutions	(2,965)	616	3,243	*large*	*large*
Other liabilities	48	(294)	279	*large*	*(83)*
Net cash provided by/(used in) operating activities	**7,692**	**3,498**	**(678)**	***120***	***large***

Non-cash financing activities

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Shares issued under the dividend reinvestment plan	310	1,125	327	*(72)*	*(5)*

On 13 March 2018, 6,233,643 Westpac Convertible Preference Shares (CPS) were converted to Westpac Capital Notes 5 for a total value of $623 million.

Businesses disposed in Half Year March 2018

Westpac sold its interest in a number of Hastings offshore subsidiaries to Northill Capital. Completion of the sale of the US and UK entities occurred on 28 February 2018 and completion of the Singapore entity occurred on 23 March 2018, with a total loss of $9 million recognised in non-interest income. The total cash consideration received, net of transaction costs and cash held, was $9 million. Refer to Section 6.5 changes in control of Group entities for details.

Restricted cash

The amount of cash and cash equivalents not available for use at 31 March 2018 was $40 million (30 September 2017: $38 million, 31 March 2017: $120 million) for the Group.

200 Westpac GROUP
Westpac Group 2018 Interim Financial Results Announcement | 123

2018 Interim financial results Notes to the consolidated financial statements Note 17. Subsequent events On 13 March 2018, $623 million of CPS were transferred to the Westpac CPS nominated party for $100 each pursuant to the Westpac Capital Notes 5 reinvestment offer. Those CPS were subsequently bought back and cancelled by Westpac. On 3 April 2018, the remaining $566 million of CPS were transferred to the Westpac CPS nominated party for $100 each. Following the transfer, those remaining CPS were converted into 19,189,765 ordinary shares. No other matters have arisen since the half year ended 31 March 2018 which is not otherwise dealt with in this interim financial report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods. 124 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Statutory statements 4.8 Statutory statements Directors’ declaration In the Directors’ opinion (i) the interim financial statements and notes set out on pages 89 to 124 are in accordance with the Corporations Act 2001, including that they: a. comply with Australian Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and b. give a true and fair view of the Group’s financial position as at 31 March 2018 and of its performance for the six months ended 31 March 2018; and (ii) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board Lindsay Maxsted Chairman Brian Hartzer Managing Director and Chief Executive Officer Sydney Australia 7 May 2018 Westpac Group 2018 Interim Financial Results Announcement | 125

2018 Interim financial results Statutory statements 126 | Westpac Group 2018 Interim Financial Results Announcement Independent auditor's review report to the members of Westpac Banking Corporation Report on the Interim Financial Report We have reviewed the accompanying interim financial report of Westpac Banking Corporation (the Corporation), which comprises the consolidated balance sheet as at 31 March 2018, the consolidated income statement and consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the half-year ended on that date, selected explanatory notes and the directors' declaration for Westpac Banking Corporation and its controlled entities (the Group). The Group comprises the Corporation and the entities it controlled during that half-year. Directors' responsibility for the interim financial report The directors of the Corporation are responsible for the preparation of the interim financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the interim financial report that is free from material misstatement whether due to fraud or error. Auditor's responsibility Our responsibility is to express a conclusion on the interim financial report based on our review. We conducted our review in accordance with Australian Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the interim financial report is not in accordance with the Corporations Act 2001 including giving a true and fair view of the Group’s financial position as at 31 March 2018 and its performance for the half-year ended on that date; and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Westpac Banking Corporation, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report. A review of an interim financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion. Independence In conducting our review, we have complied with the independence requirements of the Corporations Act 2001. Conclusion Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the interim financial report of Westpac Banking Corporation is not in accordance with the Corporations Act 2001 including: 1giving a true and fair view of the Group’s financial position as at 31 March 2018 and of its performance for the half-year ended on that date; and 2complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. PricewaterhouseCoopers Lona MathisSam Hinchcliffe PartnerPartner Sydney, Australia 7 May 2018 PricewaterhouseCoopers, ABN 52 780 433 757 One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001 T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au Level 11, 1PSQ, 169 Macquarie Street, Parramatta NSW 2150, PO Box 1155 Parramatta NSW 2124 T: +61 2 9659 2476, F: +61 2 8266 9999, www.pwc.com.au Liability limited by a scheme approved under Professional Standards Legislation.

2018 Interim financial results Cash earnings financial information Note 1 Interest spread and margin analysis (cash earnings basis) 128 Note 2 Average balance sheet and interest rates (cash earnings basis) 129 Note 3 Net interest income (cash earnings basis) 130 Note 4 Non-interest income (cash earnings basis) 131 Note 5 Operating expense analysis (cash earnings basis) 132 132 Note 6 Deferred expenses Note 7 Earnings per share (cash earnings basis) 133 Note 8 Group earnings reconciliation 134 Note 9 Divisional result and economic profit 137 Westpac Group 2018 Interim Financial Results Announcement | 127 5.0 Cash earnings financial information

2018 Interim financial results
Cash earnings financial information

Note 1. Interest spread and margin analysis (cash earnings basis)

	Half Year March 18	Half Year Sept 17	Half Year March 17
Group			
Average interest-earning assets ($m)	767,011	759,764	744,783
Net interest income ($m)	8,301	8,011	7,693
Interest spread	2.00%	1.92%	1.90%
Benefit of net non-interest bearing assets, liabilities and equity	0.17%	0.18%	0.17%
Net interest margin	2.17%	2.10%	2.07%
Analysis by division			
Average interest-earning assets ($m)[1]			
Consumer Bank	341,604	335,103	325,098
Business Bank	145,822	143,910	141,630
BT Financial Group	18,371	18,028	17,095
Westpac Institutional Bank	85,911	82,598	84,523
Westpac New Zealand (A$)	78,774	80,142	80,864
Group Businesses	96,529	99,983	95,573
Group total	**767,011**	**759,764**	**744,783**
Westpac New Zealand (NZ$)	86,039	85,988	85,647
Net interest income ($m)[1,2]			
Consumer Bank	4,040	3,961	3,677
Business Bank	2,021	1,975	1,910
BT Financial Group	285	274	237
Westpac Institutional Bank	675	672	656
Westpac New Zealand (A$)	843	838	791
Group Businesses	437	291	422
Group total	**8,301**	**8,011**	**7,693**
Westpac New Zealand (NZ$)	922	899	839
Interest margin[1]			
Consumer Bank	2.37%	2.36%	2.27%
Business Bank	2.78%	2.74%	2.70%
BT Financial Group	3.11%	3.03%	2.78%
Westpac Institutional Bank	1.58%	1.62%	1.56%
Westpac New Zealand (NZ$)	2.15%	2.09%	1.96%
Group Businesses	0.91%	0.58%	0.89%
Group total	**2.17%**	**2.10%**	**2.07%**

[1] *Divisional comparatives have been restated.*
[2] *Includes capital benefit. Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac's economic capital framework.*

128 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Cash earnings financial information Note 2. Average balance sheet and interest rates (cash earnings basis) 1 Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables include cash and balances held with central banks and other interest earning assets. 2 Includes property and equipment, intangibles, deferred tax, non-interest bearing loans relating to mortgage offset accounts and other assets. 3 Includes net impact of Treasury balance sheet management activities and the Bank Levy. 4 Includes provisions for current and deferred income tax. Westpac Group 2018 Interim Financial Results Announcement | 129 Half Year Half YearHalf Year 30 September 201731 March 2017 31 March 2018 Average Interest Average Average Interest AverageAverage Interest Average balanceRate balanceRate $m$m%$m$m% balanceRate $m$m% Assets 7,899591.510,354511.0 26,8832922.224,8512662.1 57,1248813.159,2989143.1 90881.81,16391.6 666,95014,6274.4649,11714,1474.4 Interest earning assets Receivables due from other financial institutions 5,934491.7 Trading securities and other financial assets designated at fair value 23,8602752.3 Available-for-sale securities 61,0239303.1 Regulatory deposits with central banks overseas 95891.9 Loans and other receivables1 675,23614,8404.4 Total interest earning assets 759,76415,8674.2744,78315,3874.1 and interest income 767,01116,1034.2 Non-interest earning assets 1,7922,209 35,59339,764 10,96513,937 59,24560,982 Cash, receivables due from other financial institutions and regulatory deposits 2,459 Derivative financial instruments 34,130 Life insurance assets 10,753 All other assets2 61,643 Total non-interest earning assets 108,985 107,595116,892 Total assets Liabilities 875,996 867,359861,675 19,1661451.518,4981341.5 489,7074,4331.8479,6924,4351.9 17,2173434.017,1993504.1 174,0752,9353.4174,2662,7753.2 Interest bearing liabilities Payables due to other financial institutions 19,5711531.6 Deposits and other borrowings 494,8714,3681.8 Loan capital 17,9353764.2 Other interest bearing liabilities3 176,3992,9053.3 Total interest bearing liabilities 700,1657,8562.2689,6557,6942.2 and interest expense 708,7767,8022.2 Non-interest bearing liabilities 47,02845,165 39,86745,709 9,14811,980 11,77111,398 Deposits and payables due to other financial institutions 47,978 Derivative financial instruments 36,916 Life insurance policy liabilities 9,013 All other liabilities4 12,248 Total non-interest bearing liabilities 106,155 107,814114,252 Total liabilities 814,931 807,979803,907 Shareholders' equity 61,051 59,36457,744 1624 Non-controlling interests 14 Total equity 61,065 59,38057,768 Total liabilities and equity 875,996 867,359861,675 Loans and other receivables1 564,43212,5954.5551,26112,1884.4 73,0041,7424.872,8721,7284.8 29,5142902.024,9842311.9 417,3493,6801.8401,7813,6641.8 50,2975772.351,7915962.3 22,0611761.626,1201751.3 Australia 574,35712,7794.5 New Zealand 72,8071,7364.8 Other overseas 28,0723252.3 Deposits and other borrowings Australia 419,7863,5801.7 New Zealand 50,2725772.3 Other overseas 24,8132111.7

2018 Interim financial results
Cash earnings financial information

Note 3. Net interest income (cash earnings basis)

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Interest income					
Cash and balances with central banks	140	146	95	*(4)*	*47*
Receivables due from other financial institutions	49	59	51	*(17)*	*(4)*
Net ineffectiveness of qualifying hedges	-	-	-	-	-
Trading securities and financial assets designated at fair value	275	292	266	*(6)*	*3*
Available-for-sale securities	930	881	914	*6*	*2*
Loans	14,678	14,467	14,037	*1*	*5*
Regulatory deposits with central banks overseas	9	8	9	*13*	-
Other interest income	22	14	15	*57*	*47*
Total interest income	**16,103**	**15,867**	**15,387**	***1***	***5***
Interest expense					
Payables due to other financial institutions	(153)	(145)	(134)	*6*	*14*
Deposits and other borrowings	(4,368)	(4,433)	(4,435)	*(1)*	*(2)*
Trading liabilities	(564)	(964)	(934)	*(41)*	*(40)*
Debt issues	(2,088)	(1,811)	(1,774)	*15*	*18*
Loan capital	(376)	(343)	(350)	*10*	*7*
Bank levy	(186)	(95)	-	*96*	-
Other interest expense	(67)	(65)	(67)	*3*	-
Total interest expense	**(7,802)**	**(7,856)**	**(7,694)**	***(1)***	***1***
Total net interest income	**8,301**	**8,011**	**7,693**	***4***	***8***

130 | Westpac Group 2018 Interim Financial Results Announcement

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Cash earnings financial information

Note 4. Non-interest income (cash earnings basis)

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Fees and commissions					
Facility fees	679	671	662	*1*	*3*
Transaction fees and commissions received	553	580	613	*(5)*	*(10)*
Other non-risk fee income	116	78	151	*49*	*(23)*
Total fees and commissions	**1,348**	**1,329**	**1,426**	***1***	***(5)***
Wealth management and insurance income					
Life insurance and funds management net operating income	823	794	806	*4*	*2*
General insurance and lenders mortgage insurance net operating income	106	130	80	*(18)*	*33*
Total wealth management and insurance income	**929**	**924**	**886**	***1***	***5***
Trading income[1]	**507**	**504**	**713**	***1***	***(29)***
Other income					
Dividends received from other entities	1	1	1	-	-
Net gain on disposal of assets	10	-	6	-	*67*
Net gain/(loss) on hedging overseas operations	-	-	-	-	-
Net gain/(loss) on derivatives held for risk management purposes[2]	14	(7)	(23)	*large*	*large*
Net gain/(loss) on financial instruments designated at fair value	26	5	6	*large*	*large*
Gain on disposal of controlled entities	(9)	-	-	-	-
Rental income on operating leases	14	15	17	*(7)*	*(18)*
Share of associates net profit	(3)	4	26	*large*	*large*
Other	13	9	10	*44*	*30*
Total other income	**66**	**27**	**43**	***144***	***53***
Total non-interest income	**2,850**	**2,784**	**3,068**	***2***	***(7)***

Wealth management and insurance income reconciliation

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
BTFG non-interest income	898	850	894	*6*	-
Net commission, premium, fee and banking income	(78)	(38)	(109)	*105*	*(28)*
BTFG wealth management and insurance income	**820**	**812**	**785**	***1***	***4***
NZ wealth management and insurance income	77	77	71	-	*8*
WIB wealth management income	32	63	30	*(49)*	*7*
CB and BB wealth management and insurance income	-	(28)	-	*(100)*	-
Total wealth management and insurance income	**929**	**924**	**886**	***1***	***5***

[1] *Trading income represents a component of total markets income from our WIB markets business, Westpac Pacific, Westpac New Zealand and Treasury foreign exchange operations in Australia and New Zealand.*
[2] *Net gain/(loss) on derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings.*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 131

2018 Interim financial results
Cash earnings financial information

Note 5. Operating expenses (cash earnings basis)

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Staff expenses					
Employee remuneration, entitlements and on-costs	2,119	2,076	2,022	2	5
Superannuation expense	197	186	194	6	2
Share based payments	48	48	65	-	(26)
Restructuring costs	34	30	45	13	(24)
Total staff expenses	**2,398**	**2,340**	**2,326**	**2**	**3**
Occupancy expenses					
Operating lease rentals	319	325	324	(2)	(2)
Depreciation of property and equipment	85	88	91	(3)	(7)
Other	71	72	62	(1)	15
Total occupancy expenses	**475**	**485**	**477**	**(2)**	**-**
Technology expenses					
Amortisation and impairment of software assets	303	322	306	(6)	(1)
Depreciation and impairment of IT equipment	73	82	76	(11)	(4)
Technology services	341	299	340	14	-
Software maintenance and licenses	185	168	145	10	28
Telecommunications	102	106	84	(4)	21
Data processing	38	42	38	(10)	-
Total technology expenses	**1,042**	**1,019**	**989**	**2**	**5**
Other expenses					
Professional and processing services[1]	385	417	338	(8)	14
Amortisation and impairment of intangible assets	18	5	5	large	large
Postage and stationery	95	109	108	(13)	(12)
Advertising	93	80	75	16	24
Credit card loyalty programs	70	68	84	3	(17)
Non-lending losses	40	36	37	11	8
Other expenses	38	45	62	(16)	(39)
Total other expenses	**739**	**760**	**709**	**(3)**	**4**
Operating expenses	**4,654**	**4,604**	**4,501**	**1**	**3**

Note 6. Deferred expenses[2]

$m	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Deferred acquisition costs	80	86	91	(7)	(12)
Other deferred expenditure	30	28	56	7	(46)

[1] *Professional and processing services relates to:*
- *services provided by external suppliers including items such as cash handling and security services, marketing costs, and research and recruitment fees (First Half 2018: $115 million; Second Half 2017: $151 million; First Half 2017: $117 million);*
- *operations processing (First Half 2018: $88 million; Second Half 2017: $91 million; First Half 2017: $93 million);*
- *consultants (First Half 2018: $76 million; Second Half 2017: $104 million; First Half 2017: $58 million);*
- *credit assessment (First Half 2018: $31 million; Second Half 2017: $25 million; First Half 2017: $28 million);*
- *legal and audit fees (First Half 2018: $61 million; Second Half 2017: $31 million; First Half 2017: $30 million);*
- *regulatory fees and share market related costs (First Half 2018: $14 million; Second Half 2017: $15 million; First Half 2017: $12 million).*

[2] *Deferred expenses principally relates to a small number of capitalised costs in the wealth business. It does not include insurance deferred acquisition costs (which are offset to revenue) or mortgage broker costs (which are offset to net interest income).*

132 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Cash earnings financial information

Note 7. Earnings per share (cash earnings basis)

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Cash earnings	**4,251**	**4,045**	**4,017**	**5**	**6**
Weighted average number of fully paid ordinary shares (millions)	3,400	3,375	3,352	*1*	*1*
Cash earnings per ordinary share (cents)	**125.0**	**119.9**	**119.8**	**4**	**4**

	Half Year March 18	Half Year Sept 17	Half Year March 17
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)			
Opening balance	3,394	3,357	3,346
Number of shares issued under the Dividend Reinvestment Plan (DRP)	10	37	11
Closing balance	**3,404**	**3,394**	**3,357**

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 133

2018 Interim financial results
Cash earnings financial information

Note 8. Group earnings reconciliation

Six months to 31 March 2018		Cash Earnings adjustments								
$m	Reported results	Amortisation of intangible assets	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	8,278	-	10	13	-	-	-	-	-	8,301
Fees and commission	1,348	-	-	-	-	-	-	-	-	1,348
Wealth management and insurance income	951	-	-	-	-	(11)	-	-	(11)	929
Trading income	487	-	20	-	-	-	-	-	-	507
Other income	89	-	23	-	-	-	-	(46)	-	66
Non-interest income	2,875	-	43	-	-	(11)	-	(46)	(11)	2,850
Net operating income	11,153	-	53	13	-	(11)	-	(46)	(11)	11,151
Staff expenses	(2,398)	-	-	-	-	-	-	-	-	(2,398)
Occupancy expenses	(521)	-	-	-	-	-	-	46	-	(475)
Technology expenses	(1,042)	-	-	-	-	-	-	-	-	(1,042)
Other expenses	(764)	25	-	-	-	-	-	-	-	(739)
Operating expenses	(4,725)	25	-	-	-	-	-	46	-	(4,654)
Core earnings	**6,428**	**25**	**53**	**13**	**-**	**(11)**	**-**	**-**	**(11)**	**6,497**
Impairment charges	(393)	-	-	-	-	-	-	-	-	(393)
Operating profit before tax	**6,035**	**25**	**53**	**13**	**-**	**(11)**	**-**	**-**	**(11)**	**6,104**
Income tax expense	(1,835)	(8)	(16)	(4)	-	1	-	-	11	(1,851)
Net profit	**4,200**	**17**	**37**	**9**	**-**	**(10)**	**-**	**-**	**-**	**4,253**
Net profit attributable to non-controlling interests	(2)	-	-	-	-	-	-	-	-	(2)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**4,198**	**17**	**37**	**9**	**-**	**(10)**	**-**	**-**	**-**	**4,251**
WBC Cash Earnings adjustments:										
Amortisation of intangible assets	17	(17)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	37	-	(37)	-	-	-	-	-	-	-
Ineffective hedges	9	-	-	(9)	-	-	-	-	-	-
Partial sale of BTIM	-	-	-	-	-	-	-	-	-	-
Treasury shares	(10)	-	-	-	-	10	-	-	-	-
Cash earnings	**4,251**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**4,251**

134 | Westpac Group 2018 Interim Financial Results Announcement

200 Westpac GROUP

2018 Interim financial results Cash earnings financial information Note 8. Group earnings reconciliation (continued) assets hedges hedges shares shares scheme leases recoveries earnings - - - - - - - - (28) (28) (8) 73 2 - - (8) (1,784) - - - - - - - - Westpac Group 2018 Interim Financial Results Announcement | 135 Cash Earnings adjustments Six months to 30 September 2017 $m Fair valueNZ credit Amortisation(gain)/losscardPolicyholder of intangibleon economicIneffectiveSale of BTIM TreasuryrewardsOperatingtax Reported Cash results Net interest income Fees and commission Wealth management and insurance income Trading income Other income Non-interest income Net operating income Staff expenses Occupancy expenses Technology expenses Other expenses Operating expenses Core earnings Impairment charges Operating profit before tax Income tax expense Net profit Net profit attributable to non-controlling interests NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC WBC Cash Earnings adjustments: Amortisation of intangible assets Fair value (gain)/loss on economic hedges Ineffective hedges Partial sale of BTIM Treasury shares 7,903 -8028-----8,011 1,347 -----(18)------(15)--8 -15------2(5)-(279)--(54)-1,329 931 924 489 504 363 27 3,130 210-(279)(15)(18)(54)8 2,784 11,033 29028(279)(15)(18)(54)8 10,795 (2,375) ---35----------54-90----18--(2,340) (539) (485) (1,019) (1,019) (868) (760) (4,801) 90--35-1854-(4,604) 6,232 929028(244)(15)--8 --------6,191 (360) (360) 5,872 929028(244)(15)--8 5,831 (1,787) 4,085 646220(171)(13)---4,047 (2) (2) 4,083 646220(171)(13)---(64)--------(62)--------(20)--------171--------13---4,045 64 - 62 - 20 - (171) - (13) - Cash earnings 4,045 --------4,045

2018 Interim financial results
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

Six months to 31 March 2017 $m	Reported results	Cash Earnings adjustments Amortisation of intangible assets	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	7,613	-	86	(6)	-	-	-	-	-	7,693
Fees and commission	1,408	-	-	-	-	-	18	-	-	1,426
Wealth management and insurance income	869	-	-	-	-	36	-	-	(19)	886
Trading income	713	-	-	-	-	-	-	-	-	713
Other income	166	11	(77)	-	-	-	-	(57)	-	43
Non-interest income	3,156	11	(77)	-	-	36	18	(57)	(19)	3,068
Net operating income	10,769	11	9	(6)	-	36	18	(57)	(19)	10,761
Staff expenses	(2,326)	-	-	-	-	-	-	-	-	(2,326)
Occupancy expenses	(534)	-	-	-	-	-		57	-	(477)
Technology expenses	(989)	-	-	-	-	-	-	-	-	(989)
Other expenses	(784)	93	-	-	-	-	(18)	-	-	(709)
Operating expenses	(4,633)	93	-	-	-	-	(18)	57	-	(4,501)
Core earnings	**6,136**	**104**	**9**	**(6)**	**-**	**36**	**-**	**-**	**(19)**	**6,260**
Impairment charges	(493)	-	-	-	-	-	-	-	-	(493)
Operating profit before tax	**5,643**	**104**	**9**	**(6)**	**-**	**36**	**-**	**-**	**(19)**	**5,767**
Income tax expense	(1,731)	(31)	(2)	2	-	(2)	-	-	19	(1,745)
Net profit	**3,912**	**73**	**7**	**(4)**	**-**	**34**	**-**	**-**	**-**	**4,022**
Net profit attributable to non-controlling interests	(5)	-	-	-	-	-	-	-	-	(5)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**3,907**	**73**	**7**	**(4)**	**-**	**34**	**-**	**-**	**-**	**4,017**
WBC Cash Earnings adjustments:										
Amortisation of intangible assets	73	(73)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	7	-	(7)	-	-	-	-	-	-	-
Ineffective hedges	(4)	-	-	4	-	-	-	-	-	-
Partial sale of BTIM	-	-	-	-	-	-	-	-	-	-
Treasury shares	34	-	-	-	-	(34)	-	-	-	-
Cash earnings	**4,017**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**4,017**

136 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Cash earnings financial information

Note 9. Divisional result and economic profit

Group economic profit is defined as cash earnings plus a franking benefit equivalent of 70% of the value of Australian tax expense less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as cash earnings plus the franking benefit less a capital charge. The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 31 March 2018 $m	Group	Consumer Bank[1]	Business Bank[1]	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**4,198**	**1,702**	**1,078**	**404**	**551**	**451**
Cash earnings adjustments	53	15	2	-	-	(10)
Cash earnings	**4,251**	**1,717**	**1,080**	**404**	**551**	**441**
Franking benefit	1,147	516	324	122	123	-
Adjusted cash earnings	5,398	2,233	1,404	526	674	441
Average equity[4]	61,051	17,626	12,527	3,545	8,196	4,614
Capital charge	(3,349)	(967)	(687)	(194)	(450)	(253)
Economic profit	**2,049**	**1,266**	**717**	**332**	**224**	**188**
Return on average equity (including intangibles)	**14.0%**	**16.1%**	**14.1%**	**14.4%**	**12.6%**	**17.4%**

Six months to September 2017[5] $m	Group	Consumer Bank[1]	Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**4,083**	**1,566**	**1,040**	**527**	**530**	**474**
Cash earnings adjustments	(38)	58	5	(170)	-	7
Cash earnings	**4,045**	**1,624**	**1,045**	**357**	**530**	**481**
Franking benefit	1,093	487	315	109	134	-
Adjusted cash earnings	5,138	2,111	1,360	466	664	481
Average equity[4]	59,364	16,438	11,871	3,602	8,419	4,601
Capital charge	(3,274)	(907)	(654)	(199)	(464)	(254)
Economic profit	**1,864**	**1,204**	**706**	**267**	**200**	**227**
Return on average equity (including intangibles)	**13.6%**	**16.0%**	**14.2%**	**12.5%**	**11.7%**	**18.8%**

Six months to 31 March 2017[5] $m	Group	Consumer Bank[1]	Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**3,907**	**1,473**	**953**	**369**	**629**	**429**
Cash earnings adjustments	110	58	5	10	-	7
Cash earnings	**4,017**	**1,531**	**958**	**379**	**629**	**436**
Franking benefit	1,060	459	288	112	143	-
Adjusted cash earnings	5,077	1,990	1,246	491	772	436
Average equity[4]	57,744	14,118	11,879	3,522	9,201	4,621
Capital charge	(3,167)	(774)	(652)	(193)	(505)	(253)
Economic profit	**1,910**	**1,216**	**594**	**298**	**267**	**183**
Return on average equity (including intangibles)	**14.0%**	**17.1%**	**13.1%**	**13.6%**	**12.9%**	**17.1%**

[1] *Cash earnings adjustment relates to amortisation of intangible assets.*
[2] *Cash earnings adjustment relates to amortisation of intangible assets and the profit on partial sale of BTIM.*
[3] *In A$ equivalents.*
[4] *For divisions average equity does not include intangible assets.*
[5] *Divisional comparatives have been restated.*

200 Westpac GROUP Westpac Group 2018 Interim Financial Results Announcement | 137

2018 Interim financial results Other information 6.0 6.1 Other information Disclosure regarding forward-looking statements This Interim Financial Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Interim Financial Results Announcement and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to: • the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements; regulatory investigations and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy; internal and external events which may adversely impact Westpac’s reputation; information security breaches, including cyberattacks; reliability and security of Westpac’s technology and risks associated with changes to technology systems; the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result; market volatility, including uncertain conditions in funding, equity and asset markets; adverse asset, credit or capital market conditions; the conduct, behaviour or practices of Westpac or its staff; changes to Westpac’s credit ratings or the methodology used by credit rating agencies; levels of inflation, interest rates, exchange rates and market and monetary fluctuations; market liquidity and investor confidence; changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses; the effects of competition, including from established providers of financial services and from non-financial services entities, in the geographic and business areas in which Westpac conducts its operations; the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers; the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees; the incidence or severity of Westpac-insured events; the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations; changes to the value of Westpac’s intangible assets; changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and various other factors beyond Westpac’s control. • • • • • • • • • • • • • • • • • • • • • 138 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Other information 6.1 Disclosure regarding forward-looking statements (continued) The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in the Directors’ report in this Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events. Westpac is under no obligation to update any forward-looking statements contained in this Interim Financial Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Interim Financial Results Announcement. 6.2 References to websites Information contained in or accessible through the websites mentioned in this Interim Financial Results Announcement does not form part of this Interim Financial Results Announcement unless we specifically state that it is incorporated by reference and forms part of this Interim Financial Results Announcement. All references in this Interim Financial Results Announcement to websites are inactive textual references and are for information only. 6.3 Credit ratings1 Long Term Short. Term Rating agency Outlook Fitch Ratings Moody’s Investor Services S&P Global Ratings AA-Aa3 AA-F1+ P-1 A-1+ Stable Stable Negative 6.4 Dividend reinvestment plan Westpac operates a dividend reinvestment plan (DRP) that is available to holders of fully paid ordinary shares who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the market price which will apply to the DRP for the 2018 interim dividend only. Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (AEST) on 21 May 2018. Shareholders can provide these instructions by: • For shareholders with holdings that have a market value of less than $50,000 (for a single holding) or less than $1,000,000 (per shareholding held within a Link Market Services portfolio), logging into the Westpac share registrar’s website at www.linkmarketservices.com.au and electing the DRP or amending their existing instructions online; or Completing and returning a DRP Application or Variation form to Westpac’s share registry. Registry contact details are listed in Section 6.6. • 1 As at 31 March 2018. Westpac Group 2018 Interim Financial Results Announcement | 139

2018 Interim financial results Other information 6.5 Changes in control of Group entities During the six months ended 31 March 2018 the following controlled entities were acquired, incorporated: • Crusade ABS Series 2017-1P Trust (created 17 October 2017) formed, or During the six months ended 31 March 2018 the following controlled entities ceased to be controlled: • • • • • • • • • • • • • • • • • • • • • • • • Westpac Cook Cove Trust I (terminated 19 October 2017) Westpac Cook Cove Trust II (terminated 19 October 2017) Westpac Capital Holdings Inc (dissolved 21 November 2017) Westpac Delta LLC (dissolved 21 November 2017) Westpac Funds Financing Holdco Pty Limited (deregistered 28 January 2018) Westpac Funds Financing Pty Limited (deregistered 28 January 2018) Crusade Euro Trust No. 1E of 2007 (terminated 31 January 2018) Crusade Global Trust No. 1 of 2007 (terminated 31 January 2018) Crusade CP No. 1 Pty Ltd (deregistered 12 February 2018) Hastings Funds Management (UK) Limited (sold 28 February 2018) Hastings Infrastructure 1 Limited (sold 28 February 2018) Hastings Infrastructure 2 Limited (sold 28 February 2018) Infrastructure GP LLP (sold 28 February 2018) Europe Infrastructure Debt L.P. (sold 28 February 2018) Infrastructure GP 2 LLP (sold 28 February 2018) Core Infrastructure Income Feeder 1 L.P. (sold 28 February 2018) Core Infrastructure Income Feeder 2 L.P. (sold 28 February 2018) Core Infrastructure Income Master L.P. (sold 28 February 2018) Hastings Funds Management (USA) Inc (sold 28 February 2018) Hastings Advisors LLC (sold 28 February 2018) Hastings Investments GP LLC (sold 28 February 2018) Hastings Investment Capital, LP (sold 28 February 2018) Hastings Korea Company Limited (sold 13 March 2018) Hastings Funds Management Asia Pte Limited (sold 23 March 2018) 140 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Other information 6.6 Financial calendar and Share Registry details Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX) and as American Depository Receipts in New York. Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Capital Notes 4, Westpac Capital Notes 5 and Westpac Subordinated Notes II are listed on the ASX. Westpac NZD Subordinated Notes are listed on the NZX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC, NYSE code: WBK) Interim results and dividend announcement New York ex-dividend date for interim dividend Ex-dividend date for interim dividend New York record date for interim dividend Record date for interim dividend Interim dividend payable Financial Year end Final results and dividend announcement New York ex-dividend date for final dividend Ex-dividend date for final dividend New York record date for final dividend Record date for final dividend Annual General Meeting Final dividend payable 7 May 2018 16 May 2018 17 May 2018 17 May 2018 18 May 2018 4 July 2018 30 September 2018 5 November 2018 9 November 2018 13 November 2018 13 November 2018 14 November 2018 12 December 2018 1 20 December 2018 Westpac Capital Notes (ASX code: WBCPD) Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution 30 May 2018 31 May 2018 8 June 2018 30 August 2018 31 August 2018 10 September 2018 2 29 November 2018 30 November 2018 10 December 20182 1 Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in the November before the meeting. 2 Adjusted to next business day as payment date falls on a non-ASX business day. Westpac Group 2018 Interim Financial Results Announcement | 141

2018 Interim financial results Other information Westpac Capital Notes 2 (ASX code: WBCPE) Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution 14 June 2018 15 June 2018 25 June 20181 13 September 2018 14 September 2018 2 24 September 20181 13 December 2018 14 December 20182 24 December 20181 Westpac Capital Notes 3 (ASX code: WBCPF) Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution 13 June 2018 14 June 2018 22 June 2018 13 September 2018 14 September 2018 24 September 20181 13 December 2018 14 December 2018 24 December 20181 Westpac Capital Notes 4 (ASX code: WBCPG) Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution 21 June 2018 22 June 2018 2 July 20181 20 September 2018 21 September 20182 1 October 20181 20 December 2018 21 December 20182 31 December 20181 Westpac Capital Notes 5 (ASX code: WBCPH) Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution Ex-date for quarterly distribution Record date for quarterly distribution Payment date for quarterly distribution 13 June 2018 14 June 2018 22 June 2018 13 September 2018 14 September 2018 24 September 20181 13 December 2018 14 December 2018 24 December 20181 1 Adjusted to next business day as payment date falls on a non-ASX business day. 2 Adjusted to immediately preceding business day as record date falls on a non-ASX business day. 142 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results Other information Westpac Subordinated Notes II (ASX code: WBCHB) Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment 11 May 2018 14 May 2018 22 May 2018 13 August 2018 14 August 2018 22 August 20181 13 November 2018 14 November 2018 22 November 2018 Westpac NZD Subordinated Notes 11 (ASX code: WBC010) Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment Ex-date for quarterly interest payment Record date for quarterly interest payment Payment date for quarterly interest payment 21 May 2018 22 May 2018 1 June 2018 21 August 2018 22 August 2018 3 September 2018 2 20 November 2018 21 November 2018 3 December 20182 1 The First Optional Redemption Date for Westpac Subordinated Notes II will be 22 August 2018. Redemption on this date is subject to APRA’s prior written consent. There can be no certainty that APRA will provide its consent and Westpac has not made any decision to redeem Westpac Subordinated Notes II. 2 Adjusted to next business day as payment date does not fall on a day on which banks are open for general business in Wellington and Auckland, New Zealand and Sydney, Australia. Westpac Group 2018 Interim Financial Results Announcement | 143

2018 Interim financial results Other information Registered Office Level 18 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 9155 7713 Facsimile: +61 2 8253 4128 International: +61 2 9155 7700 Website: www.westpac.com.au/westpacgroup Share Registries Australia Ordinary shares on the main register, Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Capital Notes 4, Westpac Capital Notes 5 and Westpac Subordinated Notes II Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Australia Postal Address: Locked Bag A6015, Sydney South NSW 1235, Australia Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 New Zealand Ordinary shares on the New Zealand branch register and Westpac NZD Subordinated Notes Link Market Services Limited Level 11, Deloitte Centre, 80 Queen Street Auckland 1010 New Zealand Postal Address: P.O. Box 91976, Auckland 1142, New Zealand Website: www.linkmarketservices.co.nz Email: enquiries@linkmarketservices.co.nz Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 New York Depositary in USA for American Depositary Shares The Bank of New York Mellon 101 Barclay Street, 22W New York, NY 10286, USA Regular mail: PO Box 505000, Louisville, KY 40233-5000, USA Overnight delivery: 462 South 4th Street Suite 1600 Louisville, KY 40202, USA Website: www.mybnymdr.com Email: shrrelations@cpushareownerservices.com Telephone: +1 888 269 2377 (toll free in US) International: +1 201 680 6825 For further information contact: Media: David Lording, Group Head of Media Relations, +61 2 8219 8512 Analysts and Investors: Andrew Bowden, Head of Investor Relations +61 2 8253 4008 144 | Westpac Group 2018 Interim Financial Results Announcement

2018 Interim financial results
Other information

6.7 Exchange rates

6.7.1 Exchange rates against A$

Six months to/as at	31 March 2018		30 September 2017		31 March 2017	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.7776	0.7670	0.7702	0.7844	0.7538	0.7646
GBP	0.5722	0.5447	0.5954	0.5846	0.6078	0.6124
NZ$	1.0926	1.0652	1.0731	1.0867	1.0599	1.0938

6.7.2 Westpac New Zealand division performance (A$ Equivalent to Section 3.5)

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac brand while insurance and wealth products are provided under Westpac Life and BT brands, respectively. Westpac New Zealand also maintains its own infrastructure, including technology, operations and treasury. Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period, First Half 2018: $1.0926 (Second Half 2017: $1.0731; First Half 2017: $1.0599). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, First Half 2018: $1.0652 (Second Half 2017: $1.0867; First Half 2017: $1.0938).

$m	Half Year March 18	Half Year Sept 17	Half Year March 17	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Net interest income	843	838	791	*1*	*7*
Non-interest income	224	235	245	*(5)*	*(9)*
Net operating income	1,067	1,073	1,036	*(1)*	*3*
Operating expenses	(429)	(442)	(461)	*(3)*	*(7)*
Core earnings	**638**	**631**	**575**	***1***	***11***
Impairment (charges)/benefits	(24)	37	35	*large*	*large*
Operating profit before tax	**614**	**668**	**610**	***(8)***	***1***
Tax and non-controlling interests	(173)	(187)	(174)	*(7)*	*(1)*
Cash earnings	**441**	**481**	**436**	***(8)***	***1***
Economic profit	188	227	183	*(17)*	*3*
Expense to income ratio[1]	40.14%	41.27%	44.35%	*(113bps)*	*large*
Net interest margin[1]	2.15%	2.09%	1.96%	*6bps*	*19bps*

$bn	As at 31 March 2018	As at 30 Sept 2017	As at 31 March 2017	% Mov't Mar 18 - Sept 17	% Mov't Mar 18 - Mar 17
Deposits[2]	57.9	53.7	51.9	*8*	*12*
Net loans	74.3	71.1	70.0	*5*	*6*
Deposit to loan ratio[1]	77.88%	75.55%	74.25%	*233bps*	*363bps*
Total assets	84.3	81.3	79.6	*4*	*6*
TCE	104.9	100.1	97.9	*5*	*7*
Third party liquid assets	8.1	8.0	7.6	*1*	*7*
Average interest-earning assets[3]	78.8	80.1	80.9	*(2)*	*(3)*
Total funds	9.7	9.3	8.9	*4*	*9*

[1] *Ratios calculated using NZ$.*
[2] *Deposits refer to total customer deposits.*
[3] *Averages are based on a six month period and are converted at average rates.*

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Other information

6.7.3 Impact of exchange rate movements on Group results

	Half Year March 18 vs Half Year Sept 17			Half Year March 18 vs Half Year March 17		
$m	Cash earnings growth	FX impact $m	Growth ex-FX	Cash earnings growth	FX impact $m	Growth ex-FX
Net interest income	4%	(17)	4%	8%	(28)	8%
Non-interest income	2%	18	2%	(7%)	26	(8%)
Net operating income	3%	1	3%	4%	(2)	4%
Operating expenses	1%	7	1%	3%	14	4%
Core earnings	**5%**	**8**	**5%**	**4%**	**12**	**4%**
Impairment charges	9%	-	9%	(20%)	1	(20%)
Operating profit before income tax	**5%**	**8**	**5%**	**6%**	**13**	**6%**
Income tax expense	4%	(3)	4%	6%	(4)	6%
Net profit	**6%**	**5**	**6%**	**5%**	**9**	**5%**
Net profit attributable to non-controlling interests	-	-	-	(60%)	-	(60%)
Cash earnings	**5%**	**5**	**5%**	**6%**	**9**	**6%**

6.7.4 Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of the Group's New Zealand division is to manage the economic risk for volatility of the NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 100% of the expected earnings for the subsequent twelve months can be hedged. As at 31 March 2018, Westpac has hedges in place for forecasts up to October 2018 with an average rate of $1.06.

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2018 Interim financial results
Glossary

7.0 Glossary

Shareholder value	
Average ordinary equity	Average total equity less average non-controlling interests.
Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).
Cash ROE	Cash earnings divided by average ordinary equity.
Cash earnings to average tangible equity (ROTE)	Cash earnings divided by average tangible ordinary equity.
Dividend payout ratio – cash earnings	Ordinary dividend to be paid divided by cash earnings.
Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (reported).
Economic profit – Divisions	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax expense.
Economic profit – Group	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group's Australian tax expense.
Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (reported).
Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group ('Treasury shares').
Productivity and efficiency	
Expense to income ratio	Operating expenses divided by net operating income.
Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
Revenue per FTE	Total operating income divided by the average number of FTE for the period.
Business performance	
Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.
Divisional margin	Net interest income (including capital benefit) for a division as a percentage of the average interest earning assets for that division.
Net interest margin	Calculated by dividing net interest income by average interest-earning assets.
Interest spread	The difference between the average yield on all interest-earning assets and the average rate paid on interest bearing liabilities.
Capital adequacy	
Common equity tier 1 capital ratio	Total common equity capital divided by risk weighted assets, as defined by APRA.
Credit risk weighted assets (Credit RWA)	Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets.
Internationally comparable capital ratios	Internationally comparable regulatory capital ratios are Westpac's estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled "International capital comparison study" dated 13 July 2015.

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2018 Interim financial results Glossary Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Risk weighted assets (RWA) Tier 1 capital ratio Total regulatory capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total regulatory capital divided by risk weighted assets, as defined by APRA. Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures. APRA leverage ratio Committed Liquidity Facility (CLF) The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity. Deposit to loan ratio Customer deposits divided by total loans. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario. Liquidity Coverage Ratio (LCR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%. Net Stable Funding Ratio (NSFR) Third party liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and RBNZ. Third party liquid assets and internally securitised assets that are eligible for a repurchase agreement with a central bank. Total liquid assets 90 days past due and not impaired Includes facilities where: • contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. • • These facilities, while in default, are not treated as impaired for accounting purposes. Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an economic overlay provision which is calculated based on changes that occurred in sectors of the economy or in the economy as a whole. Collectively assessed provisions (CAPs) Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: Impaired assets • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt. • • • • 148 | Westpac Group 2018 Interim Financial Results Announcement Asset quality Funding and liquidity Capital adequacy (cont’d)

2018 Interim financial results
Glossary

Asset quality (cont'd)	
Individually assessed provisions (IAPs)	Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.
Stressed assets	Watchlist and substandard, 90 days past due and not impaired and impaired assets.
Total committed exposure (TCE)	Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk.
Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.
Other	
Credit Value Adjustment (CVA)	CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment (DVA) is employed to adjust for our own credit risk.
Divisional results	Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Overhead costs are allocated to revenue generating divisions. The Group's internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and divisional alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and divisions to the Group's interest margin and other dimensions of performance. Key components of the Group's transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.
First Half 2018	Six months ended 31 March 2018.
First Half 2017	Six months ended 31 March 2017.
Net Promoter Score (NPS)	Net Promoter Score measures the net likelihood of recommendation to others of the customer's main financial institution for retail or business banking. Net Promoter ScoreSM is a trademark of Bain & Co Inc., Satmetrix Systems, Inc., and Mr Frederick Reichheld. • For retail banking, using a scale of 1 to 10 (1 means 'extremely unlikely' and 10 means 'extremely likely'), the 1-6 raters (detractors) are deducted from the 9-10 raters (promoters); and • For business banking, using a scale of 0 to 10 (0 means 'extremely unlikely' and 10 means 'extremely likely'), the 0-6 raters (detractors) are deducted from the 9-10 raters (promoters).
Prior corresponding period	Refers to the six months ended 31 March 2017.
Prior half / Prior period	Refers to the six months ended 30 September 2017.
Run-off	Scheduled and unscheduled repayments and debt repayments (from for example property sales and external refinancing), net of redraws.
Second Half 2017	Six months ended 30 September 2017.
Women in Leadership	Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executive, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.

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